Exhibit 4.1

CREDIT AGREEMENT Dated

as of December 19, 2014

among

INDIVIOR FINANCE S.À R.L.,

as a Term Borrower,

INDIVIOR FINANCE (2014) LLC,

as a Term Borrower,

RBP GLOBAL HOLDINGS LIMITED

as the Revolver Borrower,

THE PERSONS PARTY HERETO,

as Lenders,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Swingline Lender,

MORGAN STANLEY BANK, N.A.,

as Issuing Bank,

MORGAN STANLEY SENIOR FUNDING, INC. and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers

and Joint Bookrunners

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent

and Documentation Agent

i

ii

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SCHEDULES:

Schedule 1.01(a)	—	Commitment Schedule
Schedule 1.01(b)	—	Mortgages
Schedule 1.01(c)	—	Agreed Guarantee and Security Principles
Schedule 3.05	—	Fee Owned Real Estate Assets
Schedule 3.13	—	Subsidiaries
Schedule 5.16	—	Closing Date Post-Closing Deliverables
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.06	—	Existing Investments
Schedule 6.07	—	Certain Dispositions
Schedule 9.01	—	Holdings’ Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	—	Form of Assignment and Assumption
Exhibit A-2	—	Form of Affiliated Lender Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Perfection Certificate
Exhibit F	—	Form of Perfection Certificate Supplement
Exhibit G	—	Form of Promissory Note
Exhibit H	—	Form of Global Intercompany Note
Exhibit I	—	Form of Guaranty Agreement
Exhibit J	—	Form of U.S. Security Agreement
Exhibit K	—	Form of Letter of Credit Request
Exhibit L-1	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That

4

Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are
Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	—	Form of Solvency Certificate
Exhibit N	—	Form of Pari First Lien Intercreditor Agreement
Exhibit O	—	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit P	—	Form of Holdings Pledge
Exhibit Q	—	Form of Flexible Apportionment Arrangement

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 19, 2014 (this “Agreement”), by and among Indivior Finance S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue de la Poudrerie, L-3364 Leudelange, Grand Duchy of Luxembourg, with a share capital of USD 2,800,000 and registered with the Luxembourg Trade and Companies Register (R.C.S Luxembourg) under number B 191812 (the “Lux Borrower”), Indivior Finance (2014) LLC, a limited liability company organized under the laws of Delaware (the “US Co-Borrower”, and together with the Lux Borrower, the “Term Borrowers” and each a “Term Borrower”), RBP Global Holdings Limited, a limited company organized under the laws of England and Wales (the “Borrower Representative” or the “Revolver Borrower,” and together with the Term Borrowers, the “Borrowers” and each a “Borrower”)), the Lenders from time to time party hereto, Morgan Stanley Senior Funding, Inc. in its capacities as an administrative agent and collateral agent for the Lenders (in its capacities as administrative and collateral agent, the “Administrative Agent”) and Swingline Lender, Morgan Stanley Bank, N.A., in its capacity as Issuing Bank, with Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Arrangers”).

RECITALS

A.                                       WHEREAS, Reckitt Benckiser Group plc (“RBG plc”) intends to undertake a transaction whereby (a)(i) RBG plc will undertake certain reorganization steps to facilitate the separation of the Borrower Representative and its subsidiaries from RBG plc and its subsidiaries (excluding the Borrower Representative and its subsidiaries) (the “RB Reorganization”), (ii) the Borrower Representative (a wholly-owned subsidiary of RBG plc) shall pay a cash dividend to Reckitt Benckiser Investments Limited (a wholly-owned subsidiary of RBG plc) in an amount not to exceed $600,000,000 (the “Transaction Dividend”) (provided, that to the extent such Transaction Dividend exceeds $500,000,000, such excess amount shall result in a corresponding increase, on a dollar-for-dollar basis, in cash retained by Borrower Representative and its subsidiaries that would otherwise be required to be transferred to RBG plc and/or any of its subsidiaries (other than the Borrower Representative and its subsidiaries) under the Steps Plan (as defined below)) and (iii) the Borrower Representative and its subsidiaries shall be subsequently demerged from RBG plc and its subsidiaries (excluding the Borrower Representative and its subsidiaries), to be effected by way of a dividend in kind that will be satisfied by the transfer by RBG plc to Holdings of the shares of the Borrower Representative, in return for which Holdings will allot and issue shares of Holdings to RBG plc shareholders, in each case, in accordance with the Steps Plan (as defined below) and the Demerger Documents (as defined below) (the “Demerger”);

B.                                    WHEREAS, the Borrowers have requested the Lenders and the Issuing Banks extend credit as set forth herein;

NOW, THEREFOR, the Lenders and the Issuing Banks are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Assets” has the meaning assigned to such term in Section 6.02(ii).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitments” means any commitments hereunder added pursuant to Section 2.22, 2.23 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Loans” means the Additional Revolving Loans and the Additional Term Loans.

“Additional Revolving Commitments” means any revolving credit commitment added pursuant to Section 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Facility” means any revolving credit facility added pursuant to Section 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Loans” means any revolving loan made hereunder pursuant to Section 2.22, 2.23 or 9.02(c)(ii).

“Additional Term Commitments” means any term commitment added pursuant to Section 2.22, 2.23 or 9.02(c)(i).

“Additional Term Loans” means any term loan made pursuant to Section 2.22, 2.23 or 9.02(c)(i).

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, any Borrower or any of their respective Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, any Borrower or any of their respective Restricted Subsidiaries, threatened in writing, against or affecting Holdings, any Borrower or any of their respective Restricted Subsidiaries or any property of Holdings, any Borrower or any of their respective Restricted Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.  None of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means any Holdings, any Borrower and/or any subsidiary of Holdings.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Borrower.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposures at such time.

“Agreed Guarantee and Security Principles” means the Agreed Guarantee and Security Principles set forth on Schedule 1.01(c).

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Agreement Currency” has the meaning assigned to such in Section 9.22.

“Alternate Base Rate” means, for any day, with respect to Loans denominated in Dollars, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.00% and (c) the Prime Rate; provided that, solely in the case of the Initial Term Loans, the Alternate Base Rate shall not be less than 2.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be.

“Alternative Currency” shall mean each of Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency in Dollars.

“Applicable Obligations” means the Obligations relating to the Term Facility.

“Applicable Percentage” means, (a) with respect to any Term Lender for any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments of such Term Lender for such Class and the denominator of which is the aggregate outstanding principal amount of the Loans and unused Commitments of all Term

Lenders for such Class and (b) with respect to any Revolving Lender for any Class, the percentage of the Total Revolving Credit Commitment for such Class represented by such Lender’s Revolving Credit Commitment for such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the case of clause (b), in the event the Revolving Credit Commitments for any Class shall have expired or been terminated, the Applicable Percentages of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of the applicable Revolving Lenders of such Class, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, for any day:

(a) with respect to Initial Term Loans, the rate per annum set forth below under the caption “ABR Spread” or “LIBO Rate Spread”, as the case may be:

ABR Spread for Initial Term	LIBO Rate Spread for
Loans	Initial Term Loans
3.50%	4.50%

(b) with respect to Initial Revolving Loans, the rate per annum set forth below under the caption “ABR Spread” or “LIBO Rate Spread”, as the case may be, based upon the Total Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

	ABR Spread for Revolving	LIBO Rate Spread for
Total Leverage Ratio	Loans	Revolving Loans

Category 1

Greater than 1.25 to 1.00	3.00%	4.00%

Category 2

Less than or equal to 1.25 to 1.00	2.75%	3.75%

Category 3

Less than or equal to 1.00 to 1.00	2.50%	3.50%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Leverage Ratio in accordance with the tables above; provided that (x) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable and (y) if an Event of Default has occurred and is continuing, the “Applicable Rate” shall be the rate per annum set forth in Category 1 until such Event of Default is waived or cured in accordance with this Agreement.

“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Stock Exchange” has the meaning assigned to such term in Section 5.19(a).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement, and shall also include Deutsche Bank Securities Inc. in its capacities as syndication agent and documentation agent hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Borrower Representative.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by a Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”; provided that no Borrower shall designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that no Borrower, nor any of its Affiliates, may act as the Auction Agent.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning set forth in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means the period from and excluding the Consummation Date to but excluding the earliest of (a) the date of termination of the Revolving Credit Commitments pursuant to Section 2.09, (b) the date of termination of the Revolving Credit Commitment of each Revolving Lender to make Revolving Loans and the obligation of the Issuing Bank to issue Letters of Credit pursuant to Section 7.01 and (c) the Revolving Credit Maturity Date.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)                                 the sum of:

(i)                                     $100,000,000; plus

(ii)                                  an amount, determined on a cumulative basis equal to 50% of the amount of Consolidated Net Income of the Borrowers and their Restricted Subsidiaries for the period from the Closing Date and ending on December 31, 2014 and for each completed Fiscal Quarter ending on either June 30 or December 31 (commencing with the Fiscal Quarter ending on June 30, 2015) thereafter; plus

(iii)                               the amount of any capital contributions or other proceeds of any issuance of Capital Stock after the Closing Date (other than any amounts (x) constituting an Available Excluded Contribution Amount or an Excluded Debt Contribution or proceeds of an issuance of Disqualified Capital Stock, (y) received from any Borrower or any Restricted Subsidiary or (z) incurred from the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by any Borrower or any of their Restricted Subsidiaries, plus the fair market value, as reasonably determined by the Borrower Representative, of Cash Equivalents, marketable securities or other property received by the Borrowers or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting an Available Excluded Contribution Amount or an Excluded Debt Contribution or proceeds of any issuance of Disqualified Capital Stock or (y) received from any Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Consummation Date through and including such time; plus

(iv)                              the aggregate principal amount of any Indebtedness (including any Disqualified Capital Stock) of any Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to any Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of any Borrower, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock or an Available Excluded Contribution Amount, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower Representative) of any property or assets received by such Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Consummation Date through and including such time; plus

(v)                                 to the extent not included in clause (ii) above, the net proceeds received by any Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than any Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i) (in an amount not to exceed the original amount of such Investment); plus

(vi)                             to the extent not (A) included in clause (ii) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by any Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Consummation Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the

Consummation Date pursuant to Section 6.06(r)(i) (in an amount not to exceed the original amount of such Investment); plus

(vii)                          an amount equal to the sum of (A) the amount of any Investments by any Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, any Borrower or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the Borrower Representative) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary pursuant to Section 6.06(r)(i)) to any Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Consummation Date through and including such time; plus

(viii)                       the amount of any Declined Proceeds; minus

(b)                                 an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time, or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as reasonably determined by the Borrower Representative) received by any Borrower or any Restricted Subsidiary after the Consummation Date from:

(1)                                 contributions in respect of Qualified Capital Stock (other than any amounts received from any Borrower or any Restricted Subsidiary), and

(2)                                 the sale of Qualified Capital Stock of any Borrower or any Restricted Subsidiary (other than (x) to any Borrower or any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Banking Services” means each and any of the following bank services provided to any Loan Party (a) under any arrangement that is in effect on the Closing Date between any Loan Party and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services, in each case, that has been designated to the Administrative Agent in writing by the Borrower Representative as being Banking Services Obligations for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.). “Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of any Borrower and/or any of its subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrowers or their respective subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers in accordance with clause (i) of the definition of “Disqualified Institution” or any Affiliate of any such Person that is reasonably identifiable on the basis of such Affiliate’s name.

“Borrowers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.01.

“Borrower Representative” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” means any Loans of the same currency, Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (i) in the case of Revolving Loans denominated in Dollars, $1,000,000, or (ii) in the case of a Revolving Loan denominated in an Alternative Currency, such minimums as the Administrative Agent shall reasonably require.

“Borrowing Multiple” shall mean (i) in the case of Revolving Loans denominated in Dollars, $100,000, or (ii) in the case of a Revolving Loan denominated in an Alternative Currency, such multiple as the Administrative Agent shall reasonably require.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower Representative.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market or, in the case of any Borrowing of Revolving Loans, denominated in an Alternative Currency, the principal financial center of the country, if any, of such Alternative Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; and (e) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (d) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s.

In the case of any Investment by any Foreign Subsidiary, “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (e) and in this paragraph.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date).  For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a)                                 the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), of Capital Stock representing more than 35% of the total voting power of all of the outstanding voting stock of Holdings;

(b)                                 occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by persons who (i) were not members of the board of directors of Holdings on the Closing Date and (ii) whose election to the board of directors of Holdings or whose nomination for election by the stockholders of Holdings was not approved by a majority of the members of the board of directors of Holdings then still in office who were either members of the board of directors on the Closing Date or whose election or nomination for election was previously so approved;

(c)                                  the Borrower Representative (and on and from the date on which Intermediate Holdings becomes a party hereto pursuant to Section 5.20, Intermediate Holdings) ceasing to be a direct or indirect Wholly Owned Subsidiary of Holdings; or

(d)                                 any “Change of Control” (or any comparable term) in any document or instrument pertaining to any Indebtedness in excess of the Threshold Amount.

“Charge” means any charge, fee, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used in reference to any Loan, Borrowing or Commitment, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Revolving Loans, Swingline Loans or respective Commitments related thereto or other loans or commitments added as a separate Class pursuant to Section 2.22, 2.23 or 9.02(c).

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the borrowing of Initial Term Loans is made hereunder.

“Code” means the Internal Revenue Code of 1986 as amended.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a)                                 the Administrative Agent shall have received:

(i)                                     (A) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto (or, in the case of any Person not incorporated or organized in the U.S., as modified as required in order to comply with local laws in accordance with the Agreed Guarantee and Security Principles, or such other form of joinder or Loan Guaranty as is reasonably acceptable to the Administrative Agent), (B) a supplement to the U.S. Security Agreement in substantially the form attached as an exhibit thereto (or, in the case of any Person not incorporated or organized in the U.S., any other joinder (or any other Collateral Document) that is sufficient to grant to the Administrative Agent, for the benefit of the Secured Parties, perfected Liens in all of the assets of such Person (other than Excluded Assets) to secure the Secured Obligations on a first priority basis, subject to no other Liens other than Permitted Liens and otherwise in accordance with the Agreed Guarantee and Security Principles) and, in the case of any Person which executes an English Security Document, an accession agreement to the Security Trust Deed, (C) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, any Notices of Grant of Security Interest in Intellectual Property, (D) a completed Perfection Certificate, (E) UCC financing statements (or the equivalents thereof in any applicable jurisdiction) in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, (F) in the case of any Person not incorporated or organized in the U.S., evidence that all other actions and documents (including, without limitation, documents of title, share certificates and stock transfer forms or their equivalent) reasonably requested by the Administrative Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and/or perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document and (G) evidence that each Borrower and each subsidiary thereof, in each case incorporated in the U.K., have done all that is necessary (if anything, including, without limitation, by re-registering as a private company) to comply with section 677 to 683 of the Companies Act 2006 in order to enable each such Person to enter into the applicable Loan Documents and perform its obligations under the applicable Loan Documents; and

(ii)                                  (A) in the case of any Person incorporated or organized in the U.S. or otherwise party to the U.S. Security Agreement, each item of Collateral that such Restricted Subsidiary (and each Loan Party that holds any Capital Stock in, or Material Debt Instruments issued by, such Restricted Subsidiary, as applicable) is required to deliver under Section 2.02 of the Security Agreement and (B) in the case of a Person not incorporated or organized in the U.S., evidence that all outstanding Capital Stock of such Person, and all Material Debt Instruments issued by such Person, shall have been pledged pursuant to the Collateral Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank (which, in each case, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a));

(b)                                 the Administrative Agent shall have received with respect to any Material Real Estate Assets, a Mortgage and any necessary UCC fixture filing (or any equivalent thereof in any applicable jurisdiction) in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Borrower Representative):

(i)                                     evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)                                  one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the Material Real Estate Asset covered thereby (as reasonably determined by the Borrower Representative)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii)                               customary legal opinions of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Administrative Agent may reasonably request;

(iv)                              surveys and appraisals (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and “Life-of-Loan” flood certifications and any required borrower notices under Regulation H (together with evidence of federal flood insurance for any such Flood Hazard Property located in a flood hazard area); provided that the Administrative Agent may in its reasonable discretion accept any such existing survey so long as such existing survey is satisfactory to the title insurance company and enables it to remove the standard survey exception from the applicable Mortgage Policies and provide customary survey and other endorsements as required by clause (ii) above; and

(v)                                 such other evidence that all other actions that the Administrative Agent may reasonably request and deem necessary in order to create a valid and subsisting Lien on such Material Real Estate Assets have been taken;

provided that, notwithstanding the foregoing, with respect to any Person not incorporated or organized in the U.S. or the United Kingdom, the requirements of this definition shall be subject to the Agreed Guarantee and Security Principles.

“Collateral Documents” means, collectively, (i) the U.S. Security Agreement, (ii) the English Security Documents, (iii) the Lux Security Documents, (iv) each Mortgage, (v) each Notice of Grant of Security Interest in Intellectual Property, (vi) any supplement (or other document or instrument) to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”, (vii) the Perfection Certificate (including any Perfection Certificate delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”) and any Perfection Certificate Supplement (including any Perfection Certificate Supplement delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”) and (viii) each of the other instruments and documents pursuant to which Holdings or any Loan Party grants a Lien on any Collateral as security for payment of the Secured Obligations.

“COMI Regulation” means The Council of the European Union Regulation 1346/2000 on Insolvency Proceedings.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower or any of its subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, at any time, such Lender’s Initial Term Loan Commitment, Revolving Credit Commitment and/or Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means for each calendar quarter or portion thereof, the applicable rate per annum set forth below based upon the Total Leverage Ratio as of the last day of the last Test Period; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1:

Total Leverage Ratio	Commitment Fee Rate
Category 1

Greater than 1.25 to 1.00	0.50%

Category 2

Equal to or less than 1.25to 1.00	0.375%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Leverage Ratio in accordance with the table set forth above; provided that (x) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable and (y) if an Event of Default has occurred and is continuing, the Commitment Fee Rate shall be the rate per annum set forth in Category 1 until such Event of Default is waived or cured in accordance with the requirements of this Agreement.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of a Borrower and/or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income, profits or gains (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income for such period, other than in respect of clauses (xix), (xxi) (xxiii) below) the amounts of:

(i)                              Taxes paid (including pursuant to any Tax sharing arrangement or any Tax distribution) and provisions for Taxes of such Person and its subsidiaries, including domestic, foreign state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, and including, in each case, arising out of tax examinations relating to any of the foregoing deducted (and not added back) in computing Consolidated Net Income;

(ii)                           interest expense, amortization or write-off of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans, any Permitted Securitization Financing and other indebtedness permitted hereunder (including fees and expenses paid to the Administrative Agent in connection with its services hereunder, and other bank, administrative agency (or trustee) and financing fees), letters of credit permitted hereunder, Capital Leases or the acquisition or repayment of any debt securities of a Borrower or its subsidiaries permitted hereunder, and net costs associated with Hedge Agreements to which a Borrower is a party in respect of the Loans and/or other indebtedness permitted hereunder (including commitment fees and other periodic bank charges);

(iii)                                 costs of surety bonds (whether amortized or immediately expensed);

(iv)                                depreciation and amortization expense (including, without limitation, amortization of goodwill, software and other intangible assets, but excluding amortization of prepaid cash expenses that were paid in a prior period unless such prepaid expenses were deducted (and not added back) in determining EBITDA in a prior period),

(v)                                   amortization of inventory write-up, deferred revenue adjustment or other non-cash adjustments required under Statement of Financial Accounting Standards No. 141 — Business Combinations, amortization of intangibles (including, but not limited to, goodwill and costs of interest-rate caps and the cost of non-competition agreements) and organization costs including any non-cash charges associated with any impairment analysis required under Statement of Financial Accounting Standards No. 142 — Goodwill and other Intangible Assets;

(vi)           non-cash amortization of Capital Leases;

(vii)          the amount of board of director fees and expenses (including out of pocket director fees and expenses) actually paid by or on behalf of, or accrued by, such Person to the extent permitted to be paid under this Agreement;

(viii)         all cash dividend payments (and non-cash dividend expenses) on any series of preferred stock or Disqualified Capital Stock;

(ix)           (A) Transaction Costs, and (B) transaction Charges (1) incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including the issuance or offering of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions, and/or (2) that are actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or reserve that is added back in reliance on clause (2) above, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters;

(x)                                   (A) any other write-downs, write-offs, minority interests and other non- cash Charge and (B) any non-cash restructuring or other type of non-cash special charge or reserve (provided that to the extent any such non-cash charge represents an accrual or reserve for potential cash items in any future period, (x) such Person may determine not to add back such non-cash charge in the then current period and (y) to the extent such Person elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent);

(xi)                                     internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP;

(xii)                                      non-recurring litigation or claim settlement Charges;

(xiii)                                     non-cash compensation Charges associated with any stock options, restricted stock or other equity instruments,

(xiv)                                     income associated with bill and hold arrangements required by GAAP to be deferred;

(xv)                                    any net after-tax extraordinary, nonrecurring or unusual gains or losses (including, without limitation, any costs relating to severance, relocation or other strategic initiative or restructuring) and Charges related thereto;

(xvi)                                     [Reserved];

(xvii)                                  [Reserved];

(xviii)                                       the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted in calculating Consolidated Net Income;

(xix)                                     expected cost savings (including sourcing), operating expense reductions, operating improvements and synergies (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of such Person, as certified by a chief financial officer, treasurer or equivalent officer of such Person) related to (A) the Transactions and (B) after the Closing Date, permitted asset sales, acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and/or Specified Transaction; provided that (x) any such cost savings, operating expense reductions, operating improvements and synergies are projected in good faith to be reasonably anticipated to be realized within 18 months of the applicable event to which they relate, (y) substantial steps have been taken or procedures are in place for realizing such cost savings, operating expense reductions, operating improvements and synergies and (z) the aggregate amount of cost savings, operating expense reductions, operating improvements and synergies added back pursuant to this clause (xix) in any Test Period shall not exceed 20.0% of Consolidated EBITDA (calculated prior to giving effect to this clause (xix);

(xx)                                    Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization and other restructuring and integration Charges (including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and plants, costs relating to curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, signing or retention costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and startup costs);

(xxi)                                     proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters));

(xxii)                                 to the extent not added back in reliance on clause (ii) above, unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xxiii)          the amount of Cash actually received (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the related non-Cash gain in respect of such Cash receipt or such netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xxiv)          without duplication of clause (ii) above, the amount of loss or discount in connection with a Permitted Securitization Financing; and

(xxv)           other add-backs and adjustments reflected in the model delivered by the Borrower Representative to the Arrangers on November 13, 2014;

minus (c) to the extent such amounts increase Consolidated Net Income for such period:

(i)                                     non-cash gains or income; provided that to the extent any non-cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-cash gain or income in the then current period;

(ii)                                  unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii)                               the amount added back to Consolidated Adjusted EBITDA pursuant to clause  (b)(ix)(B)(2) above (as described in such clause) to the extent the relevant reimbursement amounts were not received within the time period required by such clause;

(iv)                              the amount added back to Consolidated Adjusted EBITDA pursuant to clause  (b)(xxi) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause; and

(v)                                 to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clauses (b)(x) above, the cash payment in respect thereof in the relevant future period.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Leverage Ratio and the First Lien Leverage Ratio for any period that includes the Fiscal Quarters ended September 30, 2014, June 30, 2014, March 31, 2014 or December 31, 2013,  (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended September 30, 2014 shall be deemed to be $137.0 million, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended June 30, 2014 shall be deemed to be $172.0 million, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2014 shall be deemed to be $170.0 million and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2013 shall be deemed to be $173.0 million; provided that for any subsequent four Fiscal Quarter period that includes any of the Fiscal Quarters described under clauses  (i) through

(iv) above, Consolidated Adjusted EBITDA shall include the applicable amounts set forth in such clauses and the Pro Forma Basis calculation shall be in accordance with the terms thereof.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first priority Lien on any Collateral or by a Lien on any other asset or property of such Person or its Restricted Subsidiaries.

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; provided that there shall be excluded, without duplication,

(a)                                 (i) the income of (x) any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, (y) any Unrestricted Subsidiary or (z) any Person that is accounted for by the equity method of accounting, in each case except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of (x) any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, (y) any Unrestricted Subsidiary or (z) any Person that is accounted for by the equity method of accounting, in each case other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period,

(b)                                 solely for the purpose of determining the amount available under paragraph (a)(ii) of the definition of Available Amount, the net income of any Restricted Subsidiary (other than any Subsidiary Guarantor) to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Subject Person will be increased by the amount of dividends or other distributions or other payments actually paid by such Restricted Subsidiary in cash (or to the extent converted into cash) to such Subject Person or a Restricted Subsidiary (subject to the provisions of this clause (b)) thereof in respect of such period to the extent not already included therein,

(c)                                  gains or losses (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or of returned surplus assets of any employee benefit plan outside of the ordinary course of business,

(d)                                 gains or losses from (i) extraordinary items and (ii) nonrecurring or unusual items (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders),

(e)                                  any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency re-measurements of Indebtedness),

(f)                                   any net gains, Charges or losses with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower Representative, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation and/or (iii) facilities or plants that have been closed during such period or with respect to such Charges and losses that were required to be recorded pursuant to GAAP,

(g)                                  any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements),

(h)                                 (i) any Charges incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (ii) any Charges in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, the Borrowers and/or any Restricted Subsidiary, in each case, to the extent that any such cash Charge is funded with net cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the Subject Person, solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount,

(i)                                     accruals and reserves that are established or adjusted within 12 months after the Closing Date that are required to be established or adjusted as a result of the Transactions in accordance with GAAP or as a result of the adoption or modification of accounting policies in accordance with GAAP,

(j)                                    any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) goodwill or other asset impairment charges, write-offs or write-downs and (C) amortization of intangible assets; provided that in no event shall amortization of intangibles so excluded in any period of four consecutive Fiscal Quarters exclude 10% of Consolidated Net Income for such period (before giving effect to such exclusion), and

(k)                                 (A) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, deferred trade incentives and other lease-related items, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes and (B) the cumulative effect of changes in accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income.

Notwithstanding the foregoing, for the purpose of calculating the Available Amount only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from non-wholly owned Restricted Subsidiaries, Unrestricted Subsidiaries or joint ventures to a Borrower or a Restricted Subsidiary, and any income consisting of a return of capital, repayment or other proceeds from dispositions or repayments of Investments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Loan Parties to increase the Available Amount.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of such Person or its Restricted Subsidiaries.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed in accordance with the terms hereof and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Capital Leases, purchase money Indebtedness, obligations in respect of Disqualified Capital Stock, the amount of any Receivables Net Investment and Guarantee obligations with respect to any of the foregoing (but excluding, for the avoidance of doubt, undrawn letters of credit).

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement, and (d) the application of purchase or recapitalization accounting.

“Consummation Date” has the meaning assigned to such term in Section 5.16.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Credit Extension” means each of (i) the making of a Revolving Loan or Swingline Loan or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“CTA” means the Corporation Tax Act 2009.

“Current Assets” means, at any time, the sum of (a) the consolidated current assets (other than Cash and Cash Equivalents, the current portion of current and deferred Taxes, permitted loans made to third parties, assets held for sale, pension assets, deferred bank fees and derivative financial instruments) of any Person and its Restricted Subsidiaries plus (b) in the event that a Permitted Securitization Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Securitization Assets subject to such Permitted Securitization Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” means, at any time, the consolidated current liabilities of any Person and its Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding revolving loans, (c) the current portion of interest expense (excluding interest expense that is due and unpaid), (d) the current portion of any Capital Lease, (e) the current portion of current and deferred Taxes, (f) liabilities in respect of unpaid earn-outs, (g) the current portion of any other long-term liabilities, (h) accruals relating to restructuring reserves, (i) liabilities in respect of funds of third parties on deposit with a Borrower or any of its Restricted Subsidiaries and (j) any liabilities recorded in connection with stock-based awards, partnership interest- based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements.

“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act, 1986 and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S., the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.  Without limiting the foregoing, in respect of the Lux Borrower and any other Lux Loan Party, Debtor Relief Laws shall also include a Luxembourg Insolvency Event.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, (x) to make a Loan within two Business Days of the date required to be made by it hereunder or (y) to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan, Letter of Credit or Swingline Loan was required to be made or funded, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender or the any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of Administrative Agent or the Borrower Representative, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower Representative and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Borrower Representative and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Demerger” has the meaning assigned to such term in the Recitals to this Agreement.

“Demerger Documents” means the prospectus to be filed by Holdings with the Financial Conduct Authority with respect to the Demerger (the “Prospectus”), together with the Demerger Agreement, the Demerger Tax Deed, the US Tax Matters Agreement, the RB Shareholder Circular, the Sponsors’ Agreement, the Transitional Services Agreement, the Supply Agreement, the Copacker Supply Agreement, the lease of the FCP and the agreement with respect to the R&D Facilities, the QC Facilities and related services (in each case as described in (and with capitalized terms as defined in) the Prospectus), in each case as in effect as of November 13, 2014 and as same may be amended, restated, supplemented and otherwise modified in accordance with Section 4.01(k)(ii) and Section 5.16(a).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest- rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk , (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks and (e) any and all transactions of any kind, and the related confirmations, in each case which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of a Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower Representative in good faith) of non-Cash consideration received by any Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Direction” has the meaning assigned to such term in Section 2.17(f)(ii)(A).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only the portion of such Capital Stock that is so redeemable prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only the portion of such Capital Stock that is subject to such repurchase obligation prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change in control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, any Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of any Borrower (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock solely because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (i) any Person that is or becomes a Company Competitor and is designated by the Borrower Representative as such in a writing provided to the Administrative Agent after the date hereof, which designation shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest in any Loan or Commitment and (ii) any Affiliate of any such Company Competitor (other than a Bona Fide Debt Fund) that is reasonably identifiable on the basis of such Affiliate’s name; provided that an entity becoming an Affiliate of a Company Competitor shall not retroactively disqualify any Person that has previously acquired any assignment or participation interest in any Loan or Commitment.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“DQ List” has the meaning assigned to such term in Section 9.05(f)(iv).

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender (any such Person, the “Auction Party”) in order to purchase Initial Term Loans (or any Additional Term Loans), in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a)                                 Notice Procedures.  In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Term Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b)                                 Reply Procedures.  In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range, and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”).  Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below.  Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c)                                  Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price submitted by a Lender of $100 with a discount to par of 2%, when compared to an Applicable Price of $100 with a 1% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price submitted by a Lender of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower Representative of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Representative and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d)                                 Additional Procedures.

(i)                                     Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii)                                  To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii)                               In connection with any Auction, the Borrower Representative and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv)                              Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v)                                 The Borrowers and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Auction, and any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“Eligible Assignee” means (a) any Lender, (b) any Approved Fund of any Lender, (c) any Affiliate of any Lender, (d) to the extent permitted under Section 9.05(g), any Affiliated Lender and (e) any other Person that is a commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), Holdings, any Borrower or any of its Affiliates.

“EMU Legislation” shall mean the legislative measures of the European Union relating to Economic and Monetary Union.

“English Group Member” means each English Loan Party and each Restricted Subsidiary incorporated under the laws of England and Wales.

“English Loan Party” means Holdings, together with any Loan Party incorporated under the laws of England and Wales.

“English Security Documents” means (a) the Holdings Pledge, (b) the English law governed debenture entered into or to be entered into among the Borrower Representative, RB Pharmaceuticals Limited and RB Pharmaceuticals (EU) Limited as chargors and the Administrative Agent as the security trustee for the benefit of the Secured Parties, (c) the English law governed assignment agreement with respect to the Intercompany Notes entered into or to be entered into among the Lux Borrower and the Administrative Agent as the security trustee for the benefit of the Secured Parties and (d) each other English law governed document or instrument which creates or evidences or which is expressed to create or evidence any Lien granted or required to be granted pursuant to Section 5.12 and/or the definition of “Collateral and Guarantee Requirement”, or which is entered into by Holdings or any subsidiary of Holdings to create or evidence, or which is expressed to create or evidence, security for the Secured Obligations.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm the Environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to a Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any of the Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of the Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan; (f) the imposition of liability on any of the Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of any of the Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan, or the receipt by any of the Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) a failure by any of the Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (i) a determination that any Pension Plan is, or is reasonably expected to be, in “at-risk” status, within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Euro” or “€”shall mean the single currency of those member states of the European Union that have the euro as their lawful currency in accordance with EMU Legislation.

“European Union” shall mean the political and economic community of European member states with supranational and intergovernmental features, located in Europe.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Test Period ending on the last day of any Fiscal Year, an amount (if positive) equal to:

(a)                                 the sum, without duplication, of the amounts for such period of the following:

(i)                                     Consolidated Adjusted EBITDA for such period without giving effect to clause (b)(xix) of the definition thereof, plus

(ii)                                  the Consolidated Working Capital Adjustment for such period, plus

(iii)                               cash gains of the type described in clauses (c), (d), (e), (f) and (g) of the definition of “Consolidated Net Income”, to the extent not otherwise included in calculating Consolidated Adjusted EBITDA (except to the extent such gains consist of proceeds applied pursuant to Section 2.11(b)(ii)), plus

(iv)                              to the extent not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period, cash payments received by Holdings or any of its Restricted Subsidiaries with respect to amounts deducted from Excess Cash Flow in a prior period pursuant to clause (b)(vii) below, minus

(b)                                 the sum, without duplication, of the amounts for such period of the following:

(i)                                     permanent repayments of long-term Indebtedness, including for purposes of clarity, the current portion of any such Indebtedness (including (x) payments under Section 2.09(b), Section 2.10(a) or (b) and (subject to clause (A) below) Section 2.11(a) and (y) prepayments of Initial Term Loans and Additional Term Loans to the extent (and only to the extent) made with the Net Proceeds of a Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (A) the amount of all deductions and reductions to the amount of mandatory prepayments pursuant to clause (B) of Section 2.11(b)(i), (B) all other repayments or prepayments of the Initial Term Loans or Additional Term Loans and (C) repayments of the Revolving Loans, any Additional Revolving Loans or loans under any revolving credit facility or arrangement, except to the extent a corresponding amount of the commitments under such revolving credit facility or arrangement are permanently reduced in connection with such repayments), in each case, to the extent not financed with long-term Indebtedness (other than revolving Indebtedness), plus

(ii)                                  without duplication of amounts deducted from Excess Cash Flow pursuant to this clause (ii) or clause (ix) below in respect of a prior period, all Cash payments in respect of capital expenditures as would be reported in the Borrower Representative’s consolidated statement of cash flows made during such period and, at the option of the Borrower Representative, any Cash payments in respect of any such capital expenditures made after such period and prior to the date of the applicable Excess Cash Flow payment (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(iii)                               consolidated interest expense added back pursuant to clause (b)(ii) of the definition of “Consolidated Adjusted EBITDA” to the extent paid in Cash, plus

(iv)                              Taxes (including pursuant to any Tax sharing arrangement or any Tax distribution) paid and provisions for Taxes, to the extent payable in Cash with respect to such period and added back pursuant to clause (b)(i) of the definition of “Consolidated Adjusted EBITDA”, plus

(v)                                 without duplication of amounts deducted from Excess Cash Flow pursuant to this clause (v) or (ix) below in respect of a prior period, Cash payments made during such period in respect of Permitted Acquisitions and other Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than

Investments in (x) Cash and Cash Equivalents and (y) the Borrowers or any of their Restricted Subsidiaries), or, at the option of the Borrower Representative, any Cash payments in respect of Permitted Acquisitions and other Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than Investments in (x) Cash and Cash Equivalents and (y) the Borrowers or any of their Restricted Subsidiaries) made after such period and prior to the date of the applicable Excess Cash Flow payment (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(vi)                              the aggregate amount of all Restricted Payments made under Sections 6.04(a)(i), (ii), (iv) and (x) or otherwise consented to by the Required Lenders, in each case to the extent actually paid in Cash during such period, or, at the option of the Borrower Representative (without duplication of amounts deducted from Excess Cash Flow in respect of a prior period), made after such period and prior to the date of the applicable Excess Cash Flow payment (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(vii)                           amounts added back under clause (b)(ix)(B)(2) or (b)(xxi) of the definition of “Consolidated Adjusted EBITDA” to the extent such amounts have not yet been received by the Borrowers or their Restricted Subsidiaries, plus

(viii)                        an amount equal to all expenses, charges and losses either (A) excluded in calculating Consolidated Net Income or (B) added back in calculating Consolidated Adjusted EBITDA, in the case of clauses (A) and (B), to the extent paid in Cash, plus

(ix)                              without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of the Borrower Representative, the aggregate consideration required to be paid in Cash by the Borrowers or their Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to capital expenditures, acquisitions or Investments, in each case permitted by Section 6.06 (other than Investments in (x) Cash and Cash Equivalents and (y) any Borrower or any of its Restricted Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrowers following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such capital expenditures, acquisitions or Investments during such subsequent period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(x)                                 to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in Cash by the Borrowers and their Restricted Subsidiaries during such period, other than to the extent financed with long-term Indebtedness (other than revolving Indebtedness), plus

(xi)                              Cash payments (other than in respect of Taxes, which are governed by clause (iv) above) made during such period for any liability the accrual of which in a prior period did not increase Excess Cash Flow in such prior period (provided there was no other add-back to Consolidated Adjusted EBITDA or deduction to Excess Cash Flow related to such payment), except to the extent financed with long-term Indebtedness (other than revolving Indebtedness), plus

(xii)                          Cash expenditures made in respect of any Hedge Agreement during such period to the extent (A) not otherwise deducted in the calculation of Consolidated Net Income or added back to Consolidated Adjusted EBITDA and (B) not financed with long-term Indebtedness (other than revolving Indebtedness), plus

(xiii)                       amounts paid in Cash (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period (and were not expensed during such period in calculating Consolidated Net Income or added back in the calculation of Consolidated EBITDA) and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(xiv)                      without duplication of clause (b)(i) above, cash payments made by Holdings or its Restricted Subsidiaries during such period in respect of long-term liabilities, including for purposes of clarity, the current portion of any such liabilities (other than Indebtedness) of the Borrowers or their Restricted Subsidiaries, except to the extent such cash payments were (A) deducted in the calculation of Consolidated Net Income or added back to Consolidated Adjusted EBITDA for such period or (B) financed with long-term Indebtedness (other than revolving Indebtedness).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a)                                 any contract, instrument, lease, licenses, agreement or other document as to which the grant of a security interest would (i) constitute a violation of a restriction in favor of a third party (other than Holdings, a Borrower or any of their Restricted Subsidiaries) or result in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party, unless and until any required consents shall have been obtained, or (ii) result in a breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision); provided, however, that any such asset will only constitute an Excluded Asset under clause (i) or clause (ii) above to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; provided further that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such contract, instrument, lease, license, agreement or document that does not result in any of the consequences specified in clauses (i) and (ii) above,

(b)                                 the Capital Stock of any (i) Immaterial Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement or be created by the execution and delivery by any Loan Party owning such Capital Stock of a fixed and floating charge or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Loan Party under the laws of any applicable jurisdiction), (ii) Unrestricted Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement or be created by the execution and delivery by any Loan Party owning such Capital Stock of a fixed and floating charge or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Loan Party under the laws of any applicable jurisdiction), (iii) not-for-profit subsidiary, and (iv) Special Purpose Securitization Subsidiary.

(c)                                  any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period, in which, if any, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application under applicable law,

(d)                                 any asset or property, the grant or perfection of a security interest in which would (A) require any governmental consent, approval, license or authorization that has not been obtained, (B) be prohibited by enforceable anti-assignment provisions of applicable Requirements of Law, except, in the case of this clause (B), to the extent such prohibition would be rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, or (C) be prohibited by enforceable anti-assignment provisions of contracts governing such asset in existence on the Closing Date (or on the date of acquisition of the relevant asset (and in each case not entered into in anticipation of the Closing Date or such acquisition and except, in each case, to the extent that term in such contract providing for such prohibition purports to prohibit the granting of a security interest over all assets of such Loan Party or any other Loan Party)) other than to the extent such prohibition would be rendered ineffective under the UCC or other applicable law,

(e)                                  (i) any leasehold Real Estate Asset and (ii) any owned Real Estate Asset that is not a Material Real Estate Asset,

(f)                                   any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary which cannot be pledged without (i) the consent of one or more third parties other than Holdings, a Borrower or any of their Restricted Subsidiaries (after giving effect to Section 9-406, 9-407, 9408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party (other than Holdings, a Borrower or any of their Restricted Subsidiaries),

(g)                                  any Margin Stock,

(h)                                 [Reserved],

(i)                                     Commercial Tort Claims with a value (as reasonably estimated by the Borrower Representative) of less than $5,000,000,

(j)                                    any Cash or Cash Equivalents comprised of (a) funds specially and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (b) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including, without limitation, U.S. federal and state withholding Taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party holds as an escrow or fiduciary for the benefit of another Person,

(k)                                 any accounts receivable and related assets that are sold or disposed of in connection with any factoring or similar arrangement permitted by this Agreement, including Permitted Securitization Assets;

(l)                                     any motor vehicle or other asset subject to a certificate of title (except to the extent a security interest therein may be perfected or created by the execution and delivery by any Loan Party of a fixed and floating change or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Loan Party under the laws of any applicable jurisdiction); and

(m)                             any asset with respect to which the Administrative Agent and the relevant Loan Party have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby.

“Excluded Debt Contribution” has the meaning assigned to such term in Section 6.01(r)

“Excluded Subsidiary” means:

(a)                                 any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b)                                 any Immaterial Subsidiary,

(c)                                  any Restricted Subsidiary that is prohibited by law, regulation or contractual obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary (which Contractual Obligation was not entered into in contemplation of such Restricted Subsidiary becoming a subsidiary) from providing a Loan Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide a Loan Guaranty (unless such consent has been received, provided that the Borrowers shall not be under any obligation to seek such consent),

(d)                                 any not-for-profit subsidiary,

(e)                                  any Special Purpose Securitization Facility,

(f)                                   [Reserved],

(g)                                  [Reserved],

(h)                                 any Unrestricted Subsidiary;

(i)                                     in the case of any obligation under any Swap Obligation, any Subsidiary of a Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act (determined after giving effect to Section 3.21 of the Loan Guaranty and any other “keepwell” support or other agreement for the benefit of such Subsidiary; and

(j)                                    any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower Representative, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor under the Loan Guaranty, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.21 of the Loan Guaranty and any other “keepwell,” support or other agreement for the benefit of such Guarantor) at the time the Loan Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income, profits, gains or net assets or franchise Taxes (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or (solely in the case of any Loan made to a U.K. Revolver Borrower) in which it is resident for Tax Purposes or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed under Section 884(a) of the Code by the U.S. or any similar tax imposed by any other jurisdiction described in clause (a), (c) in the case of any Foreign Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to a Requirement of Law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure by the Administrative Agent, any Lender or any Issuing Bank to comply with Section 2.17(k) and (e) any U.S. withholding tax under FATCA.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by a Borrower or any of its Restricted Subsidiaries.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any treaty, law, regulation or other official guidance enacted in any other jurisdiction relating to any intergovernmental agreement between the U.S. and any other jurisdiction that facilitates the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.19.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of November 15, 2014, by and among, inter alios, the Borrower Representative, the Arrangers and the Administrative Agent.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date (net of (i) unrestricted Cash and Cash Equivalents and (ii) Cash and Cash Equivalents restricted in favor of the Secured Parties (including any such Cash and Cash Equivalents securing other Indebtedness secured by a Permitted Lien on all or a portion of the Collateral)) to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “First Lien Leverage Ratio” is used in this Agreement, in each case for the Borrowers and their Restricted Subsidiaries on a consolidated basis.

“First Lien/Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit O hereto, or such other customary form reasonably acceptable to the Administrative Agent and the Borrower Representative, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any applicable Intercreditor Agreement such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien (excluding any Permitted Lien that is expressly required by this Agreement to be subordinated to the Liens purported to be created in any Collateral pursuant to any Collateral Document).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrowers ending December 31 of each calendar year.

“Fixed Amounts” has the meaning assigned to such term in Section 1.12(c).

“Flexible Apportionment Arrangement” means the flexible apportionment arrangement in relation to the Reckitt Benckiser Pension Fund in the form attached hereto as Exhibit Q to this Agreement.

“Flood Hazard Property” means any parcel of any Material Real Estate Asset subject to a Mortgage located in the U.S. in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iv) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Loan Party” has the meaning assigned to such term in Section 9.23.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(g).

“GAAP” means generally accepted accounting principles in the U.K., including IFRS, in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Global Intercompany Note” means the Global Intercompany Note in the form attached hereto as Exhibit H.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government or any other political subdivision thereof (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated as “toxic”, “hazardous” or as a “pollutant” or “contaminant” or words of similar meaning or effect by any Environmental Law or any Governmental Authority.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means (a) prior to the Intermediate Holdings Joinder Date, Indivior plc, a public limited company organized under the laws of England and Wales and (b) from and after the Intermediate Holdings Joinder Date, Intermediate Holdings (including, in each case, any successor to Holdings following a transaction not prohibited by any Loan Document); provided that, solely for purposes of the definition of “Change of Control”, “Holdings” shall at all times refer to Indivior plc (including any successor thereto following a transaction not prohibited by any Loan Document).

“Holdings Pledge” means the mortgage over the shares in RBP Global Holdings Limited, substantially in the form of Exhibit P, among Holdings and the Administrative Agent for the benefit of the Secured Parties.

“IFRS” means the International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency, together the “IASB”) and as adopted in the United Kingdom and statements and pronouncements of the IASB or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of a Borrower (a) that does not have assets in excess of 5.0% of Consolidated Total Assets of the Borrowers and their Restricted Subsidiaries and (b) that does not contribute Consolidated Adjusted EBITDA in excess of 5.0% of the Consolidated Adjusted EBITDA of the Borrowers and their Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 10.0% of Consolidated Total Assets and 10.0% of Consolidated Adjusted EBITDA, in each case, of the Borrowers and their Restricted Subsidiaries for the relevant Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Borrower Representative delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate- planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Cost” has the meaning assigned to such term in Section 2.15.

“Incremental Cap” means:

(a)                         (i) $250,000,000 less (ii) the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt incurred or issued in reliance on clause (a)(i) of this definition, plus

(b)                         in the case of any Incremental Facility that effectively extends the Maturity Date with respect to any Class of Loans and/or commitments hereunder, an amount equal to the portion of the relevant Class of Loans or commitments that will be replaced by such Incremental Facility, plus

(c)                          in the case of any Incremental Facility that effectively replaces any Revolving Credit Commitment terminated in accordance with Section 2.19(b), an amount equal to the relevant terminated Revolving Credit Commitment, plus

(d)                         the amount of any optional prepayment of any Loan in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment or Additional Revolving Commitment so long as, in the case of any optional prepayment, such prepayment was not funded (i) with the proceeds of any long-term Indebtedness (other than revolving Indebtedness) or (ii) with the proceeds of any Incremental Facility incurred in reliance on clause (b) above, plus

(e)                          an unlimited amount so long as, in the case of this clause (e), (i) if such Incremental Facility is secured by a Lien on all or any portion of the Collateral that ranks pari passu with the Lien securing the Secured Obligations on the Closing Date, the First Lien Leverage Ratio would not exceed 3.00:1.00 (it being understood and agreed that any Indebtedness incurred under this clause (e)(i), together with any permitted refinancing indebtedness (and successive permitted refinancing indebtedness) with respect thereto, shall at all times be included in the calculation of the First Lien Leverage Ratio unless such Indebtedness is separately justified under clause (e)(ii) below) or (ii) if such Incremental Facility is secured by a Lien on all or any portion the Collateral that ranks junior to the Lien securing the Secured Obligations on the Closing Date, the Total Leverage Ratio would not exceed 4.50:1.00, in each case of clauses (i) through (ii), calculated on a Pro Forma Basis, including the application of the proceeds thereof (without “netting” the Cash proceeds of the applicable Incremental Facility) (and determined on the basis of the financial statements for the most recently ended Test Period), and, in the case of any Incremental Revolving Facility, assuming a full drawing under such Incremental Revolving Facility.

Any Incremental Facility shall be deemed to have been incurred in reliance on clause (d) above (to the extent capacity exists thereunder) prior to any amounts under clause (a) or (e) above.  Any Incremental Facility shall be deemed to have been incurred in reliance on clause (e) (to the extent capacity exists thereunder) above prior to any amounts under clause (a) above, unless the Borrower Representative specifies otherwise.

“Incremental Commitment” means any commitment made by a Lender to provide all or any portion of any Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(z).

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Commitment” means any commitment made by a Lender to provide all or any portion of any Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loan Borrowing Date” means, with respect to each Class of Incremental Term Loans, each date on which Incremental Term Loans of such Class are incurred pursuant to Section 2.01(b) or as otherwise specified in any amendment providing for such Class of Incremental Term Loans in accordance with Section 2.22.

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.12(c).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter- company basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of any financial ratio under this Agreement (except to the extent of any unpaid or settlement amounts then due thereunder) and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any joint venture (other than any joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that, notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder.  Notwithstanding the foregoing, Indebtedness of the Borrowers and their Restricted Subsidiaries shall exclude (1) liabilities under vendor agreements to the extent such liabilities may be satisfied exclusively through non-cash means such as purchase volume earning credits, (2) reserves for deferred taxes and (3) for all purposes other than for purposes of Article 6 (other than Section 6.15) or 7 (or any defined term used therein), intercompany indebtedness among Holdings and its Restricted Subsidiaries. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Person” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning set forth in Section 3.11(a).

“Initial Revolving Loans” means the Revolving Loans made by the Revolving Lenders to the Borrowers pursuant to Section 2.01(a)(ii).

“Initial Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to Section 9.05 or (ii) an Additional Term Commitment providing for the making of additional Initial Term Loans. The aggregate amount of the Term Lenders’ Initial Term Loan Commitments is $750,000,000.

“Initial Term Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Loans” means the term loans made by the Term Lenders to the Term Borrowers pursuant to Section 2.01(a)(i).

“Intercompany Notes” has the meaning assigned to such term in the definition of “Intercompany Proceeds Loan”.

“Intercompany Proceeds Loan” means the intercompany loan made by the Lux Borrower with respect to proceeds of Initial Term Loans (to the extent permitted by Section 5.11) to the Borrower Representative; provided that (a) the Intercompany Proceeds Loan shall be unsecured, (b) the Intercompany Proceeds Loan shall be evidenced by one or more notes (any such notes, the “Intercompany Notes”) and shall be payable to (and at all times owned by) the Lux Borrower, (c) each such Intercompany Note is delivered and pledged to the Collateral Agent pursuant to the Collateral Documents and (d) each such Intercompany Note (and any related documentation) is in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means any Permitted Junior Intercreditor Agreement or any Permitted Pari Passu Intercreditor Agreement.

“Interest Election Request” means a request by a Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing on March 31, 2015) and the Revolving Credit Maturity Date or the maturity date applicable to such Loan and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if agreed to by all relevant Lenders, twelve months or, if agreed to by the Administrative Agent, a shorter period) thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdings” shall have the meaning assigned to such term in Section 5.20(a).

“Intermediate Holdings Joinder Date” shall have the meaning assigned to such term in Section 5.20(b).

“Investment” means (a) any purchase or other acquisition by a Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person other than any Loan Party, (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person, (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrowers, any Restricted Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by a Borrower or any of its Restricted Subsidiaries to any other Person or (d) any Guarantee of the Indebtedness of any Person by a Borrower or any of its Restricted Subsidiaries.  Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) Morgan Stanley Bank, N.A., (b) any other Revolving Lender that, at the request of the Borrower Representative and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), agrees to become an Issuing Bank.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act 2007.

“Judgment Currency” has the meaning assigned to such term in Section 9.22.

“Junior Indebtedness” means any Subordinated Indebtedness (other than Indebtedness among the Borrower Representative and/or its subsidiaries) with an individual outstanding principal amount in excess of the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest on all or any portion of the Collateral (other than Indebtedness among the Borrower Representative and/or its subsidiaries) that is expressly junior or subordinated to the Lien securing the Secured Obligations with an individual outstanding principal amount in excess of the Threshold Amount.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, Additional Term Loan, Revolving Loan, Additional Revolving Loan, Revolving Credit Commitment or Additional Commitment at such time.

“Latest Revolving Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving credit commitment hereunder at such time, including the latest maturity or expiration date of any Revolving Loan, any Additional Revolving Loan, the Revolving Credit Commitment or any Additional Revolving Commitment at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any Additional Term Commitment at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j)(i).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (calculated, in the case of Letters of Credit denominated in an Alternative Currency, based on the Dollar Equivalent thereof) and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time (calculated, in the case of Letters of Credit denominated in an Alternative Currency, based on the Dollar Equivalent thereof). The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing and, with respect to any Loan Document governed by the laws of a particular jurisdiction, any other matters which are set out as qualifications or reservations as to matters of law in any legal opinion(s) supplied to the Administrative Agent as a condition precedent under this Agreement on or before the Closing Date, to the extent such opinion(s) relate to the validity or enforceability of such Loan Document and/or any other Loan Documents governed by the laws of such jurisdiction.

“Lenders” means the Term Lenders, the Revolving Lenders, any Additional Lender, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or as a result of any termination of Commitments and/or prepayment or repayment of Loans permitted or required hereunder.

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued pursuant to this Agreement.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means $25,000,000.

“LIBO Rate” means, the Published LIBO Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities; provided that, in the case of the Initial Term Loans, in no event shall the LIBO Rate be less than 1.00% per annum.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Acquisition” means a Permitted Acquisition or any other Investment permitted hereunder that constitutes an acquisition (other than intercompany Investments) by a Borrower or one or more of the Restricted Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Listing Date” has the meaning assigned to such term in Section 5.19(a).

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, the Security Trust Deed (and each accession deed or similar instrument with respect thereto), any Intercreditor Agreement required to be entered into pursuant to the terms of this Agreement and any other document or instrument designated by the Borrower Representative and the Administrative Agent as a “Loan Document.”  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means (a) the Guaranty Agreement, substantially in the form of Exhibit I, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties and (b) each other guaranty agreement executed by any Person pursuant to Section 5.12 in substantially the form attached as Exhibit I or another form that is otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means each Borrower, each Subsidiary Guarantor, and in each case their respective successors and permitted assigns.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Initial Revolving Loan, any Swingline Loan or any Additional Revolving Loan.

“Local Time” shall mean New York City time.

“Lux Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Account Pledge Agreement” means a Luxembourg law governed account pledge agreement dated on or around the Consummation Date and made between the Lux Borrower as “Pledgor” and the Administrative Agent with respect to the Lux Borrower’s bank accounts situated in Luxembourg.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg).

“Luxembourg Insolvency Event” means the occurrence of a Luxembourg Insolvency Proceeding.

“Luxembourg Insolvency Proceeding” means, in relation to the Lux Borrower or any other Lux Loan Party or any of their respective assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, judicial or voluntary liquidation (liquidation judiciaire ou volontaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée),fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Luxembourg Share Pledge Agreement” means a Luxembourg law governed share pledge agreement dated on or around the Consummation Date and made between the Revolver Borrower as “Pledgor” and the Administrative Agent in the presence of the Lux Borrower over the shares issued by the Lux Borrower.

“Lux Loan Party” shall mean any Loan Party whose registered office or place of central administration is located in Luxembourg.

“Lux Security Documents” means each of the Luxembourg Account Pledge Agreement and the Luxembourg Share Pledge Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Lux Subordinated Debt” has the meaning assigned to such term in Section 2.24(h)(i).

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, the Borrowers and their Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of Holdings and the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged to the Administrative Agent (or its bailee) pursuant to any Collateral Document.

“Material Real Estate Asset” means (a) on the Closing Date, each Real Estate Asset listed on Schedule 1.01(b) and (b) any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value (as reasonably determined by the Borrower Representative after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $10,000,000.

“Maturity Date” means (a) with respect to the Revolving Facility, the Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) as to any Replacement Term Loans or Replacement Revolving Facility incurred pursuant to Section 9.02(c), the final maturity date for such Replacement Term Loan or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment; (d) with respect to any Incremental Term Loans, the final maturity date set forth in the applicable amendment to this Agreement with respect thereto; (e) with respect to any Incremental Revolving Facility, the final maturity date set forth in the applicable amendment to this Agreement with respect thereto and (f) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which any Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of Holdings, the Borrowers and their Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by any Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of any Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of any Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by a Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of a Borrower or the relevant Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness

(other than the Loans and any Indebtedness secured by a Lien that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable) in connection with any sale or taking of such assets as described in clause (a) of this definition and (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower Representatives’ good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any Tax distributions) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness secured by a Lien that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) and (iv) Cash escrows (until released from escrow to such Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Qualified Loan Party” means a Loan Party incorporated or organized in a jurisdiction other than a Qualified Jurisdiction.

“Notices of Grant of Security Interest in Intellectual Property” means the notices of grant of security interest substantially in the form attached as Exhibit II to the Security Agreement or such other form as shall be reasonably acceptable to the Administrative Agent.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any Indemnified Person arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity or any entity which is not incorporated or organized in the U.S., such other organizational documents required by local law or customary under its jurisdiction of organization to document the formation and governance principles of such type of entity.  In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Currency” has the meaning assigned to such term in Section 2.18(a).

“Original Jurisdiction” means, in relation to a Loan Party, the jurisdiction under whose laws that Loan Party is incorporated or organized as at the date of this Agreement or, in the case of any Person that becomes a Loan Party pursuant to Section 5.12 or Section 5.16, as at the date on which such Person becomes a Loan Party.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(ii).

“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any intangible, recording, filing or other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but not including, for the avoidance of doubt, (a) any Excluded Taxes or (b) any stamp or registration tax payable as a result of any voluntary registration by a Secured Party of a Loan Document in Luxembourg when such registration is not required to protect, preserve, maintain or enforce the rights of that Secured Party under such Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swingline Loans, as the case may be, occurring on such date, (b) with respect to any Letters of Credit, the aggregate amount available to be drawn under such Letters of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letters of Credit or the issuance or expiry of any Letters of Credit, including as a result of any LC Disbursements and (c) with respect to any LC Disbursements on any date, the amount of the aggregate outstanding amount of such LC Disbursements on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Disbursements as of such date, including as a result of any reimbursements by a Borrower of unreimbursed LC Disbursements.

“Overnight Foreign Currency Rate” shall mean, for any amount payable in an Alternative Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Extension, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Own Funds” has the meaning assigned to such term in Section 2.24(h)(i).

“Parent Company” means (a) Holdings and (b) any other Person of which each Borrower is an indirect Wholly-Owned Subsidiary.

“Pari First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit N hereto, or such other customary form reasonably acceptable to the Administrative Agent and the Borrowers, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following:  (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which any Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Pensions Regulator” means the body corporate by that name established under Part 1 of the Pensions Act 2004.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit F.

“Perfection Requirements” means the filing of appropriate financing statements (or their equivalents in any applicable jurisdictions) with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank, together with, in the case of a Foreign Subsidiary, all other actions reasonably requested by the Administrative Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to perfect the Liens intended to be created by the Collateral Documents to the extent required by, and with the priority required by, the Collateral Documents.

“Permitted Acquisition” means any acquisition by any Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in (x) any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture); provided that:

(a)                          (i) on the date of signing of the definitive acquisition agreement for such Permitted Acquisition, no Event of Default shall have occurred and be continuing and (ii) at the closing of such Permitted Acquisition, no Event of Default under Section 7.01(a), (f) or (g) exists or would result after giving pro forma effect to such acquisition;

(b)                          the total consideration paid by Persons that are Loan Parties for (i) the Capital Stock of any Person that does not become a Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by any Borrower or any Guarantor, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date, shall not exceed the sum of (A) the greater of $50,000,000 and 10.0% of Consolidated Total Assets as of the last day of the most recent Test Period and (B) amounts otherwise available under clauses (q), (r), (x) and (dd) of Section 6.06 (so long as any such additional amounts are incurred in compliance with, and justified as outstanding under, such provisions); provided, that the limitation described in this clause (b) shall not apply to any acquisition to the extent (x) such acquisition is made with the proceeds of sales of the Qualified Capital Stock of, or common equity capital contributions to, any Borrower or any Restricted Subsidiary or (y) the Person so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Guarantor even though such Person owns Capital Stock in Persons that are not otherwise required to become Subsidiary Guarantors, if, in the case of this clause (y), not less than 75.0% of the Consolidated Adjusted EBITDA of the Person(s) acquired in such acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their respective Restricted Subsidiaries) is directly generated by Person(s) that will become Subsidiary Guarantors (i.e., disregarding any Consolidated Adjusted EBITDA generated by Restricted Subsidiaries of such Subsidiary Guarantors that are not (or will not become) Subsidiary Guarantors); and

(c)                           the business of such Person, or the business conducted with such assets, as the case may be, constitutes a business permitted by Section 6.10.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on all or any portion of the Collateral that are intended to be junior to any Liens securing the Initial Term Loans and Initial Revolving Loans (and other Secured Obligations that are pari passu with the Initial Term Loans and Initial Revolving Loans), either (as the Borrower Representative shall elect) (x) the First Lien/Second Lien Intercreditor Agreement if such Liens secure “Second-Priority Obligations” (as defined therein) or (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than the First Lien/Second Lien Intercreditor Agreement (as determined by the Borrower Representative in good faith).

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on all or any portion of the Collateral that are intended to be pari passu with the Liens securing the Initial Term Loans and Initial Revolving Loans (and other Secured Obligations that are pari passu with the Initial Term Loans and Initial Revolving Loans), either (as the Borrower Representative shall elect) (x) the Pari First Lien Intercreditor Agreement or (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than the Pari First Lien Intercreditor Agreement (as determined by the Borrower Representative in good faith).

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time, so long as the relevant Permitted Securitization Financing would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Securitization Financing” shall mean one or more transactions that are designated as a “Permitted Securitization Financing” as provided below, pursuant to which (i) Securitization Assets or interests therein are sold to or financed by one or more Special Purpose Securitization Subsidiaries, and (ii) such Special Purpose Securitization Subsidiaries finance their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets and any Hedge Agreements entered into in connection with such Securitization Assets; provided, that (x) none of Holdings, any Borrower or any Restricted Subsidiary guarantees any obligations (contingent or otherwise) under such transactions, (y) no property or asset (other than Securitization Assets or the Capital Stock of any Special Purpose Securitization Subsidiary) of Holdings, any Borrower or any Restricted Subsidiary (other than a Special Purpose Securitization Subsidiary) is, directly or indirectly, contingently or otherwise, subject to the satisfaction of any such transaction and (z) there shall be no recourse to Holdings, any Borrower or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions, in each case except to the extent customary (as determined by the Borrower Representative in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by any Borrower or any Subsidiary (other than a Special Purpose Securitization Subsidiary)).  Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Responsible Officer of the Borrower Representative certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) maintained by any Borrower or any of its Restricted Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Asset Sale” means any Disposition by any Borrower or its Restricted Subsidiaries made pursuant to, Section 6.07(h), Section 6.07(n), Section 6.07(q), clause (ii) to the proviso to Section 6.07(r) (to the extent provided therein) and Section 6.08.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate”, with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate”, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, as to any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, any other financial ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including component definitions thereof), for any events as described below that occur subsequent to the commencement of any period of four consecutive Fiscal Quarters (the “Reference Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred as of the first day of the Reference Period (or, in the case of Consolidated Total Assets, as of the last day of such Reference Period) and that: (i) in making any determination of Consolidated Adjusted EBITDA, effect shall be given to (without duplication of any add-back to Consolidated EBITDA pursuant to clause (xix) of the definition thereof) any Disposition, acquisition, Investment, capital expenditure, cost saving (including sourcing), operating improvement, expense reduction, synergies, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.01 or 6.06 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any subsidiary of a Borrower as an Unrestricted Subsidiary (or of an Unrestricted Subsidiary as a Restricted Subsidiary), which adjustments such Borrower determines in good faith as set forth in a certificate of a chief financial officer, treasurer or similar officer of such Borrower (the foregoing, together with any transactions related thereto or in connection therewith, and any other events that by the terms of the Loan Documents require pro forma compliance or determination on a pro forma basis, the “Subject Transactions”), in each case that occurred during the Reference Period (or, unless otherwise specified, occurring during the Reference Period or thereafter and through and including the date of determination, if applicable), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, and excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Securitization Financing) issued, incurred, assumed or permanently repaid, as applicable, during the Reference Period (or, unless otherwise specified, occurring during the Reference Period or thereafter and through and including the date of determination, if applicable) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) interest charges attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination would have been in effect during the period for which pro forma effect is being given and (z) the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into any Borrower or any of its subsidiaries, or the Disposition of any assets included in calculating Consolidated Total Assets pursuant to any Subject Transaction shall be deemed to have occurred as of the last day of the applicable Reference Period, and (iii) with respect to (A) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, effect shall be given to such designation and all other designations of Unrestricted Subsidiaries as Restricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of an Unrestricted Subsidiary as a Restricted Subsidiary, collectively, and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Restricted Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Restricted Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower Representative and, to the extent applicable, in compliance with Section 1.10.

Notwithstanding anything to the contrary set forth in this definition, for the avoidance of doubt, when calculating the First Lien Leverage Ratio or the Total Leverage Ratio (as applicable) for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and for purposes of Section 6.15 (other than for the purpose of determining pro forma compliance with Section 6.15 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Reference Period shall not be given pro forma effect.

“Process Agent” has the meaning assigned to such term in Section 9.10(e).

“Projections” means the projections of the Borrowers and their subsidiaries provided to the Arrangers on November 15, 2014.

“Promissory Note” means a promissory note of the applicable Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of Loans of a particular Class of such Borrowers to such Lender resulting from the Loans of such Class made by (or otherwise owing to) such Lender.

“Public Company Costs” shall mean, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, or compliance with any similar rules in any applicable jurisdiction, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees and other costs and/or expenses associated with being a public company.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Published LIBO Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing in Dollars or any Alternative Currency, the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in Dollars or such Alternative Currency (as applicable) for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) and (b) if such rate is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in Dollars or such Alternative Currency (as applicable) for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to the Administrative Agent by major banks in the London or other offshore interbank market for Dollars or such Alternative Currency (as applicable) at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Jurisdiction” shall mean (a) the United States, the United Kingdom and Luxembourg and (b) any other jurisdiction where the Administrative Agent has determined (acting reasonably and following a request by the Borrower Representative and based on advice of local counsel) that Wholly-Owned Subsidiaries organized in such jurisdiction may provide guarantees and security which, after giving effect to the Agreed Guarantee and Security Principles, would provide substantially the same benefits as guarantees and security provided with respect to the Collateral owned by such entities as would have been obtained if the respective subsidiary were instead organized in any of the jurisdictions listed in preceding clause (a).

“Qualified Loan Party” shall mean any Loan Party incorporated or organized in a Qualified Jurisdiction.

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“RB Reorganization” has the meaning assigned to such term in the Recitals to this Agreement.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Securitization Financing in connection with their purchase of, or the making of loans secured by, Securitization Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Securitization Assets or otherwise in accordance with the terms of the Permitted Securitization Documents (but excluding any such collections used to make payments of commissions, discounts, yields and other fees and charges incurred in connection with any Permitted Securitization Financing payable to any person other than a Borrower or a Subsidiary Guarantor); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the assets which from time to time are expressed to be the subject of any English Security Document.

“Recipient” has the meaning assigned to such term in Section 2.17(p)(ii).

“Reckitt Benckiser Pension Fund” means the U.K. registered occupational scheme currently governed by a definitive deed dated 16 September 2008 (as amended).

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative executed by (a) Holdings and the Borrowers, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation H” means Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, agents, controlling persons, trustees and members of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Party” has the meaning assigned to such term in Section 2.17(p)(ii).

“Replacement ABL Facility” has the meaning assigned to such term in Section 6.01(n).

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans substantially concurrently with the incurrence by any Loan Party of any secured term loans (including any Replacement Term Loans) having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent in a manner consistent with generally accepted financial practices, and in any event consistent with the second proviso to Section 2.22(a)(v)) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) applicable to the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the effective interest cost of, or weighted average yield (to be determined by the Administrative Agent on the same basis as set forth in preceding clause (a)) of, the Initial Term Loans; provided that the primary purpose (as reasonably determined by the Administrative Agent and the Borrower Representative) of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the effective interest cost or weighted average yield of the Initial Term Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control or Transformational Event constitute a Repricing Transaction.  Any determination by the Administrative Agent contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct (as determined by a count of competent jurisdiction in a final, nonappealable judgment).

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments and unused Additional Revolving Commitments representing more than 50% of the sum of the total Revolving Loans, Additional Revolving Loans and such unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person, any authorized signatory appointed by the board of directors (conseil d’administration) or board of managers (conseil de gérance) of such person (as applicable) and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall (subject to the express requirements of Section 4.01) include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower Representative that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of such Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Debt” has the meaning set forth in Section 6.04(b).

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of any Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of a Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of a Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary.  Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of a Borrower.

“Retained Excess Cash Flow Amount” has the meaning assigned to such term in the definition of “Available Amount”.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Revaluation Date” shall mean (a) with respect to any Alternative Currency Letter of Credit, each of the following:  (i) each date of issuance, extension or renewal of an Alternative Currency Letter of Credit, (ii) each date of an amendment of any Alternative Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Alternative Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Revolving Lenders shall require and (b) with respect to any Alternative Currency Revolving Loan, each of the following: (i) each date occurring two Business Days prior to the date of a Borrowing of LIBO Rate Revolving Loans denominated in an Alternative Currency, (ii) each date of a continuation of a LIBO Rate Revolving Loan denominated in an Alternative Currency pursuant to Section 2.08, and (iii) the last Business Day of each Fiscal Quarter, and such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require.

“Revolver Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, Section 2.11, Section 2.19 or Section 9.02(c), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased as part of an Incremental Revolving Facility.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Revolving Loans of such Lender (calculated, in the case of Revolving Loans denominated in an Alternative Currency, based on the Dollar Equivalent thereof), plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s participations in the Outstanding Amount of any Swingline Loans.

“Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Revolving Facility” means, at any time, the Revolving Lenders’ Revolving Credit Commitments at such time.

“Revolving Lender” means a Lender with a Revolving Credit Commitment or an Additional Revolving Commitment or an outstanding Revolving Loan or Additional Revolving Loan. Unless the context otherwise requires, the term “Revolving Lenders” shall include the Swingline Lender.

“Revolving Loans” means the revolving Loans made by the Lenders to the Revolver Borrower pursuant to Section 2.01(a)(ii), 2.22, 2.23 or 9.02(c)(ii).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Sanctions” has the meaning assigned to such term in Section 3.19(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower Representative as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.  For purposes of the preceding sentence, the Borrower Representative may deliver a single notice designating all Hedging Obligations with respect to Derivative Transactions under a single master agreement as “Secured Hedging Obligations”.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations.

“Secured Parties” means (i) the Lenders, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services to any Loan Party the obligations under which constitute Banking Services Obligations, (v) the Arrangers and (vi) the Indemnified Persons and any other beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (vii) any Receiver.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by any Borrower or any Restricted Subsidiary or in which any Borrower or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise) (b) royalty and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (c) revenues related to distribution and merchandising of the products of the Borrowers and their Restricted Subsidiaries, (d) IP Rights relating to the generation of any of the foregoing types of assets and (e) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Borrower Representative in good faith).

“Security Trust Deed” means the English law security trust deed entered into or to be entered into by the Administrative Agent and each Loan Party whereby, inter alia, the Administrative Agent declares the rights, interests, benefits and other property comprised in the Liens the subject of the English Security Documents are held on trust for the other Secured Parties, together with each accession agreement with respect thereto.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Special Notice Currency” shall mean at any time an Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Special Purpose Securitization Subsidiary” shall mean (i) a direct or indirect subsidiary of a Borrower established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein, and which is designated (as provided below) as a “Special Purpose Securitization Subsidiary” (x) with which no Borrower nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Securitization Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to such Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower Representative (as determined by the Borrower Representative in good faith) and (y) to which neither no Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than as contemplated in the definition of “Permitted Securitization Financing”) and (ii) any subsidiary of a Special Purpose Securitization Subsidiary.  Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower Representative certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Specified Acquisition Agreement Representations” means in connection with any Limited Condition Acquisition, the representations and warranties made by or on behalf of the target of such Limited Condition Acquisition, its subsidiaries or their respective businesses in the applicable acquisition agreement which are material to the interest of the Lenders, but only to the extent that the applicable Loan Party has the right to terminate its obligations under such acquisition agreement or to decline to consummate such Limited Condition Acquisition as a result of a breach of such representations and warranties.

“Specified Event of Default” means an Event of Default under Sections 7.01(a), (c) (to the extent resulting from a violation of Section 6.01, 6.02, 6.04, 6.06, 6.07 or 6.10), (f), (g) or (k)(i).

“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i), Section 3.02 (as it relates to power and authority and the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral, to the extent same are required hereunder as of the Closing Date), Section 3.16 and Section 3.17.

“Specified Transaction” shall have the meaning ascribed to such term in Section 1.10(a).

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Local Time on the date three Business Days prior to the date as of which the foreign exchange computation is made (or if such rate cannot be computed as of such date, such other date as the Administrative Agent or the Issuing Bank shall reasonably determine is appropriate under the circumstances); provided that (x) the Spot Rate may, at the election of the Administrative Agent or respective Issuing Bank, be made on the date on which the foreign exchange computation is made for any payment actually made or to be made, or cash collateralization required, of any amounts pursuant to this Agreement (rather than the date which is three Business Days prior to such date), and (y) the Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Steps Plan” means that certain “Project Blue 2 — Proposed Step Plan” prepared by Ernst & Young, dated as of December 1, 2014, as same may be amended, restated, supplemented or otherwise modified in accordance with Section 4.01(k)(ii) and Section 5.16(a).

“Sterling” or “£” shall mean the lawful currency of the United Kingdom.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transactions” has the meaning ascribed to such term in the definition of “Pro Forma Basis”.

“Subordinated Indebtedness” means any Indebtedness of any Borrower or any of its Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower Representative.

“Subsidiary Guarantor” means (x) on the Closing Date, each subsidiary of a Borrower (other than any subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each subsidiary of a Borrower that guarantees the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Supplier” has the meaning assigned to such term in Section 2.17(p)(ii).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means Morgan Stanley Senior Funding, Inc., in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” means any Loan made pursuant to Section 2.04.

“TARGET” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and “Tax” shall have the corresponding meaning.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

 “Termination Date” has the meaning assigned to such term in the introductory paragraph to Article 5.

“Term Borrower” has the meaning assigned to such term in preamble hereto (subject to Section 2.24).

“Term Facility” means the Term Loans provided to or for the benefit of the Term Borrowers pursuant to the terms of this Agreement.

“Term Lender” means a Lender with an Initial Term Loan Commitment or an Additional Term Commitment or an outstanding Initial Term Loan or Additional Term Loan.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery of financial statements of Section 5.01(a), “Test Period” means the most recent period of four consecutive Fiscal Quarters in respect of which financial statements were delivered pursuant to Section 4.01(c).

“Threshold Amount” means $25,000,000.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date (net of (i) unrestricted Cash and Cash Equivalents and (ii) Cash and Cash Equivalents restricted in favor of the Secured Parties (including any such Cash and Cash Equivalents securing other Indebtedness secured by a Permitted Lien on all or any portion of the Collateral)) to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Total Leverage Ratio” is used in this Agreement in each case for the Borrowers and their Restricted Subsidiaries.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date is $50,000,000.

“Trade Date” has the meaning assigned to such term in Section 9.05(f)(i).

“Trademark” means the following:  (a) all trademarks (including service marks), common law marks, trade names, trade dress, Internet domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings and its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transaction Dividend” has the meaning set forth in the preamble hereto.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder, (b) the RB Reorganization, (c) the Transaction Dividend, (d) the Demerger, (e) the Intercompany Proceeds Loan and the listing of the Intercompany Notes as contemplated by Section4.01(r) and (f) the payment of Transaction Costs.

“Transformational Event” means any acquisition or investment by any Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment, would not provide the Borrowers and their Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower Representative acting in good faith.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or (in the case of a Loan or Borrowing denominated in Dollars) the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue or perfection of security interests.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to a Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.07(b) and/or Section 2.18(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by such Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Swingline Lender, the aggregate Outstanding Amount, if any, of Swingline Loans in respect of which any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to Section 2.04(b) and (c) with respect to any Issuing Bank, the aggregate amount, if any, of LC Disbursements in respect of which a Revolving Lender shall have failed to make Revolving Loans to reimburse such Issuing Bank pursuant to Section 2.05(e).

“United Kingdom” and “U.K.” mean the United Kingdom of Great Britain and Northern Ireland (or any jurisdiction within the United Kingdom).

“U.K. Qualifying Lender” means:

(a)         a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i)                                     a Lender:

a.              which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payment of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

b.              in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United

Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)                                  a Lender which is:

a.              a company resident in the United Kingdom for United Kingdom tax purposes;

b.              a partnership each member of which is:

i.                  a company so resident in the United Kingdom; or

ii.               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole or any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

c.               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)                               a U.K. Treaty Lender; or

(b)         a lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Loan Document.

“U.K. Revolver Borrower” means the Revolver Borrower with respect to a Loan or Letter of Credit whose payments under that Loan are treated for United Kingdom tax purposes as arising in the United Kingdom and “U.K. Revolver Borrowers” shall have the corresponding meaning.

“U.K. Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)         a company resident in the United Kingdom for United Kingdom tax purposes;

(b)         a partnership each member of which is:

(i)                                     a company so resident in the United Kingdom; or

(ii)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“U.K. Tax Deduction” means a deduction or withholding for or on account of Tax from payment under a Loan Document, other than any U.S. withholding tax under FATCA.

“U.K. Tax Payment” means the increase in a payment made by a Loan Party under Section 2.17(a)(Y).

“U.K. Treaty Lender” means a Lender which:

(a)         is treated as a resident of a U.K. Treaty State for purposes of the Treaty;

(b)         does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the relevant Loan is effectively connected; and

(c)          meets all other conditions in the Treaty for full exemption from the United Kingdom taxation on interest which relate to the Lender.

“U.K. Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Unrestricted Subsidiary” means any subsidiary of a Borrower designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10.  Notwithstanding the foregoing, in no circumstances shall any Borrower be permitted to be an Unrestricted Subsidiary.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the Dollar Equivalent of the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate Outstanding Amount of Revolving Loans made by such Lender, (b) such Lender’s LC Exposure at such time and (c) except for purposes of Section 2.12(a), such Lender’s Applicable Percentage of the aggregate Outstanding Amount of Swingline Loans.

“U.S.” means the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 10756 (signed into law October 26, 2001)).

“U.S. Security Agreement” means the U.S. Security Agreement, substantially in the form of Exhibit J, among the Loan Parties (to the extent that such Persons are incorporated or organized under (or own Capital Stock in, or any Material Debt Instrument issued by, any Person incorporated or organized under) the laws of the U.S., any state thereof or the District of Columbia) and the Administrative Agent for the benefit of the Secured Parties.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(k)(ii)(B)(3).

“VAT” means (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other

Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the Tax referred to in clause (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly- Owned Subsidiaries of such Person.

Section 1.02                             Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by currency (i.e. “Dollar Loans”) or by Class and Type (e.g., a “LIBO Rate Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by currency (i.e. “Dollar Borrowings”) or by Class and Type (e.g., a “LIBO Rate Term Borrowing”).

Section 1.03                             Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.  For purposes of determining compliance at any time with Sections 6.01, 6.02 and 6.05, in the event that any Indebtedness, Lien or Investment, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a), (i), (p) (to the extent relating to Indebtedness incurred under Section 6.01(a), (i), (q), (w) or (z) (or, in each case, permitted refinancing Indebtedness with respect thereto)) (q), (w) and (z), and so long as in no circumstances shall Indebtedness owing to any Borrower or any Restricted Subsidiary be justified as incurred or outstanding under Section 6.01(a), (q), (p) (to the extent relating to Indebtedness incurred under Section 6.01(a), (q), (w) or (z) (or, in each case, permitted refinancing Indebtedness or successive permitted refinancing Indebtedness with respect thereto)), (q), (w) or (z)), 6.02 (other than Sections 6.02(a), (k) (to the extent relating to Liens incurred under Section 6.02(a), (l), (q) (t) or (jj) (or, in each case, modifications, replacements, refinancings, renewals and extensions thereof)), (o), (t) and (jj)) and 6.05 (other than Section 6.05(f) and so long as in no circumstances shall Investments in any Borrower or any Restricted Subsidiary be justified under Section 6.06(dd)), the Borrowers, in their sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.  It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof.

Section 1.04                             Accounting Terms; GAAP.

(a)                                 All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if the Borrower Representative notifies the Administrative Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower Representative or the Required Lenders, then the Borrower Representative and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)                                 Notwithstanding anything to the contrary herein, but subject to Section 1.12, all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis.  Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into any Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating quarterly compliance with Section 6.15 and (y) calculating the Total Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

(c)                                  Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease”, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any such accounting change, the Borrowers shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

Section 1.05                             Effectuation of Transactions.  Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions (or in the case of representations and warranties to be made on the Closing Date, such portions of the Transactions as have been or are to be consummated on or prior to such date), unless the context otherwise requires.

Section 1.06                             Timing of Payment of Performance.  When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07                             Exchange Rates; Currency Equivalents.

(a)                                 The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent and Alternative Currency Equivalent (as applicable) amounts of Revolving Loans, Letters of Credit, LC Disbursements and any other applicable amount denominated in currencies other than Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)                                 Wherever in this Agreement in connection with a Borrowing under the Revolving Facility, continuation or prepayment of a Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing under the Revolving Facility, Revolving Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

Section 1.08                             Additional Alternative Currencies.

(a)                                 The Revolver Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and all of the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the applicable Issuing Bank and all of the Revolving Lenders.

(b)                                 Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time, 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each Revolving Lender, and (in the case of a request pertaining to Letters of Credit the applicable Issuing Bank), shall notify the Administrative Agent, not later than 11:00 a.m., Local Time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Revolving Lenders consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Revolver Borrower and such currency shall (subject to any amendments to this Agreement as may be required pursuant to Section 9.02(e)) thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Facility Borrowings; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Revolver Borrower and such currency shall (subject to any amendments to this Agreement as may be required pursuant to Section 9.02(e)) thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Revolver Borrower.

Section 1.09                             Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.10                             Currency Generally.

(a)                                 For purposes of any determination under Article 5, Article 6 (other than Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (other than in connection with any Revolving Loans or Letters of Credit denominated in any Alternative Currency) (any of the foregoing, a “Specified Transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a Specified Transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such Specified Transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 (so long as any such additional amounts are justified under and incurred in accordance with one or more of the applicable exceptions to Section 6.01 (other than Section 6.01(p))  and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any Specified Transaction so long as such Specified Transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).  For purposes of Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (other than in connection with any Revolving Loans or Letters of Credit denominated in any Alternative Currency), on any relevant date of determination, amounts denominated in currencies other than Dollars shall be (other than in connection with any Revolving Loans or Letters of Credit denominated in any Alternative Currency) translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

(c)                                  Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(d)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

Section 1.11                             Cashless Rollovers.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.12                             Certain Calculations and Tests.

(a)                                 Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 6.15, any First Lien Leverage Ratio test, any Total Leverage Ratio test) and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the making of any Restricted Payment and/or (B) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower Representative, (1) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (2) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant acquisition, Restricted Payment and/or Restricted Debt Payment on a Pro Forma Basis; provided that if the Borrower Representative has made such an election, in connection with the calculation of any ratio, test or basket with respect to the incurrence of any Indebtedness (including any Incremental Facilities) or Liens, or the making of any Investments, Restricted Payments, Restricted Debt Payments, Dispositions, fundamental changes or the designation of a Restricted Subsidiary or Unrestricted Subsidiary on or following such date and prior to the earlier of the date on which such Restricted Payment or Restricted Debt Payment (as applicable) is made, any such ratio, test or basket shall be calculated on a Pro Forma Basis assuming such Restricted Payment or Restricted Debt Payment (as applicable) and other pro forma events in connection therewith (including any incurrence of Indebtedness) have been consummated.

(b)                                 For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 6.15, any First Lien Leverage Ratio test, any Total Leverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c)                                  Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio based test (including, without limitation, Section 6.15, any First Lien Leverage Ratio test and/or any Total Leverage Ratio test) but that does require compliance with a fixed dollar basket (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio based test (including, without limitation, Section 6.15, any First Lien Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

Section 1.13                             Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five).

Section 1.14                             Special Luxembourg Provisions.  Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to the Lux Borrower or any other Luxembourg Loan Party, a reference to (a) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur, (b) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security, (c) a Person being unable to pay its debts includes that person being in a state of cessation de paiements; (d) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire), (e) by-laws or constitutional documents includes its upto-date (restated) articles of association (statuts coordonnés), and (f) a director includes an administrateur or a gérant.

ARTICLE 2

THE CREDITS

Section 2.01                            Commitments.

(a)                                 Subject to the terms and conditions set forth herein, (i) each Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Lux Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment and (ii) each Revolving Lender severally, and not jointly, agrees to make Revolving Loans to the Revolver Borrower at any time and from time to time on and after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Revolving Lender in accordance with the terms hereof, in Dollars or one or more Alternative Currencies; provided that after giving effect to any Borrowing of Revolving Loans, the Dollar Equivalent of the Outstanding Amount of such Revolving Lender’s Revolving Credit Exposure shall not exceed such Revolving Lender’s Revolving Credit Commitment.  Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Revolver Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of the Term Loans may not be reborrowed.

(b)                                 Subject to the terms and conditions of this Agreement, each Lender and each Additional Lender with an Additional Term Commitment for a given Class of Incremental Term Loans severally, and not jointly, agrees to make Incremental Term Loans to the Term Borrowers (or one or more wholly-owned subsidiaries of the Borrower Representative in accordance with Section 2.22(a)(xvi)(A)), which Incremental Term Loans shall not exceed for any such Lender or Additional Lender at the time of any incurrence thereof, the Additional Term Commitment of such Lender or Additional Lender for such Class on the respective Incremental Term Loan Borrowing Date.  Notwithstanding the foregoing, if the applicable Additional Term Commitment in respect of any Incremental Term Loan Borrowing Date is not drawn on such Incremental Term Loan Borrowing Date, the undrawn amount shall automatically be cancelled.  Amounts repaid or prepaid in respect of such Incremental Term Loans may not be reborrowed.

(c)                                  Subject to the terms and conditions of this Agreement, each Lender and each Additional Lender with an Additional Revolving Commitment for a given Class of Incremental Revolving Loans severally, and not jointly, agrees to make Incremental Revolving Loans to the Revolver Borrower (or one or more Wholly-Owned Subsidiaries of the Borrower Representative in accordance with Section 2.22(a)(xvi)(B)), at any time and from time to time on and after the initial incurrence thereof, and until the earlier of the maturity thereof and the termination of the Additional Revolving Commitment of such Lender or Additional Lender (as applicable) in accordance with the terms hereof; provided that after giving effect to any Borrowing of Incremental Revolving Loans, the Outstanding Amount of such Lender’s Revolving Credit Exposure in respect of Additional Revolving Loans shall not exceed such Lender’s Additional Revolving Commitment in respect of Additional Revolving Loans.

Section 2.02                             Loans and Borrowings.

(a)                                 Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, currency and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with the terms and procedures set forth in Section 2.04.

(b)                                 Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the applicable Borrower may request in accordance herewith; provided that (x) each Swingline Loan shall be denominated in Dollars, Euro or Sterling and, to the extent denominated in Dollars, shall be an ABR Loan and (y) each ABR Loan shall only be made in Dollars.  Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the applicable Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided further that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such LIBO Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c)                                  At the commencement of each Interest Period for any Borrowing of Revolving Loans, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)                                 Notwithstanding any other provision of this Agreement, no Borrower shall, nor shall any Borrower be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Loans.

Section 2.03                             Requests for Borrowings. Each Borrowing of Term Loans, each Borrowing of Revolving Loans, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon irrevocable notice by the applicable Borrower to the Administrative Agent.  Each such notice must be in writing or by telephone (and promptly confirmed in writing) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 12:00 p.m., Local Time, (i) three Business Days prior to the requested day of any Borrowing, conversion or continuation of LIBO Rate Loans denominated in Dollars (or one Business Day in the case of any Borrowing of LIBO Rate Initial Term Loans to be made on the Closing Date), (ii) on the requested date of any Borrowing of ABR Loans (other than Swingline Loans) denominated in Dollars, or (iii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested day of any Borrowing, conversion or continuation of LIBO Rate Loans (including Swingline Loans) denominated in an Alternative Currency (or, in the case of clause (iii), such later time as shall be acceptable to the Administrative Agent); provided, however, that if the applicable Borrower wishes to request LIBO Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the applicable Borrower must be received by the Administrative Agent not later than 12:00 p.m., Local Time, one Business Day prior to the date for such Borrowing, conversion or continuation required pursuant to clause (i) or (iii) above, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. on the next Business Day, the Administrative Agent shall notify the applicable Borrower whether or not the requested Interest Period has been consented by all the appropriate Lenders (it being acknowledged and agreed that the failure of any Lender to respond to any such request within the time period provided by clause (A) above shall be deemed to be a rejection by such Lender of such request). Each written notice (or confirmation of telephonic notice) with respect to a Borrowing by the applicable Borrower pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)                                 the Class of such Borrowing;

(b)                                the aggregate principal amount of the requested Borrowing;

(c)                                 the date of such Borrowing, which shall be a Business Day;

(d)                                 whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(e)                                  in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)                                   the currency of such Borrowing (which shall be Dollars or, in the case of a Revolving Loan, an Alternative Currency); and

(g)                                  the location and number of the applicable Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing (unless the requested Borrowing is of Revolving Loans denominated in an Alternative Currency, in which case the requested Borrowing shall be a LIBO Rate Borrowing).  If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified with respect to any Borrowing of Revolving Loans, then the applicable Borrower shall be deemed to have selected Dollars. The Administrative Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section 2.03 or (y) in the case of any LIBO Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section 2.03.

Section 2.04                             Swingline Loans.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars, Euro or Sterling to the Revolver Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding not to exceed the Dollar Equivalent of $10,000,000 (based on the Dollar Equivalent of any Swingline Loans denominated in an Alternative Currency); provided that (x) the Swingline Lender shall not be required to make any Swingline Loan to refinance an outstanding Swingline Loan and (y) after giving effect to any Swingline Loan, the Dollar Equivalent of the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitment. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 (or, in the case of any Swingline Loan denominated in an Alternative Currency, the Alternative Currency Equivalent amount thereof) or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing minimum amount (but subject to the cap on Swingline Loans described above), a Swingline Loan may be in an aggregate amount that is (x) equal to the entire unused balance of the aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the Revolver Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request in writing or by telephone (promptly confirmed in writing), not later than 2:00 p.m. on the day of a proposed Swingline Loan (or in the case of a Swingline Loan denominated in an Alternative Currency, not later than 11:00 a.m., Applicable Time, at least two Business Days prior to the date of such Borrowing).  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Revolver Borrower by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Revolver Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b)                                 The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., Local Time, on any Business Day (or in the case of a Swingline Loan denominated in an Alternative Currency, not later than 9:00 a.m., Local Time, on any Business Day) require the Revolving Lenders to acquire participations on the second Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate and the proposed currency thereof.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Revolver Borrower of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Revolver Borrower (or other Person on behalf of the Revolver Borrower) in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that have made their payments pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Revolver Borrower, if and to the extent such payment is required to be refunded to the Revolver Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Revolver Borrower of any default in the payment thereof.

(c)                                  If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

Section 2.05                             Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this

Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Revolving Credit Maturity Date, upon the request of the Revolver Borrower, to issue Letters of Credit denominated in Dollars or in any Alternative Currency issued on sight basis only for the account of the Revolver Borrower (or any Restricted Subsidiary of the Revolver Borrower; provided that the Revolver Borrower will be the applicant and account party with respect to such Letter of Credit); provided that in no circumstances shall Morgan Stanley Bank, N.A., or any Affiliate thereof be required to issue Commercial Letters of Credit and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d).

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit, the Revolver Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance (or in the case of a Letter of Credit denominated in an Alternative Currency at least five Business Days in advance) of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit K attached hereto. To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)) the Revolver Borrower shall submit such a request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal.  Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information as shall be necessary to issue, amend, extend or renew such Letter of Credit.  If requested by the applicable Issuing Bank, the Revolver Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Revolver Borrower to, or entered into by the Revolver Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Revolver Borrower with the applicable Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person).  A Letter of Credit may be issued, amended, extended or renewed only if (and on the issuance, amendment, extension or renewal of each Letter of Credit the Revolver Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal, (i) the LC Exposure does not exceed the Letter of Credit Sublimit and (ii) the sum of (x) the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans (calculated, in the case of Revolving Loans denominated in an Alternative Currency, based on the Dollar Equivalent thereof), plus (y) the aggregate amount of all LC Exposure (calculated, in the case of Letters of Credit denominated in an Alternative Currency, based on the Dollar Equivalent thereof) would not exceed the Total Revolving Credit Commitment.  Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Revolver Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Expiration Date. (i) No Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 102% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank) so long as such Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve month period to be agreed upon at the time such Letter of Credit is issued.

(ii)                                  No Commercial Letter of Credit shall expire later than the earlier to occur of (A) 180 days after the issuance thereof and (B) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Revolver Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason, in each case, in Dollars at the Dollar Equivalent of such LC Disbursement (regardless of the actual currency of such LC Disbursement), except that any amounts which the respective Issuing Bank requires to be repaid in an Alternative Currency permitted pursuant to following paragraph (e) shall also be required to be reimbursed by the respective Revolving Lenders as provided in this paragraph (d) in the respective Alternative Currency in which such amount is owing by the Borrowers.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Lender’s Revolving Credit Exposure at any time might exceed its Revolving Credit Commitment at such time (in which case Section 2.11(b)(ix) shall apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Revolver Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in Dollars or the applicable Alternative Currency equal to such LC Disbursement not later than 1:00 p.m., Local Time, (or the Applicable Time if such LC Disbursement was made in an Alternative Currency) on the Business Day immediately following the date on which the Revolver Borrower receives notice under paragraph (g) of this Section 2.05 of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the second Business Day immediately following the date on which the Revolver Borrower receives such notice); provided that the Revolver Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and currency and, to the extent so financed, the Revolver Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Revolver Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Revolver Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars (at the Dollar Equivalent of such LC Disbursement, if same was made in an Alternative Currency), its Applicable Percentage of the payment then due from the Revolver Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Revolver Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders in Dollars (based on the Dollar Equivalent of such payment, if same was made in an Alternative Currency) and such Issuing Bank as their interests may appear.

(ii)                     If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Revolving Loans denominated in an Alternative Currency). A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(iii)                  If the Borrowers’ reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrowers shall, at their option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Revolving Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent thereof, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)                                   Obligations Absolute. The obligations of the Revolver Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Revolver Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Revolver Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Revolver Borrower to the extent permitted by applicable law) suffered by the Revolver Borrower that are determined by a final and binding decision of a count of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Revolver Borrower in writing or by telephone (promptly confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless the Revolver Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Revolver Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Loans that are ABR Loans (or in the case such LC Disbursement required to be reimbursed is in an Alternative Currency, at the Overnight Foreign Currency Rate for such Alternative Currency plus the then effective Applicable Rate with respect to ABR Revolving Loans of the applicable Class); provided that if the Revolver Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the Revolver Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i)                                     Replacement or Resignation of an Issuing Bank or Addition of New Issuing Banks.

(i)                                     Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrower Representative, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement becomes effective, the Revolver Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement.  Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(ii)                                      Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Borrower Representative, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time).  In the event of any such resignation as an Issuing Bank, the Borrower Representative shall be entitled to appoint any Revolving Lender that accepts such appointment in writing as successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder; provided that, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation (but shall not be required to issue additional Letters of Credit).

(j)                                    Cash Collateralization.

(i)                    If any Event of Default exists, then on the Business Day that the Borrower Representative receives notice from the Administrative Agent at the direction of the Required Revolving Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), the Revolver Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash in Dollars equal to 102% of the LC Exposure as of such date (minus the Dollar

Equivalent of the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or (g). For the purposes of this paragraph, the LC Exposure shall be calculated using the applicable Spot Rate on the date notice demanding cash collateralization is delivered to the Borrowers (or if the proviso to the immediately preceding sentence is applicable, as of the date on which the Event of Default described therein occurs).

(ii)                     Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Revolver Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account.  Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Revolver Borrower for the LC Exposure at such time or, if any Obligations have been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations.  If the Revolver Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Revolver Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

Section 2.06                             [Reserved].

Section 2.07                             Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                                 Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Revolving Loans denominated in an Alternative Currency) or (ii) in the case of such Borrower, the interest rate applicable to Loans comprising such Borrowing at such time.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and such Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease.  If such Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08                             Type; Interest Elections.

(a)                                 Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The applicable Borrower may elect different Types with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section 2.08, the applicable Borrower shall notify the Administrative Agent of such election either in writing in the form of an Interest Election Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) or (in the case of a Borrowing denominated in Dollars) by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of such Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                              whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv)                             if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a LIBO Rate Borrowing with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing (and any such LIBO Rate Borrowing denominated in an Alternative Currency shall bear interest at the applicable Overnight Foreign Currency Rate plus the Applicable Margin) at the end of the then-current Interest Period applicable thereto.

(f)                                   No Borrowing of Revolving Loans may be continued as a Revolving Borrowing of Revolving Loans denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing of Revolving Loans and, subject to the requirements of this Article II and Section 4.02, reborrowed in the other currency.

Section 2.09                             Termination and Reduction of Commitments.

(a)                         Unless previously terminated, (i) the Initial Term Loan Commitments shall automatically terminate upon the making of the Initial Term Loans on the Closing Date and (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(b)                                 Upon delivering the notice required by Section 2.09(d), the Borrower Representative may at any time terminate the Revolving Credit Commitments upon (i) the payment in full in Cash of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each outstanding Letter of Credit, the furnishing to the Administrative Agent of a Cash deposit in Dollars (or, if reasonably satisfactory to the applicable Issuing Bank, a backup standby letter of credit) equal to 102% of the LC Exposure (minus the Dollar Equivalent of the amount then on deposit in the LC Collateral Account) as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other non-contingent Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c)                                  Upon delivering the notice required by Section 2.09(d), the Borrower Representative may from time to time reduce the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10 or Section 2.11, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment.

(d)                                 The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) or (c) of this Section 2.09 in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Credit Commitments pursuant to this Section 2.09 shall be permanent.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.10                             Repayment of Loans; Evidence of Debt.

(a)                                 The Term Borrowers hereby, jointly and severally, unconditionally promise to repay Initial Term Loans to the Administrative Agent for the account of each Term Lender (i) commencing March 31, 2015, on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and repurchases in accordance with Section 9.05(g), increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.22(a) or otherwise adjusted pursuant to Section 2.23(b)(ii)), and (ii) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans, outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)                                 Each Revolver Borrower hereby, jointly and severally, unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the 5th Business Day following the incurrence of such Swingline Loan and (y) the Revolving Credit Maturity Date. In addition, on the Revolving Credit Maturity Date, each Revolver Borrower shall (A) cancel and return all outstanding Letters of Credit in respect of which it was the applicant (or alternatively, with respect to any outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably acceptable to the relevant Issuing Bank, a backup standby letter of credit) equal to 102% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) as of such date) and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, currency and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.10 and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f)                                   Any Lender may request that Loans made by it be evidenced by a Promissory Note.  In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable).

Section 2.11                             Prepayment of Loans.

(a)                                 Optional Prepayments.

(i)                    Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Term Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Term Loans in whole or in part without premium or penalty (but subject to Sections 2.12(f) and 2.16). Each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages.

(ii)                     Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Revolver Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans, including any Additional Revolving Loans, in whole or in part without premium or penalty (but subject to Section 2.16).  Prepayments made pursuant to this Section 2.11(a)(ii), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements and, second, shall be applied ratably to the outstanding Revolving Loans, including any Additional Revolving Loans.  Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages.

(iii)                      The Borrower Representative shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) in writing or by telephone (promptly confirmed in writing) of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of a LIBO Rate Borrowing denominated in Dollars, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment, (B) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m. one Business Day before the date of prepayment, (C) in the case a LIBO Rate Borrowing denominated in an Alternative Currency, four Business Days (or five Business Days in the case of a Special Notice Currency), before the date of prepayment or (D) in the case of a prepayment of a Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in the case of clauses (A), (B) and (C), such later time as shall be acceptable to the Administrative Agent). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c).  Each prepayment of Term Loans made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower Representative or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b)                                 Mandatory Prepayments.

(i)                    No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of Borrower Representative are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2015, the Borrowers shall, jointly and severally, prepay the outstanding principal amount of Initial Term Loans and Additional Term Loans (unless specified otherwise in the applicable amendment relating to such Additional Term Loans in accordance with Section 2.22(a)(ix), Section 2.23(a)(vi) or Section 9.02(c)(i)(F)) in accordance with clause (vi) of this Section 2.11(b) below in an aggregate principal amount equal to (A) 50% of Excess Cash Flow of the Borrowers and their Restricted Subsidiaries for the Fiscal Year then ended, minus (B) at the option of the Borrower Representative, (x) the aggregate principal amount of any Initial Term Loans, Additional Term Loans, Revolving Loans or Additional Revolving Loans (in each case, to the extent ranking pari passu in right of payment and with respect to security with the Initial Term Loans) prepaid pursuant to Section 2.11(a) prior to such date and (y) the amount of any reduction in the outstanding amount of any Initial Term Loans or Additional Term Loans retired and cancelled as a result of any assignment made in accordance with Section 9.05(g) of this Agreement (including in connection with any Dutch Auction), in the case of this clause (y) prior to such date and in an amount equal to the actual amount of cash paid in connection with the relevant assignment, excluding any such optional prepayments made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year (and in the case of any prepayment of Revolving Loans and/or Additional Revolving Loans, to the extent accompanied by a permanent reduction in the relevant commitment, and in the case of all such prepayments, to the extent that such prepayments were not financed with the proceeds of other Indebtedness (other than revolving Indebtedness) of the Borrowers or their Restricted Subsidiaries); provided that (I) such percentage of Excess Cash Flow shall be reduced to 25% of Excess Cash Flow if the Total Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant Fiscal Year (but without giving effect to the payment required hereby) is less than or equal to 1.25 to 1.00, but greater than 1.00 to 1.00 and (II) such prepayment shall not be required if the Total Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant Fiscal Year (but without giving effect to the payment required hereby) is less than or equal to 1.00 to 1.00.

(ii)                     No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of $10,000,000 in any Fiscal Year, the Borrowers shall, jointly and severally, apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (the “Subject Proceeds”) to prepay the outstanding principal amount of Initial Term Loans and (unless specified otherwise in the applicable amendment relating to such Additional Term Loans in accordance with Section 2.22(a)(ix), Section 2.23(a)(vi) or Section 9.02(c)(i)(F)) Additional Term Loans in accordance with clause (vi) below; provided that if, prior to the date any such prepayment is required to be made, the Borrower Representative notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in assets used or useful in the business (other than Cash or Cash Equivalents) of the Borrower Representative or any of its Restricted Subsidiaries, then so long as no Event of Default then exists, the Term Borrowers shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (A) the Subject Proceeds are so reinvested within 12 months following receipt thereof or (B) the Borrower Representative or any of its Restricted Subsidiaries has committed to so reinvest the Subject Proceeds during such 12-month period and the Subject Proceeds are so reinvested within six months after the expiration of such 12-month period; provided, however, that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Term Borrowers shall, jointly and severally, promptly prepay the outstanding principal amount of Initial Term Loans and Additional Term Loans with the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso); provided further that if, at the time that any such prepayment would be required hereunder, a Term Borrower or any of its Restricted Subsidiaries is required to offer to repay or repurchase any other Indebtedness permitted hereunder to be secured on a pari passu basis with the Secured Obligations pursuant to the terms of the documentation governing such Indebtedness with the Subject Proceeds (such Indebtedness required to be offered to be so repaid or repurchased, the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Initial Term Loans and (to the extent required) Additional Term Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the applicable Initial Term Loans, Additional Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Initial Term Loans and Additional Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Initial Term Loans and Additional Term Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly; provided further that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such declination) be applied to prepay the Initial Term Loans and Additional Term Loans in accordance with the terms hereof.

(iii)                      In the event that the any Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by any Borrower or any of its Restricted Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c)), the Term Borrowers shall, jointly and severally, substantially simultaneously with (and in any event not later than the next succeeding Business Day) the receipt of such Net Proceeds by such Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of Initial Term Loans and Additional Term Loans in accordance with clause (vi) below.

(iv)                    [Reserved];

(v)                   Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Initial Term Loans and Additional Term Loans required to be made by the Term Borrowers pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, solely to the extent not applied to any other Indebtedness of the Borrowers or their subsidiaries as a mandatory prepayment of such Indebtedness, the “Declined Proceeds”); provided that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c).  If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Initial Term Loans and Additional Term Loans.  Any Declined Proceeds shall be retained by the Borrowers for application for any purpose not prohibited by this Agreement.

(vi)                 Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan in accordance with Section 2.22(a)(ix), Section 2.23(a)(vi) or Section 9.02(c)(i)(F), (A) each prepayment of Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment of Initial Term Loans or Additional Term Loans constituting Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c) shall be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of Initial Term Loans and Additional Term Loans, all accepted prepayments under Section 2.11(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of the Initial Term Loans and Additional Term Loans as directed by the Borrower Representative (or, in the absence of direction from the Borrower Representative, to the remaining scheduled amortization payments in respect of the Initial Term Loans and Additional Term Loans in direct order of maturity), and (C) each such prepayment shall be paid to the Term Lenders of each applicable Class in accordance with their respective Applicable Percentages. The amount of such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Initial Term Loans and Additional Term Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or LIBO Rate Loans; provided that the amount thereof shall be applied first to ABR Loans to the full extent thereof before application to the LIBO Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16. Any prepayment of Initial Term Loans made on or prior to the date that is six months after the Closing Date pursuant to Section 2.11(b)(iii) as part of a Repricing Transaction shall be accompanied by the fee set forth in Section 2.12(f).

(vii)                  In the event that the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitment then in effect (other than solely as a result of changes in currency exchange rates), the Revolver Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Aggregate Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Total Revolving Credit Commitment then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepayment of Revolving Loans or Swingline Loans or (B) with respect to the excess LC Exposure, deposit of Cash in the LC Collateral Account or “backstopping” or replacement of the relevant Letters of Credit, in each case, in an amount equal to 102% of such excess LC Exposure (minus the amount then on deposit in the LC Collateral Account).

(viii) At the time of each prepayment required under Section 2.11(b)(i), (ii) or (iii), the Borrower Representative shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower Representative setting forth in reasonable detail the calculation of the amount of such prepayment.  Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid.  Prepayments shall be accompanied by accrued interest as required by Section 2.13.  All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.16 and, in the case of prepayments under clause (iii) above as part of a Repricing Transaction, Section 2.12(f), but shall otherwise be without premium or penalty.

(ix) If solely as a result of changes in currency exchange rates, on any Revaluation Date, the Dollar Equivalent of the total Revolving Credit Exposure of all Revolving Lenders of any Class exceeds the total Revolving Credit Commitments of such Class, the Borrowers shall, at the request of the Administrative Agent (provided, that such a request shall be deemed to have been made if the Dollar Equivalent of the total Revolving Credit Exposure of all Revolving Lenders under the respective Class is more than 105% of the total Revolving Credit Commitments of such Class (on any Revaluation Date), within 5 days of such Revaluation Date (A) prepay Revolving Loans and/or Swingline Loans or (B) provide Cash collateral pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment set forth above.

Section 2.12                            Fees.

(a)                                 The Revolver Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum on the average daily amount of the Unused Revolving Credit Commitment of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended (commencing on March 31, 2015) and on the date on which the Revolving Credit Commitments terminate.  For purposes of calculating the commitment fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)                                 Subject to Section 2.21, the Revolver Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans denominated in the same currency as the applicable Letter of Credit on the daily face amount of such Lender’s LC Exposure in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respect of such Letter of Credit and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the Revolver Borrower (but in any event not to exceed 0.125% per annum) of the Dollar Equivalent of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued to and including the last Business Day of each March, June, September and December shall be payable in arrears for the quarterly period then ended on the last Business Day of such calendar quarter; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate, and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c)                                  [Reserved].

(d)                                 The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times separately agreed upon by the Borrower Representative and the Administrative Agent in writing.

(e)                                  All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders.  Fees paid shall not be refundable under any circumstances. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(f)                                   In the event that, on or prior to the date that is six months after the Closing Date, any Borrower (x) prepays, repays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Term Borrowers shall, jointly and severally, pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment.  If, on or prior to the date that is six months after the Closing Date, all or any portion of the Initial Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender becoming a Non-Consenting Lender with respect to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced.  All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(g)                                  Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13                             Interest.

(a)                                 The Term Loans and Revolving Loans comprising each ABR Borrowing (including Swingline Loans, to the extent denominated in Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Term Loans and Revolving Loans comprising each LIBO Rate Borrowing (including Swingline Loans, to the extent denominated in any Alternative Currency) shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  [Reserved].

(d)                                 Notwithstanding the foregoing and subject to Section 2.21, if any principal of or interest on any Initial Term Loan, Revolving Loan or Additional Loan, any LC Disbursement or any fee payable by Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Initial Term Loan, Revolving Loan, Additional Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Initial Term Loan, Revolving Loan, Additional Loan or LC Disbursement as provided in the preceding paragraphs of this Section 2.13, Section 2.05(h) or in the amendment to this Agreement relating thereto or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans denominated in Dollars that are ABR Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(e)                                  Accrued interest on each Initial Term Loan, Revolving Loan or Additional Loan shall be payable in arrears on each Interest Payment Date for such Initial Term Loan, Revolving Loan or Additional Loan and on the Maturity Date or upon the termination of the Revolving Credit Commitments or any Additional Commitments, as applicable; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Initial Term Loan, Revolving Loan or Additional Loan (other than a prepayment of an ABR Revolving Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Initial Term Loan, Revolving Loan or Additional Loan shall be payable on the effective date of such conversion.

(f)                                   All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed for ABR Loans based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) Borrowings denominated in Sterling, interest shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day; provided further that, in the case of any ABR Loan, interest shall accrue through and including the last day of the month preceding the applicable Interest Payment Date.

Section 2.14                             Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, (ii) any Interest Election Request that requests the continuation of any Borrowing in any affected Alternative Currency shall be ineffective and such Borrowing denominated in an Alternative Currency shall be prepaid on the last day of the Interest Period applicable thereto, and (iii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Borrowing of LIBO Rate Revolving Loans denominated in an Alternative Currency, such Borrowing Request shall be ineffective).

Section 2.15                             Increased Costs.

(a)                                 If any Change in Law:

(i)                                     imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or Issuing Bank,

(ii)                                      subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii)                                       imposes on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by any Lender or any Letter of Credit or participation therein, and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any LIBO Rate Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in Dollars or any Alternative Currency into a Borrowing denominated in Dollars or any other Alternative Currency) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in Dollars or any Alternative Currency into a Borrowing denominated in Dollars or any other Alternative Currency) in respect of any LIBO Rate Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material (such amount being an “Increased Cost”), then, within 30 days after the Borrower Representative’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the applicable Borrower(s) will, subject to Section 2.15(e), pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that such Borrower(s) shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, the relevant circumstances are not generally affecting the banking market.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to liquidity and capital adequacy), then within 30 days of receipt by the Borrower Representative of the certificate contemplated by paragraph (c) of this Section 2.15 the applicable Borrower(s) will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 and setting forth in reasonable detail the manner in which such amount or amounts were determined and certifying that such Lender is generally charging such amounts to similarly situated borrowers shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.

(d)                                 Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the applicable Borrower(s) shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  Section 2.15(a) does not apply to the extent that any Increased Cost is (a) attributable to a U.K. Tax Deduction required by law to be made by a U.K. Revolver Borrower; or (b) solely in the case of any Loan made to a U.K. Revolver Borrower, compensated for by Section 2.17(c) (or would have been compensated for under Section 2.17(c) but was not so compensated solely because any of the exclusions in Section 2.17(c) applied).

Section 2.16                             Break Funding Payments.  In the event of (a) the conversion or prepayment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the applicable Borrower(s) shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit).  In the case of a LIBO Rate Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower(s) shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17                             Taxes.

(a)                                 Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law.  If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (X) in the case of any Loan that is not made to a U.K. Revolver Borrower (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.17), each Lender and each Issuing Bank (as applicable), or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.  If at any time any applicable withholding agent is required by applicable Requirements of Law to make any deduction or withholding from any amount payable under any Loan Document, the applicable Borrowers shall promptly notify the relevant Lender or Issuing Bank and the Administrative Agent upon any Responsible Officer becoming aware of the same.  In addition, each relevant Lender and/or Issuing Bank and/or Administrative Agent, as applicable, shall promptly notify the Borrowers upon becoming aware of any circumstances as a result of which any Loan Party is or would be required to deduct or withhold from any amount payable under any Loan Document; and (Y) in the case of any Loan made to a U.K. Revolver Borrower, subject to Section 2.17(f), the amount of the payment due from the relevant Loan Party shall be increased to an amount which (after making any U.K. Tax Deduction) leaves an amount equal to the payment which would have been due if no U.K. Tax Deduction had been required.

(b)                                 In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                                  Each Loan Party shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, such Lender or Issuing Bank, as applicable, on or with respect to any payment by or any payment on account of any obligation of any Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties (other than any penalties attributable to the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender or Issuing Bank), interest and, in each case, any reasonable expenses arising therefrom or with respect thereto; provided that if such Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to such Loan Party in accordance with Section 2.17(l)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender or Issuing Bank, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender or Issuing Bank, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender, Issuing Bank or the Administrative Agent, as applicable, shall deliver a certificate to the Borrowers (i) setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability and (ii) certifying that it is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c):

(i)                                     the Loan Parties shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any Indemnified Taxes or Other Taxes incurred more than 180 days prior to the date that the Administrative Agent or such Lender makes such written demand to the Loan Parties; provided, further, that if such Indemnified Taxes or Other Taxes are imposed retroactively, the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; and

(ii)                                      the Loan Parties shall not be under any obligation to make any payments under this Section 2.17(c) to the extent that the Indemnified Taxes or Other Taxes are compensated for by an increased payment under Section 2.17(a)(Y) or would have been compensated for by an increased payment under Section 2.17(a)(Y) but were not so compensated solely because one of the exclusions in Section 2.17(f) applied.

(d)                                 Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender or Issuing Bank (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s or Issuing Bank’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and Issuing Bank hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this clause (d).

(e)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)                                   A payment shall not be increased under Section 2.17(a)(Y) above by reason of a U.K. Tax Deduction on account of Tax imposed by the United Kingdom if on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a U.K. Tax Deduction if the Lender had been a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant Governmental Authority;

(ii)                                      the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of U.K. Qualifying Lender and;

(A)                               an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the relevant Loan Party making the payment a certified copy of that Direction; and

(B)                               the payment could have been made to the Lender without any U.K. Tax Deduction if that Direction had not been made; or

(iii)                                       the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of U.K. Qualifying Lender and;

(A)                               the relevant Lender has not given a U.K. Tax Confirmation to the relevant Loan Party; and

(B)                               the payment could have been made to the Lender without any U.K. Tax Deduction if the Lender had given a U.K. Tax Confirmation to the relevant Loan Party, on the basis that the U.K. Tax Confirmation would have enabled the relevant Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)                              the relevant Lender is a U.K. Treaty Lender and the relevant Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the U.K. Tax Deduction had that Lender complied with its obligations under Section 2.17(i) below.

(g)                                  If a relevant Loan Party is required to make a U.K. Tax Deduction, that relevant Loan Party shall make that U.K. Tax Deduction and any payment required in connection with that U.K. Tax Deduction within the time allowed and in the minimum amount required by applicable Requirements of Law.

(h)                                 Within thirty days of making either a U.K. Tax Deduction or any payment required in connection with that U.K. Tax Deduction, the relevant Loan Party making that U.K. Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the U.K. Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Governmental Authority.

(i)                                     A U.K. Treaty Lender and each relevant Loan Party which makes a payment to which that U.K. Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a U.K. Tax Deduction.

(j)                                    Each Term Lender that is entitled to an exemption from withholding tax pursuant to the Council Directive 2003/48/EC (as amended for time to time) or any law or regulation implementing the Council Directive 2003/48/EC (as amended from time to time) with respect to payments made under any Loan Document shall, if reasonably requested by the applicable Loan Party, provide such applicable Loan Party, at the time or times reasonably requested by any applicable Loan Party, with such properly completed and executed documentation prescribed by applicable law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such payments to be made without withholding. Notwithstanding anything to the contrary in this paragraph, the completion, execution and submission of any such documentation shall not be required if in the Term Lender’s reasonable judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Term Lender.

(k)                                 Status of Lenders.

(i)                    Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the applicable Borrowers and the Administrative Agent, at the time or times reasonably requested by such Borrowers or the Administrative Agent, such properly completed and executed documentation as such Borrowers or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by any applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)                     Without limiting the generality of the foregoing:

(A)                               each Lender that is not a Foreign Lender shall deliver to the applicable Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrowers or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               each Foreign Lender shall deliver to the applicable Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed original copies of IRS Form W-8ECI;

(3)                                 in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)                                 to the extent any Foreign Lender is not the beneficial owner, executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such partner;

(C)                               each Foreign Lender shall deliver to the applicable Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                       if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrowers and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by such Borrowers or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and may be necessary for such Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount, if any, to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrowers and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in this Section 2.17(k), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver. Notwithstanding the preceding sentence, each Lender which becomes a party to this Agreement on the date hereof represents that it is legally eligible to deliver documentation establishing its exemption from U.S. federal withholding tax, and each such Lender has delivered such documentation prior to such date or shall deliver such documentation on such date.

(l)                                     Other than in relation to a U.K. Tax Payment, if the Administrative Agent or any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified

Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (l), in no event shall the Administrative Agent, any Issuing Bank or any Lender be required to pay any amount to a Loan Party pursuant to this paragraph (l) to the extent that the payment thereof would place the Administrative Agent, such Issuing Bank or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent, such Issuing Bank or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(m)                             Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(n)                                 Lender Status — U.K. Revolver Borrowers:  Each Revolving Lender which becomes a party to this Agreement after the date of this Agreement shall indicate in writing to each U.K. Revolver Borrower on the date on which it becomes party to this Agreement (including pursuant to the applicable Assignment and Assumption) which of the following categories it falls in:

(i)                                     not a U.K. Qualifying Lender;

(ii)                                      a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or

(iii)                                       a U.K. Treaty Lender,

and if such Revolving Lender fails to indicate its status in accordance with this Section 2.17(n) then such Revolving Lender shall be treated for the purposes of this Agreement (including by each U.K. Revolver Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform each U.K. Revolver Borrower).

Each Revolving Lender which becomes a party to this Agreement on the date of this Agreement indicates to the U.K. Revolver Borrower by entering into this Agreement that it is a U.K. Treaty Lender.

(o)                                 Tax Credit. If a Loan Party makes a U.K. Tax Payment and the relevant Lender determines that:

(ii)                                      a Tax Credit is attributable to an increased payment of which that U.K. Tax Payment forms part, to that U.K. Tax Payment or to a U.K. Tax Deduction in consequence of which that U.K. Tax Payment was required; and

(iii)                                       that Lender has obtained and utilized that Tax Credit,

the Lender shall pay an amount to the relevant Loan Party which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the U.K. Tax Payment not been required to be made by the relevant Loan Party.

(p)                                 VAT.

(i)                                     All amounts expressed to be payable under a Loan Document by any party to the Administrative Agent, an Arranger, a Lender or an Issuing Bank which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to Section 2.17(p)(ii) below, if VAT is or becomes chargeable on any supply made by the Administrative Agent, the relevant Arranger, a Lender or an Issuing Bank to any party under a Loan Document and the Administrative Agent, the relevant Arranger, the relevant Lender or the relevant Issuing Bank is required to account to the relevant tax authority for the VAT, that party must pay to the Administrative Agent, the Arrangers, the relevant Lender or the relevant Issuing Bank (as applicable and in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Administrative Agent, the relevant Arranger, the relevant Lender or the relevant Issuing Bank must promptly provide an appropriate VAT invoice to that party).

(ii)                                      If VAT is or becomes chargeable on any supply made by the Administrative Agent, the Arrangers, a Lender or an Issuing Bank (the “Supplier”) to any of the Administrative Agent, the Arrangers, a Lender or an Issuing Bank (the “Recipient”) under a Loan Document, and any party (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)                               (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Section 2.17(p)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)                               (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)                                       Where a Loan Document requires a party to reimburse or indemnify the Administrative Agent, the Arrangers, a Lender or an Issuing Bank for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Administrative Agent, the relevant Arranger, the relevant Lender or the relevant Issuing Bank (as applicable) for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Administrative Agent, the relevant Arranger, the relevant Lender or the relevant Issuing Bank reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)                                     Any reference in this Section 2.17(p) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)                                    In relation to any supply made by the Administrative Agent, the Arrangers, a Lender or an Issuing Bank to any party under a Loan Document, if reasonably requested by the Administrative Agent, the relevant Arranger, the relevant Lender or the relevant Issuing Bank (as applicable), that party must promptly provide the Administrative Agent, the relevant Arranger, the relevant Lender or the relevant Issuing Bank with details of that party’s VAT registration and such other information as is reasonably requested in connection with the Administrative Agent, the relevant Arranger, the relevant Lender or the relevant Issuing Bank’s VAT reporting requirements in relation to such supply.

Section 2.18                             Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)                                 Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest (except for principal of and interest on Revolving Loans denominated in an Alternative Currency), fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 2:00 p.m., Local Time) and, in the case of any payment of principal of or interest on Revolving Loans denominated in an Alternative Currency, prior to the Applicable Time, in each case, on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in the same currency in which the applicable Credit Extension was made (or where such currency has been converted into Euro, in Euro) and (ii) to the Administrative Agent to the applicable account designated to the Borrower Representative by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16 or 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.  All payments (including accrued interest) hereunder shall be made in Dollars (or, in the case of Revolving Loans or Letters of Credit denominated in an Alternative Currency, in the applicable Alternative Currency unless (and then to the extent) a payment in Dollars is required under this Agreement).  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Notwithstanding the foregoing provisions of this Section 2.18(a), if, after the making of any Credit Extension in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Extension was made (the “Original Currency”) no longer exists or the respective Borrower is not able to make payment to the Administrative Agent for the account of the applicable Lenders in such Original Currency, then all payments to be made by the respective Borrower hereunder in such currency shall instead be made when due in Dollars or in another Alternative Currency reasonably agreed between the Borrower Representative and the Administrative Agent in an amount equal to the Dollar Equivalent or Alternative Currency Equivalent (as of the date of repayment), as applicable, of such payment due, it being the intention of the parties hereto that the respective Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b)                                 Subject to any Permitted Pari Passu Intercreditor Agreement, proceeds of Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01 shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied first, to the payment of all costs and expenses then due incurred by the Administrative Agent or any Receiver in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the Swingline Lender and any Issuing Bank pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution), third, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to the Swingline Lender or any Issuing Bank from the Borrowers constituting Secured Obligations, fourth, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 102% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account and any amount applied pursuant to clause “third” above) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause “first” above, and fifth, to, or at the direction of, the Borrower Representative or as a court of competent jurisdiction may otherwise direct.

(c)                                  If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23 and 9.02(c). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)                                 Unless the Administrative Agent has received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Revolving Loans denominated in an Alternative Currency).

(e)                                  If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19                             Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, (ii) if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) if any Lender is a Defaulting Lender or (iv) if in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender does not consent to such amendment, waiver or consent (each such Lender described in this clause (iv), a “Non-Consenting Lender”), then the applicable Borrowers may, at their sole expense and effort, upon notice from the Borrower Representative to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Commitments of such Lender, and repay all Obligations of such Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date (provided that if, after giving effect such termination and repayment, the aggregate amount of the Revolving Credit Exposure exceeds the aggregate amount of the Revolving Credit Commitments then in effect, then the Revolver Borrower shall, not later than the next Business Day, prepay one or more Revolving Borrowings or Swingline Loans (and, if no Revolving Borrowings are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, in each case of such Class of Loans, Commitments and/or Additional Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans, Commitments and/or Additional Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law.  No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the applicable Borrowers may not repay the Obligations of such Lender or terminate its Commitments or Additional Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrowers to require such assignment and delegation cease to apply.  Each Lender agrees that if it is replaced pursuant to this Section 2.19(b), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19(b) to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register, any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(f), the Term Borrowers shall, jointly and severally, pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(f).

Section 2.20                             Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Published LIBO Rate, or to determine or charge interest rates based upon the Published LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Dollars or in any other Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Loans in Dollars or such other Alternative Currency or to convert ABR Loans to LIBO Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Published LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly).  Upon receipt of such notice, (x) the applicable Borrowers shall, upon demand from such Lender to the Borrower Representative (with a copy to the Administrative Agent), (1) in the case of any such LIBO Rate Loans denominated in Dollars, prepay or convert all of such Lender’s LIBO Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate) or (2) in the case of any such LIBOR Rate Loans denominated in any Alternative Currency, prepay all of such Lender’s LIBO Rate Loans or cause such Loans to bear interest at the applicable Overnight Foreign Currency Rate plus the Applicable Margin, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans (in which case the applicable Borrowers shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Published LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Published LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Published LIBO Rate.  Upon any such prepayment or conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21                             Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b)                                 The Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)                                  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.10, Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower Representative as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank and/or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any Revolving Loans or any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists as the Borrower Representative may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Borrower Representative may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)                                 If any Swingline Loans or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i)                                     all or any part of Swingline Loans and LC Exposure of such Defaulting Lender shall be reallocated among the Revolving Lenders that are non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non

Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii)                                          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Revolver Borrower shall, without prejudice to any other right or remedy available to them hereunder or under law, within two Business Days following notice by the Administrative Agent, Cash collateralize 102% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or Swingline Lender with respect to such LC Exposure and/or Swingline Loans and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii)                                       if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation; and

(iv)                                      if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e)                                  So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless, in each case, it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the Revolver Borrower in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among Revolving Lenders that are non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f)                                   In the event that the Administrative Agent and the Borrower Representative agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Loans and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders or participations in Revolving Loans as the Administrative Agent shall determine as are necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage.  Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22                             Incremental Credit Extensions.

(a)                                 The Borrower Representative may, at any time, on one or more occasions deliver a written request to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such request to each of the Lenders) to (i) add one or more new tranches of term facilities and/or increase the principal amount of the Initial Term Loans or any Additional Term Loans by requesting new term loan commitments to be added to such Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new tranches of revolving commitments and/or increase the Total Revolving Credit Commitment or any Additional Revolving Commitment (any such new tranche or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate principal amount not to exceed the Incremental Cap; provided that:

(i)                                         no Incremental Commitment may be less than $10,000,000,

(ii)                                      except as separately agreed from time to time between the Borrower Representative and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender,

(iii)                                   no Incremental Facility or Incremental Loan (or the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a Lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv)                                  (A) except as otherwise provided herein, the terms of each Incremental Revolving Facility (other than any terms which are applicable only after the then-existing maturity date with respect to the Revolving Facility or any Additional Revolving Facility, as applicable, and other than as permitted under clause (v) below), will be substantially similar to those applicable to the Revolving Facility or otherwise reasonably acceptable to the Administrative Agent (other than in the case of any Incremental Revolving Facility that is implemented by increasing the amount of then-existing Total Revolving Credit Commitments (rather than by implementing a new tranche of Revolving Credit Commitments), which shall have identical terms to such then-existing Total Revolving Credit Commitments) and (B) no Incremental Revolving Facility will mature earlier than the then-applicable Latest Revolving Loan Maturity Date or require any scheduled amortization or mandatory commitment reduction prior to such Maturity Date,

(v)                                     the interest rate applicable to any Incremental Facility or Incremental Loans will be determined by the Borrower Representative and the lenders providing such Incremental Facility or Incremental Loans; provided that (A) in the case of any Incremental Term

Facility or Incremental Term Loans which rank pari passu with the Initial Term Loans in right of payment and with respect to security, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the Initial Term Loans unless the interest rate margin with respect to the Initial Term Loans is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Facility or Incremental Term Loans, minus 0.50%; provided further that in determining the applicable interest rate under this clause (v): (w) original issue discount or upfront fees paid by any Borrower (or any new Borrower in accordance with clause (xvi) below) in connection with the Initial Term Loans or any Incremental Term Facility (based on a four-year average life to maturity), shall be included (it being acknowledged and agreed that the original issue discount or upfront fees paid in connection with the Initial Term Loans shall not, for purposes of the clause (v), be affected by any subsequent Incremental Term Facility that is implemented by increasing the amount of the Initial Term Loans (rather than by implementing a new tranche of Term Loans)), (x) any amendments to the Applicable Rate in respect of the Initial Term Loans that became effective subsequent to the Closing Date but prior to the time of the addition of the relevant Incremental Term Facility or Incremental Term Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees (regardless of whether such fees are paid to or shared in whole or in part with any lender) paid or payable to the Arrangers (or their Affiliates) in their respective capacities as such in connection with the Initial Term Loans or any Incremental Term Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to the relevant Incremental Term Facility or Incremental Term Loans and any other fees not paid to all relevant lenders generally shall be excluded and (z) if the relevant Incremental Term Facility or Incremental Term Loans include any LIBO Rate floor (or any equivalent floor) that is greater than that applicable to the Initial Term Loans, and such floor is greater than the LIBO Rate applicable to Initial Term Loans having an Interest Period of three months on the date of determination, the excess amount shall be equated to interest margin for determining the applicable interest rate, and (B) in the case of any Incremental Revolving Facility or Incremental Revolving Loans which rank pari passu with the Initial Revolving Loans in right of payment and with respect to security, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the Initial Revolving Loans unless the interest rate margin with respect to the Initial Revolving Loans is adjusted to be equal to the interest rate with respect to the relevant Incremental Revolving Facility or Incremental Revolving Loans, minus 0.50%; provided further that in determining the applicable interest rate under this clause (v): (w) original issue discount or upfront fees paid by the Revolver Borrower in connection with the Initial Revolving Loans (based on a four-year average life to maturity), shall be included, (x) any amendments to the Applicable Rate in respect of the Initial Revolving Loans that became effective subsequent to the Closing Date but prior to the time of the addition of the relevant Incremental Revolving Facility or Incremental Revolving Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees (regardless of whether such fees are paid to or shared in whole or in part with any lender) paid or payable to the Arrangers (or their Affiliates) in their respective capacities as such in connection with the Initial Revolving Loans or to one or more arrangers (or their affiliates) in their capacities as such applicable to the relevant Incremental Revolving Facility or Incremental Revolving Loans and any other fees not paid to all relevant lenders generally shall be excluded and (z) if the relevant Incremental Revolving Facility or Incremental Revolving Loans include any LIBO Rate floor (or any equivalent floor) that is greater than that applicable to the Initial Revolving Loans, and such floor is greater than the LIBO Rate applicable to Initial Revolving Loans having an Interest Period of three months on the date of determination, the excess amount shall be equated to interest margin for determining the applicable interest rate.

(vi)                                     the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date at the time of the incurrence thereof,

(vii)                                      the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing tranche(s) of Term Loans (without giving effect to any prepayments thereof),

(viii)                                      (A) any Incremental Term Facility shall rank pari passu with any then- existing tranche of Term Loans in right of payment and may rank pari passu with or junior to any then-existing tranche of Term Loans with respect to security (and to the extent the relevant Incremental Facility ranks pari passu with or is subordinated to the Term Loans in right of security and documented in a separate agreement to this Agreement (it being acknowledged and agreed that any such Incremental Term Facility that is subordinated to the Term Loans in right of security shall be documented in a separate agreement to this Agreement, it shall be subject to a Permitted Pari Passu Intercreditor Agreement (in the case of an Incremental Facility that ranks pari passu with any then-existing tranche of Term Loans with respect to security) or a Permitted Junior Intercreditor Agreement (in the case of an Incremental Facility that ranks junior to any then-existing tranche of Term Loans with respect to security) and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party (but need not be guaranteed by all such Persons) or (y) secured by any assets other than the Collateral (but need not be secured by all such assets),

(ix)                                    (A) any prepayment (other than any scheduled amortization payment) of Incremental Term Loans that are pari passu with any then-existing Term Loans in right of payment and security shall be made on a pro rata basis with such existing Term Loans and (B) any prepayment (other than any scheduled amortization payment) of Incremental Term Loans that are subordinated to any then-existing Term Loans in right of payment or security shall be made on a junior basis with respect to such existing Term Loans (and all other then-existing Additional Term Loans requiring ratable prepayment), except, in the case of preceding clause (A); that the Term Borrowers and the lenders providing the relevant Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),

(x)                                    except as otherwise agreed by the lenders providing the relevant Incremental Facility in connection with any Limited Condition Acquisition (which shall be subject to Section 2.22(i)), no Event of Default shall exist immediately prior to or after giving effect to such incremental facility,

(xi)                                     except as otherwise agreed by the lenders providing the relevant Incremental Facility in connection with any Limited Condition Acquisition (which shall be subject to Section 2.22(i)), all representations and warranties set forth in Article 3 and in each other Loan Document shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the applicable closing date in respect of such Incremental Facility with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier day, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date.

(xii)                                      except as otherwise required or permitted in clauses (v) through (ix) above (and other than in the case of any Incremental Term Facility that is implemented by increasing the amount of then-existing Term Loans of any Class (rather than by implementing a new Class of Term Loans), which shall have identical terms to such then-existing Class of Term Loans), all other terms of any Incremental Term Facility, if not substantially similar to the terms of the Initial Term Loans, shall be reasonably satisfactory to the Borrower Representative and the

Administrative Agent (it being understood that any terms which are not consistent with the terms of the Initial Term Loans and are applicable only after the then-existing Latest Term Loan Maturity Date are deemed to be reasonably acceptable to the Administrative Agent),

(xiii)                                       the proceeds of any Incremental Facility may be used for working capital and other general corporate purposes and any other use not prohibited by this Agreement,

(xiv)                                     on the date of the making of any Incremental Term Loans that will be added to any Class of Initial Term Loans or Additional Term Loans, and notwithstanding anything to the contrary set forth in Section 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of) each borrowing of outstanding Initial Term Loans or Additional Term Loans, as applicable, of the same Type with the same Interest Period of the respective Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then outstanding borrowing of Initial Term Loans or Additional Term Loans, as applicable, of the same type with the same Interest Period of the respective Class;

(xv)                                    at no time shall there be more than three separate Maturity Dates in effect with respect to the Revolving Facility and any existing Additional Revolving Facility at any time;

(xvi)                                     (A) any Term Borrower or (subject to this inclusion of “collateral allocation mechanism” provisions reasonably satisfactory to the Administrative Agent) one or more Wholly-Owned Subsidiaries of the Borrower Representative reasonably acceptable to the Administrative Agent shall be the borrower(s) under any Incremental Term Facility and, (B) the Revolver Borrower or (subject to this inclusion of “collateral allocation mechanism” provisions reasonably satisfactory to the Administrative Agent) one or more Wholly-Owned Subsidiaries of the Borrower Representative reasonably acceptable to the Administrative Agent shall be the borrower(s) under any Incremental Revolving Facility

(xvii)                                      the currency of any Incremental Facility shall be Dollars or, if agreed by all of the Lenders or Additional Lenders providing such Incremental Facility, an Alternative Currency.

(b)                                 Incremental Commitments may be provided by any existing Lender, or by any other lender (other than any Disqualified Institution) (any such other lender being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, the Swingline Lender and any Issuing Bank) shall have consented (such consent not to be unreasonably withheld) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided further that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment.

(c)                                  Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower Representative all such documentation (including an amendment to this Agreement or any other Loan Document) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment and/or the Incremental Loans thereunder. On the effective date of such Incremental Commitment, each such Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d)                                 As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its reasonable request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Additional Lender, and the Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iii) the Administrative Agent shall have received a certificate of the applicable Borrowers signed by a Responsible Officer thereof:

(A)                               certifying and attaching a copy of the resolutions adopted by the governing body of the applicable Borrowers approving or consenting to such Incremental Facility and/or Incremental Loans, and

(B)                               to the extent applicable, certifying that the conditions set forth in clause (a)(x) and clause (a)(xi) above have been satisfied.

(e)                                  Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i)                                     if such Incremental Revolving Facility is implemented by increasing the amount of then-existing Total Revolving Credit Commitments (rather than by implementing a new tranche of Revolving Credit Commitments), (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment and sharing requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii)                                     if such Incremental Revolving Facility is implemented pursuant to a request to add one or more new tranches of revolving commitments, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on the existing Revolving Facilities and such Incremental Revolving Facility, (B) repayments required upon the Maturity Date of the then-existing Revolving Facility and such Incremental Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Commitments shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Facility, (2) all swingline loans and/or letters of credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Revolving Loans with respect to, and termination of commitments under, such Incremental Revolving Facility shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Facility, except that the Borrower shall be permitted to permanently repay and terminate commitments under such Incremental Revolving Facility on a greater than pro rata basis as compared with any other revolving facility with a later Maturity Date than such revolving facility.

(f)                                   Effective on the date of effectiveness of each Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the Issuing Banks and the Revolver Borrower.

(g)                                  The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments to this Agreement and the other Loan Documents with the Borrowers and/or any other applicable Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments increased or extended pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22.

(h)                                 To the extent that any Incremental Term Loans are added to any then outstanding Class of Initial Term Loans or Additional Term Loans, as applicable, it is acknowledged that (i) the scheduled amortization payments set forth in Section 2.10 shall be adjusted to give effect to the increase in the relevant Class and (ii) the operation of clause (a)(xiv) above may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBO Rate Loans of the respective Class and which will end on the last day of such Interest Period).

(i)                                     Limited Condition Acquisitions.  Notwithstanding the foregoing provisions of this Section 2.22 or in any other provision of any Loan Document:

(i)                                     if the proceeds of any Incremental Facility are intended to be applied to finance a Limited Condition Acquisition, the conditions precedent to the Borrower Representative’s right to request such Incremental Facility for a Limited Condition Acquisition shall (so long as the requirements of Section 2.22(a) (other than clauses (x) and (xi) thereof) are met with respect to such Incremental Facility) be limited to the following: (a) on the date of the signing of the definitive acquisition agreement for such Limited Condition Acquisition (x) no Event of Default shall have occurred and be continuing (y) each of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects (except (I) with respect to representations and warranties expressly made as of an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date and (II) that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects); and (b) at the date of closing of such Limited Condition Acquisition and the funding of the applicable Incremental Facility, (A) no Event of Default under Section 7.01(a), (f) or (g) shall have occurred and be continuing, (B) the only representations and warranties the accuracy of which shall be a condition to funding such advance shall be the Specified Representations and the Specified Acquisition Agreement Representations, and

(ii)                                     in the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of subordinated or junior debt, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries in connection with a Limited Condition Acquisition, at the Borrower Representative’s option, the relevant ratios and baskets (other than those set forth in clause (a), (b), (c) and (d) of the definition of “Incremented Cap”) shall be determined, and any default or event of default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and, subject to the second proviso contained in this clause (ii), calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower Representative has made such an election, in connection with the calculation of any ratio or basket with respect to the incurrence of any debt or liens, or the making of any investments, restricted payments, prepayments of subordinated, junior or unsecured debt, asset sales, fundamental changes or the designation of a restricted subsidiary or unrestricted subsidiary on or following such date and prior to the earlier of the date on which such acquisition is consummated or the definitive agreement for such acquisition is terminated, any such ratio shall, subject to the proviso below, be calculated on a pro forma basis assuming such acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated; provided that the consolidated net income (and any other financial defined term derived therefrom) shall not include any consolidated net income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

(j)                            This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23                          Extensions of Loans and Revolving Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower Representative to all Lenders holding Loans of any Class with a like Maturity Date or commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or commitments with a like Maturity Date) and on the same terms to each such Lender, the Borrowers are hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in any such Extension Offer to extend the Maturity Date of such Lender’s Loans and/or commitments and otherwise modify the terms of such Loans and/or commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension”, and each group of Loans or commitments, as applicable, in each case as so extended, as well as the original Loans and the original commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche (and Class) of Loans from the tranche of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate tranche (and Class) of revolving commitments from the tranche of revolving commitments from which they were converted), so long as the following terms are satisfied:

(i)                                         no Default under Section 7.01(a), (f) or (g) or Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the applicable Lenders, and no Default under Section 7.01(a), (f) or (g) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extension;

(ii)                                     except as to (x) interest rates, fees and final maturity (which shall, subject to clause (iv)(y) below, be determined by the Revolver Borrower and any Lender who agrees to an Extension and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitment of any Revolving Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Credit Commitments (and related outstandings) provided hereunder; provided that (I) to the extent any non-extended portion of the Revolving Facility and/or any Additional Revolving Facility then exists, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on such revolving facilities (and related outstandings), (B) repayments required upon the Maturity Date of such revolving facilities and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of the Revolving Facility and/or the relevant Additional Revolving Facility, as applicable, (2) all Swingline Loans and/or Letters of Credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Extended Revolving Loans with respect to, and termination of commitments under, any such Extended Revolving Credit Commitment after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion(s) of the Revolving Facility and/or any Additional Revolving Facility, except that the Revolver Borrower shall be permitted to permanently repay and terminate commitments of any such Revolving Facility and/or Additional Revolving Facility on a greater than pro rata basis as compared with any other revolving facility with a later Maturity Date than such Revolving Facility and/or Additional Revolving Facility and (II) at no time shall there be more than three separate Classes of revolving commitments hereunder (including Revolving Credit Commitments, Incremental Revolving Commitments, Extended Revolving Credit Commitments and Replacement Revolving Facilities);

(iii)                                       except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv)(x), (v) and (vi), be determined by the Term Borrowers and any Lender who agrees to an Extension and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended term Loans, the “Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to the relevant Extension Offer; provided, however, that with respect to representations and warranties, affirmative and negative covenants (including financial covenants) and events of default that are applicable to any such tranche of Extended Term Loans, such provisions may be more favorable to the lenders of the applicable tranche of Extended Term Loans than those originally applicable to the tranche of Term Loans subject to the relevant Extension Offer, so long as (and only so long as) such provisions also expressly apply to (and for the benefit of) the tranche of Term Loans subject to the relevant Extension Offer and each other Class of Term Loans hereunder;

(iv)                                     (x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of Extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(v)                            the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby (or any other Extended Term Loans then outstanding);

(vi)                                     any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments (but, for purposes of clarity, not scheduled amortization payments) in respect of the Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements with respect to the Initial Term Loans), in each case as specified in the respective Extension Offer;

(vii)                                      if the aggregate principal amount of Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii)                                       each Extension shall be in a minimum amount of $20,000,000;

(ix)                                     any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower Representative; and

(x)                                all documentation in respect of such Extension shall be consistent with the foregoing.

(b)                                 With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower Representative may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s sole discretion and which may be waived by the Borrower Representative) of Loans or commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any tranche of Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.23.

(c)                                  No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or commitments under any Class (or a portion thereof), (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended and (C) the consent of the Swingline Lender to the extent the swingline facility is to be extended (in each case which consent shall not be unreasonably withheld or delayed). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis in right of payment and with respect to security with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments to this Agreement and the other Loan Documents with the applicable Borrower(s) and/or any other applicable Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(d)                                 In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24                             Joint and Several Liability of Term Borrowers.

(a)                                 Subject to paragraphs (g) and (h) below, notwithstanding anything else in this Agreement or any other Loan Documents to the contrary, each Term Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and Term Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Term Borrower and in consideration of the undertakings of the other Term Borrower to accept joint and several liability for the Applicable Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Term Borrower, with respect to the payment and performance of all of the Applicable Obligations, it being the intention of the parties hereto that all of the Applicable Obligations shall be the joint and several obligations of each Term Borrower without preferences or distinction among them.  The Term Borrowers shall be liable for all amounts due to Administrative Agent and the Term Lenders under this Agreement, regardless of which Term Borrower actually receives the relevant Term Loans hereunder or the amount of such Term Loans received or the manner in which the Administrative Agent or any relevant Term Lender accounts for such Term Loans or other extensions of credit on its books and records. The Applicable Obligations of the Term Borrowers with respect to Term Loans made to one of them, and the Applicable Obligations arising as a result of the joint and several liability of one of the Term Borrowers hereunder with respect to Term Loans made to the other Term Borrower hereunder, shall be separate and distinct obligations, but all such other Applicable Obligations shall be primary obligations of both Term Borrowers.

(b)                                 If and to the extent that any Term Borrower shall fail to make any payment with respect to any of the Applicable Obligations as and when due or to perform any of the Applicable Obligations in accordance with the terms thereof, then in each such event, the other Term Borrower will make such payment with respect to, or perform, such Applicable Obligation.

(c)                                  The obligations of each Term Borrower under this Section 2.24 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Term Borrower. The joint and several liability of the Term Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Term Borrower or any of the Term Lenders.

(d)                                 The provisions of this Section 2.24 hereof are made for the benefit of the Term Lenders and their successors and assigns, and subject to Article 7 hereof, may be enforced by them from time to time against any Term Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Term Lender first to marshal any of its claims or to exercise any of its rights against the other Term Borrower or to exhaust any remedies available to it against the other Term Borrower or to resort to any other source or means of obtaining payment of any of the Applicable Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.24 shall remain in effect until the Termination Date. If at any time, any payment, or any part thereof, made in respect of any of the Applicable Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or any Term Lender upon the insolvency, bankruptcy or reorganization of any Term Borrower, or otherwise, the provisions of this Section 2.24 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e)                                  Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Term Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, federal or foreign law relating to fraudulent conveyances or transfers) then the obligations of such Term Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state, provincial or foreign and including, without limitation, the Bankruptcy Code).

(f)                                   With respect to the Applicable Obligations arising as a result of the joint and several liability of the Term Borrowers hereunder with respect to Term Loans or other extensions of credit made to the other Term Borrower hereunder, to the maximum extent permitted by applicable law, each Term Borrower waives, until the occurrence of the Termination Date, any right to enforce any right of subrogation or any remedy which Administrative Agent or any Term Lender now has or may hereafter have against the other Term Borrower, any endorser or any guarantor of all or any part of the Applicable Obligations, and any benefit of, and any right to participate in, any security or collateral given to Administrative Agent or any Term Lender.  Any claim which any Term Borrower may have against the other Term Borrower with respect to any payments to the Administrative Agent or the Term Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Applicable Obligations arising hereunder or thereunder, to the occurrence of the Termination Date. Upon the occurrence of any Event of Default and for so long as the same is continuing, to the maximum extent permitted under applicable law, the Administrative Agent and the Term Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to the Applicable Obligations of the Term Borrowers, any or all of them or (ii) with respect to Applicable Obligations of any Term Borrower, to collect and recover the full amount, or any portion of the Applicable Obligations, without first proceeding against the other Term Borrower or any other Person, or against any security or collateral for the Applicable Obligations.  Each Term Borrower consents and agrees that Administrative Agent and Term Lenders shall be under no obligation to marshal any assets in favor of the Term Borrower(s) or against or in payment of any or all of the Applicable Obligations. Subject to the foregoing, in the event that a Term Loan or other extension of credit is made to, or with respect to business of, one Term Borrower and any other Term Borrower makes any payments with respect to such Term Loan or extension of credit, the first Term Borrower shall promptly reimburse such other Term Borrower for all payments so made by such other Term Borrower.

(g)                                  Section 2.24(a) above does not apply to any liability to the extent that it would result in the obligations assumed by an English Loan Party constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

(h)                                 (i)                                     Notwithstanding any provisions to the contrary in any Loan Document, the aggregate obligations and liabilities of the Lux Borrower under this Section 2.24 for the obligations of the US Co-Borrower shall be limited at any time to a maximum amount payable by the Lux Borrower not exceeding ninety-five per cent. (95%) of the sum of the Lux Borrower’s “capitaux propres” (as referred to in article 34 of the Luxembourg law dated 19 December 2002 (the “ Law of 2002”) concerning the register of commerce and companies and the accounting and annual accounts of undertakings, as amended) (the “Own Funds”) and the Lux Borrower’s subordinated debts (dettes subordonnées) (as referred to in article 34 of the Law of 2002 (the “Lux Subordinated Debt”), as determined on the basis of the then latest available annual accounts of the Lux Borrower duly established in accordance with applicable accounting rules, as at the date on which any obligation of the Lux Borrower under this Section 2.24 is called.

(ii)                                      Where, for the purpose of any determination under clause (h)(i) above, no duly established annual accounts of the Lux Borrower are available for the relevant reference period (which, for the avoidance of doubt, includes a situation where, in respect of any determination to be made under clause (h)(i) above, no final annual accounts have been established in due time in respect of the then most recently ended financial year) the Lux Borrower shall, promptly, establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with applicable accounting rules, pursuant to which the Lux Borrower’s Own Funds and Lux Subordinated Debt will be determined. If the Lux Borrower fails to provide such unaudited interim accounts or annual accounts (as applicable) within 20 Business Days as from the request of the Administrative Agent, the Administrative Agent may appoint, at the cost of the Borrowers, an independent auditor (réviseur d’entreprises agréé) or an independent reputable investment bank which, acting reasonably, shall undertake the determination of the Lux Borrower’s Own Funds and Lux Subordinated Debt in accordance with Luxembourg accounting principles. In order to prepare such determination, the independent auditor (réviseur d’entreprises agréé) or the independent reputable investment bank, as applicable, shall take into consideration such available elements and facts at such time including, without limitation, the latest annual accounts of the Lux Borrower and its subsidiaries, any recent valuation of the assets of the Lux Borrower and its subsidiaries (if available), the market value of the assets of the Lux Borrower and its subsidiaries as if sold between a willing buyer and a willing seller as a going concern using a standard market multi criteria approach combining market multiples, book value, discounted cash flow or comparable public transaction of which price is known (taking into account circumstances at the time of the valuation and making all necessary adjustments to the assumption being used) and acting in a reasonable manner.

(iii)                                   The limitation set forth in this clause (h) shall not apply to any Obligations of any of the Lux Borrower’s direct or indirect subsidiaries.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the Closing Date, and thereafter on the dates and to the extent required pursuant to Section 4.02, each the Borrowers hereby represent and warrant to the Administrative Agent and each of the Lenders that:

Section 3.01                             Organization; Powers.  Holdings, each of the Loan Parties and each of its Restricted Subsidiaries (a) is (i) duly organized or incorporated and validly existing and (ii) in good standing (to the extent such concept or an equivalent concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization or incorporation, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a) with respect to the Borrowers and clause (b) with respect to Holdings and the Loan Parties) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02                             Authorization; Enforceability.  The execution, delivery and performance of each of the Loan Documents are within Holdings’ and/or each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of Holdings and such Loan Party.  Each Loan Document to which Holdings and/or any Loan Party is a party has been duly executed and delivered by Holdings and/or such Loan Party and is a legal, valid and binding obligation of Holdings and/or such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03                             Governmental Approvals; No Conflicts. The execution and delivery of the Loan Documents by Holdings and/or each Loan Party party thereto and the performance by Holdings and/or such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii)  Requirements of Law applicable to Holdings and/or such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any other material Contractual Obligation to which Holdings and/or such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04                             Financial Condition; No Material Adverse Effect.

(a)                                 The financial statements described in Sections 4.01(c)(i) and (ii) (or if applicable, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable), present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower Representative on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of financial statements provided pursuant to Section 4.01(c)(i) or Section 5.01(a), to the absence of footnotes and normal year-end adjustments.

(b)                                 Since the Closing Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05                             Properties.

(a)                                 As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by the Borrowers or any of their Restricted Subsidiaries.

(b)                                 The Borrowers and each of their Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c)                                  The Borrowers and their Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other intellectual property rights (collectively, the “IP Rights”) used to conduct the businesses of the Borrowers and their Restricted Subsidiaries as presently conducted without, to the knowledge of any Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06                             Litigation and Environmental Matters.

(a)                                 There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened in writing against or affecting Holdings, any Borrower or any of their Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                                 Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Borrower nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or any Environmental Liability or knows of any basis for any Environmental Liability of such Borrower or any of its Restricted Subsidiaries and (ii) no Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c)                          Neither any Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at or from any currently or formerly operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07                             Compliance with Laws.  Each of Holdings, the Borrowers and each of the Borrowers’ Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08                             Investment Company Status.  No Loan Party, nor Holdings, is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09                             Taxes.  Each of Holdings, the Borrowers and each of the Borrowers’ Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, including in its capacity as a withholding agent, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrowers or such Restricted

Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10                             ERISA.

(a)                         Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11                             Disclosure.

(a)                                 As of the Closing Date, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning Holdings, the Borrowers and the Borrowers’ Restricted Subsidiaries and the Transactions and prepared by or on behalf of the Borrower Representative or its subsidiaries or their respective representatives and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)                                The Projections have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrowers’ control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12                             Solvency.  As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations on the Closing Date in connection with this Agreement and the other Transactions, (i) the fair value of the assets of the Borrowers and their Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrowers and their Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrowers and their Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrowers and their Restricted Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers and their Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrowers and their Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 3.13                             Capitalization and Subsidiaries.  Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary, (b) the type of entity of Holdings and each of its subsidiaries and (c) the jurisdiction of incorporation or organization thereof.

Section 3.14                             Security Interest in Collateral.  Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements, the provisions of this Agreement and the other relevant Loan Documents, the Collateral Documents will, upon execution and delivery thereof in accordance with Section 4.01(a), Section 5.12 or Section 5.18 hereof (as applicable), create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15                             Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes, lockouts or slowdowns against the Borrowers or any of their Restricted Subsidiaries pending or, to the knowledge of the Borrowers or any of their Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrowers and their Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Section 3.16                          Federal Reserve Regulations.

(a)                                 On the Closing Date, not more than 25% of the value of the assets of Holdings, the Borrowers and the Borrowers’ Restricted Subsidiaries taken as a whole is represented by Margin Stock.

(b)                                 None of the Borrowers nor any of the Borrowers’ Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c)                                  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation T, Regulation U or Regulation X.

Section 3.17                             Use of Proceeds. Subject to Section 5.18, (a) the Revolver Borrower will use the proceeds of the Revolving Loans and Swingline Loans, and may request the issuance of Letters of Credit (in each case subject to clause (b) below), solely for general corporate purposes (including, without limitation, for Permitted Acquisitions and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit) and (b) the Lux Borrower will use the proceeds of the Initial Term Loans made on the Closing Date to finance (i) directly or indirectly, the prompt payment by Borrower Representative of the Transaction Dividend (including by making the Intercompany Proceeds Loan, with the proceeds thereof to be promptly applied by the Borrower Representative towards payment of the Transaction Dividend) and (ii) for the general corporate purposes of the Borrowers and their subsidiaries (including for the payment of Transaction Costs, solely to the extent relating to the Loan Documents and/or the Credit Facilities), in an aggregate amount not to exceed $250.0 million.

Section 3.18                             Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing or evidencing any Indebtedness in excess of the Threshold Amount of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Obligations.

Section 3.19                             Economic and Trade Sanctions and Anti-Corruption Laws.

(a)                                 (i) None of Holdings, the Borrowers nor any of the Borrowers’ Restricted Subsidiaries nor, to the knowledge of any Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is (A) the subject of any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. State Department, the United Nations, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Cuba, Iran, North Korea, Sudan and Syria); and (ii) no Borrower will directly or indirectly, use the proceeds of the Loans or Letters of Credit or lend, contribute, or otherwise make available such proceeds to any Person, for the purpose of financing the activities of or with any Person, or in any country or territory, that currently is, or whose government is, the subject of any Sanctions, except to the extent licensed or otherwise approved, or in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Loans or other Credit Extensions, whether as lender, advisor, investor or otherwise).

(b)                                 To the extent applicable, each Loan Party is in compliance in all material respects with (i) each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V), and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(c)                                  No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of any Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable anti-bribery law.

Section 3.20                             Center of Main Interests and Establishments.  For purposes of the COMI Regulation, the center of main interest (as that term is used in Article 3(1) of the COMI Regulation) of each Loan Party whose Original Jurisdiction is a member state of the European Union is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(h) of the COMI Regulation) in any other jurisdiction.

Section 3.21                             Pensions.  Except in relation to (i) any arrangement which provides only benefits on death which are wholly insured and (ii) RB Pharmaceuticals Limited in relation to the Reckitt Benckiser Pension Fund, no Parent Company nor any of its subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of a UK registered occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993).

Section 3.22                             Luxembourg Regulatory Matters. The head office (administration centrale) and (for the purposes of the COMI Regulation) the center of main interests (centre des intérets principaux) of the Lux Borrower in Luxembourg is located at the place of its registered office (siège statutaire) in Luxembourg.  The Lux Borrower (i) does not carry out (a) any activity in the financial sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, as amended from time to time) or (b) any activity requiring the granting of a business license under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions, (ii) complies with all requirements of the Luxembourg law of 31 may 1999 on the domiciliation of companies, as amended, and all related regulations, (iii) has not filed and, to the best of its knowledge, no Person has filed a request with any competent court seeking that the Lux Borrower be declared subject to bankruptcy (faillite), general settlement or composition with creditors (concordat préventif de faillite) controlled management (gestion controlee), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 11, and 13 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (and which include foreign court decision as to faillite, concordat or analogous procedures according to the COMI Regulation), (iv) is not, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation des paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and is not aware, or may be not reasonably be aware, of such circumstances and (v) is in compliance with any reporting requirements applicable to it pursuant to the to the Central Bank of Luxembourg regulation 2011/8 or Regulation (EU) N°648/2012 of the European Parliament and of the Council dated 4 July 2012 on OTC derivatives, central counterparties and trade repositories, except in each case referred to in (i)(b), (ii) and (v) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE 4

CONDITIONS

Section 4.01                             Closing Date. The obligations of (i) any Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by each such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such Borrower has signed a counterpart) of (A) this Agreement, (B) the Loan Guaranty and (C) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b)                                 Legal Opinions. The Administrative Agent shall have received a customary written opinion of each of (i) Paul Weiss Rifkind Wharton & Garrison LLP, in its capacity as special counsel for Holdings, the Borrowers and the Subsidiary Guarantors, (ii) White & Case LLP in its capacity as English counsel for the Administrative Agent and the Lenders, (iii) Elvinger, Hoss & Prussen, in its capacity as special counsel for Holdings, the Borrowers and the Subsidiary Guarantors relating to the capacity of the Lux Borrower to enter into the Loan Documents described in clause (a) above to which it is a party, the absence of stamp duty or filing requirements, the validity and enforceability of the choice of law and choice of jurisdiction clauses, the recognition of foreign judgments relating to such Loan Documents and other related matters and (iv) NautaDutilh Avocats Luxembourg S.à r.l., in its capacity as Luxembourg counsel for the Administrative Agent and the Lenders, in each case with respect to the Loan Documents described in clause (a) above, dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank and in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  Financial Statements. The Administrative Agent shall have received (i) an audited consolidated balance sheet for each of the three most recent fiscal years and related audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower Representative and its Subsidiaries, for the three most recently completed fiscal years, in each case ended at least 90 days before the Closing Date; (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower Representative and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (i) hereof, in each case prepared in accordance with GAAP and (iii) detailed projected consolidated financial statements of the Borrower Representative and its subsidiaries for at least the five fiscal years ending after the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period;

(d)                                 Pro Forma Financial Statements.  The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower Representative and its subsidiaries (based on the financial statements referred to in paragraph (c) above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income);

(e)                                  Closing Certificates; Certified Charters; Good Standing Certificates.  (i) The Administrative Agent shall have received (A) a certificate of Holdings and each Loan Party (other than the Lux Borrower), dated the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (1) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors (or if applicable, committee of the board of directors), board of managers, members and/or other governing body approving the terms of and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings and other credit extensions hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (2) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of Holdings or such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and which it is required to execute pursuant to Section 5.16, (3) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of Holdings or such Loan Party certified by the relevant authority of the jurisdiction of organization of Holdings or such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (4) in the case of an English Loan Party, confirm that the borrowing or guaranteeing or securing the borrowings and other credit extensions contemplated by the Loan Documents would not cause any borrowing, guarantee, security or similar limit binding on such English Loan Party to be exceeded and (B) a good standing (or equivalent) certificate as of a recent date for Holdings or such Loan Party from its jurisdiction of organization (to the extent such concept, or an equivalent concept, exists in such jurisdiction)

(ii)                                      The Administrative Agent shall have received, in respect of the Lux Borrower, a manager’s certificate dated as of the Closing Date and signed by a manager of the Lux Borrower, certifying the following items: (i) an up-to-date copy of the articles of association of the Lux Borrower; (ii) an electronic true and complete certified excerpt of the Luxembourg Companies Register pertaining to the Lux Borrower dated as of the Closing Date; (iii) an electronic certified true and complete certificate of non-registration of judgment (certificat de non-inscription d’une décision judiciaire) dated as of the Closing Date issued by the Luxembourg Companies Register and reflecting the situation no more than one Business Day prior to the Closing Date certifying that, as of the date of the day immediately preceding such certificate, the Lux Borrower has not been declared bankrupt (en faillite), and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), or reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 4 to 8, 11 and 13 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (and which include foreign court decisions as to faillite, concordat or analogous procedures according to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings), (iv) true, complete and up-to-date board resolutions approving the entry by the Lux Borrower into, among others, the Loan Documents; and (v) a true and complete specimen of signatures for each of the directors or authorized signatories having executed for and on behalf of the Lux Borrower respectively the Loan Documents.

(f)                                   Representations and Warranties. The Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be

(g)                                  Fees.  Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by any Borrower or any Affiliate thereof on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Borrowers for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Borrowers may agree (including the reasonable fees and expenses of legal counsel), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(h)                                 No Default.  On the Closing Date, no Specified Event of Default is continuing or will result from the making of any Loans or the issuance of any Letters of Credit on such date.

(i)                                     Solvency.  The Administrative Agent shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit M from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower Representative certifying as to the matters set forth therein (or, at the Borrower Representative’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing in form and substance satisfactory to the Arrangers).

(j)                                    Perfection Certificate. The Administrative Agent shall have received a duly completed Perfection Certificate dated the Closing Date and signed by a Borrower Representative, together with all attachments contemplated thereby.

(k)                                 Transactions.  (i) The Administrative Agent shall have received a certificate from the chief financial officer of Borrower Representative confirming that the completion of the Demerger (other than the RB Reorganization, to the extent not required to be consummated prior to or concurrently with the initial funding under the Term Facility under clause (ii) below) will occur in accordance with the Steps Plan and the Demerger Documents substantially concurrently with, or not later than eight Business Days following, the first extension of credit under the Term Facility.

(ii)                                      Prior to or concurrently with the initial funding under the Term Facility, the RB Reorganization (to the extent described in Steps 1 through 8 of the Steps Plan) shall have been consummated in accordance with the terms and conditions of the Steps Plan and the Demerger Documents, and neither the Steps Plan, nor any Demerger Document, shall have been altered, amended or otherwise changed or supplemented (including by filing any additional or supplemental prospectus) or any provision or condition therein waived, and neither Holdings nor any Affiliate thereof shall have consented to any action which would require the consent of Holdings or such Affiliate under the Steps Plan or any Demerger Document, if such alteration, amendment, change, supplement, waiver or consent (or the circumstances giving rise thereto) would require publication of a an additional or supplementary prospectus, in any such case without the prior written consent of the Arrangers (such consent not to be unreasonably withheld).

(l)                                     USA PATRIOT Act.  No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested by any Lender that is party hereto on the Closing Date in writing with respect to any Loan Party at least ten days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(m)                             Process Agent. The Arrangers shall have received a copy of a letter appointing a process agent reasonably acceptable to the Arrangers as process agent for each Borrower and Guarantor not organized under the laws of the United States or any State thereof.

(n)                                 Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer or director of the Borrower Representative certifying as of the Closing Date to the matters set forth in Section 4.01(f) and (h).

(o)                                 Absence of Other Indebtedness.  On the Closing Date, after giving effect to the initial borrowings under the Term Facility, none of the Borrower Representative or any of its subsidiaries shall have any third party Indebtedness for borrowed money other than (i) the Obligations, (ii) ordinary course capital leases, purchase money indebtedness, equipment financings and surety bonds and (iii) other indebtedness described on Schedule 6.01.

(p)                                 Extensions of Credit Lawful.  As at the date on which the initial borrowings under the Term Facility are made, it is not unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated herein or to fund or maintain its participation in any such advance.

(q)                                 Dispositions.  No Disposition of all or substantially all of the assets of Holdings and its subsidiaries shall have occurred.

(r)                                    Pensions. The Administrative Agent (or its counsel) shall have received written evidence satisfactory to the Administrative Agent that the Flexible Apportionment Arrangement has been executed by RB Pharmaceuticals Limited, the Trustees of the Reckitt Benckiser Pension Fund and Reckitt Benckiser Healthcare (UK) Limited.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 4.02                             Each Credit Extension.  After the Closing Date, the obligation of each Revolving Lender to make a Credit Extension (which, for the avoidance of doubt, shall not include any Incremental Loans advanced in connection with a Limited Condition Acquisition to the extent not otherwise required by the Lenders of such Incremental Loans) is subject to the satisfaction of the following conditions:

(a)                                 (i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b) or (iii) in the case of a Borrowing of Swingline Loans, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).

(b)                                 The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c)                                  At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default exists.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date that all the Revolving Credit Commitments and any Additional Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or back stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Administrative Agent and the Issuing Banks) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), each Borrower hereby covenants and agrees with the Administrative Agent and the Lenders that:

Section 5.01                            Financial Statements and Other Reports. The Borrower Representative will deliver to the Administrative Agent for delivery to each Lender:

(a)                                 Quarterly Financial Statements. Within 45 days (or 60 days in the case of the first Fiscal Quarter ending after the Closing Date) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2015, the consolidated balance sheet of Borrower Representative as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower Representative for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification with respect thereto and a Narrative Report with respect thereto;

(b)                                 Annual Financial Statements.  Within 120 days after the end of each Fiscal Year ending thereafter, (i) the consolidated balance sheet of Borrower Representative as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower Representative for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, (A) a report thereon of an independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to the maturity of any Credit Facility occurring within 12 months of the relevant audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrowers as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (B) a Narrative Report with respect to such Fiscal Year;

(c)                                  Compliance Certificate. Together with each delivery of financial statements of the Borrower Representative pursuant to Sections 5.01(a) and 5.01(b), (i) a duly executed and completed Compliance Certificate (A) certifying that no Default or Event of Default exists (or if a Default or Event of Default exists, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same), (B) in the case of financial statements delivered pursuant to Section 5.01(b), setting forth reasonably detailed calculations of (x) Excess Cash Flow of the Borrowers and their Restricted Subsidiaries for each Fiscal Year beginning with the financial statements for the Fiscal Year ending December 31, 2015, (y) Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds received during the applicable period by or on behalf of any Borrower or any of the Restricted Subsidiaries subject to prepayment pursuant to Section 2.11(b), and the portion of such Net Proceeds that have been invested or are intended to be reinvested in accordance with Section 2.11(b)(ii)  and (z) in the case of financial statements delivered pursuant to Sections 5.01(a) and 5.01(b), setting forth reasonably detailed calculations of Consolidated Total Assets, the Available Amount and the Available Excluded Contribution Amount as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, covered by such financial statements or stating that there has been no change to such amounts since the date of delivery of the last Compliance Certificate and (C) setting forth in reasonable detail calculations necessary for determining compliance with Section 6.15 and (ii) (A) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrowers as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d)                                 [Reserved];

(e)                                  Notice of Default.  Promptly upon any Responsible Officer of any Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrowers have taken, are taking and propose to take with respect thereto;

(f)                                   Notice of Litigation.  Promptly upon any Responsible Officer of a Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by a Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from such Borrower together with such other non- privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)                                  ERISA.  Promptly upon any Responsible Officer of a Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h)                                 Financial Plan.  As soon as available and in any event no later than 90 days after the beginning of each Fiscal Year, commencing in respect of the Fiscal Year ending December 31, 2015, a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year, including a forecasted consolidated statement of the Borrower Representative’s financial position and forecasted consolidated statements of income and cash flows of the Borrowers for such Fiscal Year, prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions on which such financial plan is based in a manner consistent with the level of detail provided in the Projections;

(i)                                     Information Regarding Collateral.  Prompt (and in any event, within 30 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j)                            Annual Collateral Verification. Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.01(b), a Perfection Certificate Supplement;

(k)                                 Certain Reports.  Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or its applicable Parent Company to its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities; and

(l)                             Other Information.  Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with the financial condition or business of Holdings, the Borrowers and their Restricted Subsidiaries.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or any Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto on the website of Holdings on the Internet at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k), the Borrowers shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents on the website of Holdings (or its applicable subsidiary) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by any Borrower to the Administrative Agent for posting on behalf of the Borrowers on Intralinks, SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) in respect of information filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (including, without limitation, the Financial Conduct Authority), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (h) of this Section 5.01 may be satisfied with respect to any financial statements of Holdings by furnishing (A) the applicable financial statements of any Parent Company of Holdings or (B) Holdings’ (or any other Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrowers and their subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of Holdings as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Holdings and/or the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings, the Borrowers or their respective subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, each Borrower or their respective securities for purposes of U.S. Federal, state and foreign securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 5.02                             Existence.  Except as otherwise permitted under Section 6.07, each Borrower will, and each Borrower will cause each of Holdings and their Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of Holdings and the Borrowers, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings, nor any Borrower nor any of the Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of Holdings and the Borrowers), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03                             Payment of Taxes.  Each Borrower will, and each Borrower will cause each of their Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor, and (ii) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04                             Maintenance of Properties. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrowers and their Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05                             Insurance.  Except where the failure to do so would not, individually or in the aggregate,  reasonably be expected to have a Material Adverse Effect, each Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers and their Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Each Borrower will also maintain, or cause to be maintained, flood insurance coverage with respect to each Flood Hazard Property, in each case in compliance with the Flood Insurance Laws (where applicable).  Each of the foregoing policies of insurance shall (i) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06                             Inspections.  Each Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of such Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that such Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that, excluding such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (y) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such time per calendar year shall be at the expense of the Borrowers; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrowers at any time during normal business hours and upon reasonable advance notice; provided further that, notwithstanding anything to the contrary herein, neither any Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of any Borrower or its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.07                             Maintenance of Book and Records.  Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrowers and their Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08                             Compliance with Laws.  Each Borrower will, and will cause Holdings and each of their Restricted Subsidiaries to, comply with the requirements of (i) OFAC and the FCPA and (ii) all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA, all Environmental Laws and the USA PATRIOT Act), except, in the case of clause (ii), to the extent the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.09                             Environmental.

(a)                         Environmental Disclosure. Each Borrower will deliver to the Administrative Agent:

(i)                                     as soon as practicable following receipt thereof, copies of all non- privileged environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of such Borrower or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at the Borrower’s real property or with respect to any Environmental Claims that, in each case might reasonably be expected to have a Material Adverse Effect;

(ii)                                      promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by such Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by such Borrower or any of its Restricted Subsidiaries or any other Person of which such Borrower or any of its Restricted Subsidiaries has knowledge in response to (1) any Hazardous Materials Activity the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of resulting in a Material Adverse Effect and (C) discovery by such Borrower of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that reasonably could be expected to have a Material Adverse Effect;

(iii)                                       as soon as practicable following the sending or receipt thereof by such Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported by such Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency that reasonably could be expected to have a Material Adverse Effect, and (C) any request made to such Borrower or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether such Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect;

(iv)                                     prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by such Borrower or any of its Restricted Subsidiaries that could reasonably be expected to expose such Borrower or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by such Borrower or any of its Restricted Subsidiaries to modify current operations in a manner that could subject such Borrower or any of its Restricted Subsidiaries to any additional obligations or requirements under any Environmental Law that are reasonably likely to have a Material Adverse Effect; and

(v)                                    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b)                                 Hazardous Materials Activities, Etc.  Each Borrower will, and will cause each of its Restricted Subsidiaries to promptly take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10                             Designation of Subsidiaries.  Any Borrower may at any time after the Closing Date designate any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) the Borrowers shall be in compliance with Section 6.15 calculated on a Pro Forma Basis after giving effect to such designation (and determined as of the most recently ended Test Period at or prior to such time), (iii) no Subsidiary previously designated as an Unrestricted Subsidiary may be redesignated as an Unrestricted Subsidiary, (iv) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of any Borrower or hold any Indebtedness of or any Lien on any property of any Borrower or its Restricted Subsidiaries and (v) no subsidiary may be designated as an Unrestricted Subsidiary hereunder if it is a Restricted Subsidiary that Guarantees (or is otherwise treated as a “restricted subsidiary” with respect to) any Incremental Facilities, Incremental Equivalent Debt or Indebtedness permitted under Section 6.01(q), 6.01(w) or 6.01(p) (to the extent relating to Indebtedness initially incurred or pursuant to any of the foregoing, and any subsequent permitted refinancing (or successive permitted refinancing) thereof), in each case above the Threshold Amount. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower Representative equity interest therein as reasonably estimated by the Borrower Representative (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrowers shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation.

Section 5.11                             Use of Proceeds. The Revolver Borrower shall use the proceeds of the Revolving Loans to finance the working capital needs and other general corporate purposes of the Borrowers and their subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Loan Documents), other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents), but excluding, in all cases, any use which would breach Section 5.18. The Borrowers shall use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of the Borrowers and their subsidiaries and any other purpose not prohibited by the terms of the Loan Documents, but excluding, in all cases, any use which would breach Section 5.18. The Lux Borrower shall use proceeds of the Initial Term Loans solely to finance (i) directly or indirectly, the prompt payment by Borrower Representative of the Transaction Dividend (including by making the Intercompany Proceeds Loan, with the proceeds thereof to be promptly applied by the Borrower Representative towards payment of the Transaction Dividend) and (ii) general corporate purposes of the Borrowers and their subsidiaries (including for the payment of Transaction Costs, solely to the extent relating to the Loan Documents and/or the Credit Facilities) in an aggregate amount not be exceed $250.0 million. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X. The Borrowers shall use the proceeds of the Incremental Term Loans for working capital, capital expenditures and other general corporate purposes of the Borrowers and their subsidiaries (including for Restricted Payments, Investments, Permitted Acquisitions and any other purpose, in each case not prohibited by the terms of the Loan Documents), but excluding, in all cases, any use which would breach Section 5.18.

Section 5.12                             Covenant to Guarantee Obligations and Give Security.

(a)                                 Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that is an Immaterial Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree); the Borrowers shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary), and each Loan Party that is a holder of Capital Stock and/or Material Debt Instruments issued by such Restricted Subsidiary, in each case to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the other relevant Secured Parties.

(b)                                 Within 90 days after the acquisition by any Loan Party of any Material Real Estate Asset other than any Excluded Asset (or such longer period as the Administrative Agent may reasonably agree), the Borrowers shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”, it being understood and agreed that, with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a), such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines, in consultation with the Borrower Representative, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments), (iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, and notices shall not be required to be sent to account debtors or other contractual third parties, except (x) in the case of any Loan Party not incorporated or organized in the U.S. or the U.K., in accordance with the Agreed Guarantee and Security Principles and (y) in all other cases, after the occurrence and continuation of an Event of Default; (v) in no event will the Collateral include any Excluded Assets, (vi) no action shall be required to perfect any Lien with respect to Letter-of-Credit Rights to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 (or similar) financing statement or by execution and delivery by any Loan Party of a fixed and floating charge or similar instrument providing for the creation of a security interest in all or substantially all of the assets of such Loan Party under the laws of any applicable jurisdiction and (vii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower Representative and the Administrative Agent.

Notwithstanding anything to the contrary herein or in any other Loan Document, with respect to any Person not incorporated or organized in the U.S. or the United Kingdom, the requirements of this Section 5.12 shall be subject to the Agreed Guarantee and Security Principles.

Section 5.13                             Maintenance of Ratings. The Borrowers will use commercially reasonable efforts to (i) obtain public corporate credit facility and public corporate family ratings from each of S&P and Moody’s with respect to the Initial Term Loans and the Borrower Representative (as applicable) within 30 days of the Closing Date (it being understood and agreed that, if such ratings are not obtained within such time period notwithstanding the use of such commercially reasonable efforts, the Borrowers shall continue to use such commercially reasonable efforts) and (ii) to maintain such ratings until the Maturity Date; provided that in no event shall any Borrower be required to maintain any specific rating with any such agency.

Section 5.14                             Center of Main Interests.  Each Loan Party whose Original Jurisdiction is a member state of the European Union as at the date it executes this Agreement or becomes a Loan Party pursuant to Section 5.12 or Section 5.16, shall (a) take no action which would result in it changing its center of main interest (as that term is used in Article 3(1) of the COMI Regulation) from that of its Original Jurisdiction and (b) create no “establishment” (as that term is defined in Article 2(h) of the COMI Regulation in any other jurisdiction.

Section 5.15                             Further Assurances.  Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12 (and in the case of any Loan Party not incorporated or organized in the U.S. or the United Kingdom, subject to the Agreed Guarantee and Security Principles):

(a)                                 The Borrowers will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law or which the Administrative Agent may request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b)                                 The Borrowers will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Section 5.16                             Certain Post-Closing Events. Not more than eight Business Days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) (the “Consummation Date”):

(a)                                 The Demerger (including the Transaction Dividend and the RB Reorganization (to the extent not required to be consummated on or prior to the Closing Date pursuant to Section 4.01(k)(ii))) shall have been consummated, in each case in accordance with the Steps Plan and the Demerger Documents (and no such document shall have been subject to any alteration, amendment or other change or supplement thereto, or any waiver of any provision or condition therein, or any consent by Holdings or any Affiliate thereof to any action which would require the consent of Holdings or such

Affiliate under any such document, if such alteration, amendment, change, supplement, waiver or consent (or the circumstances giving rise thereto) would require the publication of an additional or supplementary prospectus, in any such case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld));

(b)                                 The Administrative Agent (or its counsel) shall have received (I) from each Loan Party thereto (including Holdings, where applicable) a counterpart to (i) the U.S. Security Agreement, (ii) each English Security Document, (iii) the Security Trust Deed and (iv) each Lux Security Document, together with a true, complete and up-to-date shareholders register of the Lux Borrower reflecting the registration of the pledge created over the shares of the Lux Borrower pursuant to the Luxembourg Share Pledge Agreement and (II) from each Loan Party executing any Loan Document pursuant to clause (I) above (including Holdings, where applicable), a certificate in form and substance similar to that delivered by Holdings or such Loan Party pursuant to Section 4.01(e) (or a certificate of a Responsible Officer of Holdings or such Loan Party, confirming that the matters certified by Holdings or such Loan Party pursuant to Section 4.01(e) are and remain true and correct as of such date); and

(c)                                  Subject to the final paragraph of this Section 5.16, the Administrative Agent (or its bailee) shall have received (i) except as otherwise provided in clause (iii) below, the certificates representing the Capital Stock (if any) required to be pledged pursuant to each Collateral Document, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) each Material Debt Instrument (including each Intercompany Note) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof and (iii) a copy of all share certificates, transfers and stock transfer forms or their equivalent in relation to 100% of the issued share capital in each English Loan Party duly executed by the holder of such share capital in blank and any other documents of title required to be provided under the English Security Documents (provided that, solely in the case of share certificates with respect to the issued share capital of the Borrower Representative, the requirement to deliver such share certificates shall be subject to the requirements of Clause 3 of the Holdings Pledge).

(d)                                 Subject to the last paragraph of this Section 5.16, each document (including any UCC (or similar) financing statement) required by any Collateral Document or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(e)                                  The Administrative Agent shall have received a customary written opinion of each of (i) Paul Weiss Rifkind Wharton & Garrison LLP, in its capacity as special counsel for Holdings, the Borrowers and the Subsidiary Guarantors, (ii) White & Case LLP in its capacity as English counsel for the Administrative Agent and the Lenders, (iii) Elvinger, Hoss & Prussen, in its capacity as special counsel for Holdings, the Borrowers and the Subsidiary Guarantors relating to the capacity of the Lux Borrower to enter into the Loan Documents described in clause (b) above to which it is a party, the absence of stamp duty or filing requirements, the validity and enforceability of the choice of law and choice of jurisdiction clauses, the recognition of foreign judgments relating to such Loan Documents and other related matters and (iv) NautaDutilh Avocats Luxembourg S.à r.l., in its capacity as Luxembourg counsel for the Administrative Agent and the Lenders in respect of the validity and the enforceability of the Lux Security Documents and other related matters, in each case with respect to the Loan Documents described in clause (b) above, dated as of the date on which such Loan Documents are executed and addressed to the Administrative Agent, the Lenders and each Issuing Bank and in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, to the extent the Lien on any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Consummation Date (as defined above) (other than, (i) a Lien on Collateral of any Loan Party that may be perfected by the filing of a financing statement under the UCC (or any equivalent thereof in any applicable jurisdiction) or that may be created or evidenced by execution and delivery of any Collateral Document specifically described in clause (b) above, (ii) a pledge of the Intercompany Notes and Capital Stock of (x) any Borrower and (y) the Subsidiary Guarantors with respect to which a Lien may be perfected on the Consummation Date by the delivery of a stock or equivalent certificate and (iii) the filing of a Notice of Grant of Security Interest in Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office) after Borrowers’ use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not be required by the Consummation Date, but shall, if required, instead be delivered and/or perfected within the time periods set forth in Schedule 5.16).

Section 5.17                             Pensions.

(a)                                 Except in relation to any arrangement which provides benefits on death which are wholly insured, the Reckitt Benckiser Pension Fund, the London International Group UK Pension Scheme, the Scholl Pension Plan, and the Seton Healthcare Group plc Pension and Life Assurance Scheme, the Borrowers shall ensure that no Parent Company or subsidiary thereof is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of any UK registered occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or, to the extent such connection or association has or may be likely to have a Material Adverse Effect, “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

(b)                                 Each Borrower shall immediately notify the Administrative Agent of (i) any investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice and (ii) the issue of a Financial Support Direction or a Contribution Notice to it, to any Parent Company or any subsidiary thereof.

Section 5.18                             Financial Assistance.  Each Loan Party will comply (and will ensure that each Parent Company and each subsidiary thereof complies) in all respects with sections 678 and 679 of the Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Collateral Documents and payment of amounts due under this Agreement.

Section 5.19                             Listing of the Intercompany Notes.

(a)                                 Within one month of the Consummation Date or such later date as the Administrative Agent may agree in its sole discretion (the “Listing Date”), the Borrower Representative shall use commercially reasonable efforts to cause such Intercompany Notes to be admitted for listing on the Channel Island Stock Exchange (the “Approved Stock Exchange”) in accordance with the listing rules promulgated by the Approved Stock Exchange and applicable law.

(b)                                 From and after the Listing Date, the Borrowers shall cause the Intercompany Notes to continue to be listed on the Approved Stock Exchange and (ii) comply with all obligations required pursuant to the Approved Stock Exchange relating to the continued listing of such Intercompany Notes on the Approved Stock Exchange, in each case, except to the extent that (i) the failure to do so would not give rise to the payment or withholding of any Taxes on account of any payments by the Borrower Representative to the Lux Borrower in connection with the Intercompany Proceeds Loan, (ii) the Approved Stock Exchange cease to be a “recognized stock exchange” as defined in Section 1005 of the United Kingdom’s Income Tax Act 2007 or (iii) the “quoted Eurobond exemption” is no longer applicable to the Term Loans and/or there ceases to be any material tax effect resulting from such listing. Promptly following receipt thereof by any Borrower, such Borrower shall deliver to the Administrative Agent copies of all financial information, reports, documents or other materials filed with the Approved Stock Exchange in connection with the Intercompany Proceeds Loan.

Section 5.20                             Intermediate Holdings.

(a)                                 Within 90 days after the Consummation Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrowers shall have procured that (a) Holdings shall have formed a direct Wholly-Owned Subsidiary under the laws of England and Wales (in the form of a private limited company) (“Intermediate Holdings”), (c) the Borrower Representative shall have become a direct, Wholly-Owned Subsidiary of Intermediate Holdings (and, for the avoidance of doubt, the transfer to Intermediate Holdings of the shares in the Borrower Representative shall be made subject to any security interest created by the Holdings Pledge), (b) the Collateral and Guarantee Requirement shall have been satisfied with respect to Intermediate Holdings and (d) Intermediate Holdings and the Administrative Agent shall have executed a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent (which shall not require the consent of any Lenders or any other Person) pursuant to which Intermediate Holdings shall become subject to, and bound by, the covenants, representations and warranties, Events of Defaults and other obligations of the Borrowers hereunder (it being acknowledged and agreed that Intermediate Holdings shall not be a Borrower hereunder), which joinder agreement shall, among other things, (i) replace certain references to the “Borrower Representative” with “Intermediate Holdings”, including for purposes of prospective provisions of financial statements and for purposes of calculating financial covenants and financial terms as used herein, (ii) add references to “Intermediate Holdings” in certain instances where the Borrower Representative (or any Borrower) is referenced, (iii) provide for a customary “passive holding company” covenant on behalf of Intermediate Holdings and (iv) make such other technical changes as may be agreed or required by the Administrative Agent. Each of the Lenders hereby authorizes and directs the Administrative Agent to take the actions contemplated by this Section 5.20.

(b)                                 Upon the consummation of the steps described in clause (a) of this Section 5.20 (such date, the “Intermediate Holdings Joinder Date”), Indivior plc may deliver a statement to the Registrar of Companies under section 859L of the UK Companies Act 2006 (or such similar or successor provisions), for the purposes of registering that all of the property charged has ceased to form part of Indivior plc’s property.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date has occurred, each Borrower covenants and agrees with the Lenders that:

Section 6.01                             Indebtedness.  No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)                                 the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b)                                 Indebtedness of a Borrower to any Restricted Subsidiary and/or of any Restricted Subsidiary to a Borrower or any other Restricted Subsidiary (including the Intercompany Proceeds Loan); provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to a Loan Party, such Indebtedness shall be permitted as an Investment by Section 6.06; provided further that any Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent (it being understood that the subordination provisions in the Global Intercompany Note are acceptable to the Administrative Agent);

(c)                                  [Reserved];

(d)                                 Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of a Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e)                                  Indebtedness of any Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f)                                   Indebtedness of any Borrower and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including Banking Services Obligations and dealer incentive, supplier finance or similar programs;

(g)                                  (i) guaranties by any Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of any Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)                                 Guarantees by any Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrowers, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i)                                     Indebtedness of any Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01;

(j)                            Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $50,000,000 and 10.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(k)                         Indebtedness of any Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l)                             Indebtedness of any Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums in the ordinary course of business, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)                     Indebtedness of any Borrower and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of assets acquired in connection with the incurrence of such Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $50,000,000 and 10.0%  of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(n)                         Indebtedness consisting of an asset-based revolving credit facility or other indebtedness under debt instruments with availability subject to a borrowing base formula based on the aggregate value of the Borrowers’ and their Restricted Subsidiaries’ inventory and accounts receivable (excluding any Securitization Assets subject to a Permitted Securitization Financing), subject, in each case, to customary advance rates and exclusionary criteria with aggregate commitments in an amount not to exceed, on the date of incurrence, such borrowing base (the “Replacement ABL Facility”); provided that no such Replacement ABL Facility shall be permitted hereunder at any time that the Revolving Facility and/or any Additional Revolving Facility (or any Replacement Revolving Facility or other permitted refinancing thereof) is in effect;

(o)                         Indebtedness consisting of unsecured subordinated promissory notes in form and substance reasonably satisfactory to the Administrative Agent issued by a Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, Borrower or any subsidiary (or their respective Immediate Family Members) and not guaranteed by any Subsidiary of Holdings to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p)                         each Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (q), (r), (u), (v), (w), (y) and (z) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception under Section 6.01 pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02 and constitutes a utilization of the relevant basket or exception), (ii) other than in the case of Refinancing Indebtedness with respect to clause (i), (m) or (u), (A) such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced, (iii) the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above, security), are not, taken as a whole (as reasonably determined by the Borrower Representative), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or provisions which are then-current market terms for the applicable type of Indebtedness), (iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (u) and (y) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause (and such Refinancing Indebtedness shall be deemed to be outstanding under such clause for purposes of determining compliance therewith), (v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01 (it being understood that Holdings may not be the primary obligor of the applicable Refinancing Indebtedness if Holdings was not the primary obligor on the relevant refinanced Indebtedness), (A) such Indebtedness is secured only by Permitted Liens securing the Indebtedness being refinanced, refunded or replaced at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 and (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Secured Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Secured Obligations) on terms not materially less favorable (as reasonably determined by the Borrower Representative), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, (vi) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default exists, (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness shall rank pari passu or junior in right of payment and shall be secured by all or portion of the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or shall be unsecured; provided that any such Indebtedness that ranks pari passu or junior with respect to the Collateral shall be subject to a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral (but need not be secured by all such assets), (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party (but need not be Guaranteed by all such Persons), (D) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement, (E) any such Indebtedness that ranks pari passu with the Initial Term Loans hereunder in right of payment and secured by all or a portion of the Collateral on a pari passu basis with respect to the Secured Obligations hereunder that are secured on a first lien basis may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory prepayment in respect of the Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as the applicable Borrower and the relevant lender may agree and (F) the Indebtedness being refinanced, refunded or replaced shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith, shall be paid, in each case substantially concurrently with the issuance of such Refinancing Indebtedness and (viii) no Borrower nor any of its Restricted Subsidiaries may refinance any Indebtedness incurred by an Unrestricted Subsidiary pursuant to this clause;

(q)                         Indebtedness incurred to finance acquisitions permitted hereunder after the Closing Date, or Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date; provided that (i) before and after giving effect to such acquisition on a Pro Forma Basis, no Event of Default exists, (ii) after giving effect to such acquisition on a Pro Forma Basis, (A) if such Indebtedness is secured by a Lien on all or any portion of the Collateral that ranks pari passu with the Lien securing the Secured Obligations, the First Lien Leverage Ratio would not exceed the greater of (x) 3.00:1.00 and (y) the First Lien Leverage Ratio as of the last day of the most recently ended test period (in each case, calculated without “netting” the Cash proceeds of such Indebtedness), it being understood and agreed that any indebtedness incurred under this clause (A), together with any permitted refinancing indebtedness (and successive permitted refinancing indebtedness) with respect thereto, shall at all times be included in the calculation of the First Lien Leverage Ratio unless such Indebtedness is separately justified under clause (B) below or (B) if such Indebtedness is secured by a Lien on all or any portion of the Collateral that ranks junior to the Lien securing the Secured Obligations or is unsecured, the Total Leverage Ratio would not exceed the greater of (x) 4.50:1.00 and (y) the Total Leverage Ratio as of the last day of the most recently ended Test Period (in each case, calculated without “netting” the Cash proceeds of such Indebtedness), provided that (1) such Indebtedness does not mature or require any scheduled amortization or scheduled payment of principal or require any mandatory redemption, repurchase, repayment or sinking fund obligation (other than (A) payments as part of an “applicable high yield discount obligation” catch-up payment, (B) customary offers to repurchase in connection with any change of control, Disposition or casualty event and (C) customary acceleration rights after an event of default), in each case, prior to the date which is 91 days after the Latest Maturity Date as of the date of incurrence thereof, (2) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing tranche(s) of Term Loans (without giving effect to any prepayments thereof), (3) one or more of the Borrowers shall be the direct borrower or issuer of such Indebtedness, and such Indebtedness shall not be guaranteed by any Person other than the Guarantors (but need not be guaranteed by all such Persons), (4) to the extent secured, such Indebtedness shall not be secured by any asset that is not Collateral (but need not be secured by all such assets), (5) any such Indebtedness described under clause (A) hereof shall be subject to a Permitted Pari Passu Intercreditor Agreement, (6) any such Indebtedness described under clause (B) hereof shall, to the extent secured, be subject to a Permitted Junior Intercreditor Agreement, (7) any such Indebtedness described under clause (A) hereof shall be in the form of notes and not loans, or shall be subject to the “MFN” provision in Section 2.22(a)(v) (the terms of which are incorporated into this clause (q), mutatis mutandis) and (8) the terms of such Indebtedness shall reflect market terms at the time of incurrence or issuance thereof (as determined in good faith by the Borrower Representative);

(r)                            without duplication of clause (v) below, Indebtedness of any Borrower and/or Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Borrowers (an “Excluded Debt Contribution”) from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified Capital Stock or a contribution to the common equity of any Parent Company, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, any Borrower or any of its Restricted Subsidiaries, and (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder;

(s)                           Indebtedness of any Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)                            Indebtedness in connection with Permitted Securitization Financings in an aggregate principal amount not to exceed the greater of $50,000,000 and 10.0% of Consolidated Total Assets, in either case, at any one time outstanding;

(u)                         Indebtedness of any Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed $75,000,000;

(v)                         Indebtedness in an amount not to exceed the portion of the Available Excluded Contribution Amount on such date that the Borrower Representative elect to apply to this clause 6.01(v);

(w)                       additional Indebtedness of any Borrower and/or any Restricted Subsidiary so long as, on a Pro Forma Basis as of the last day of the most recently ended Test Period, (A) if such Indebtedness is secured by a Lien on all or any portion of the Collateral that ranks pari passu with the Lien securing the Secured Obligations, the First Lien Leverage Ratio would not exceed 3.00:1.00 (calculated without “netting” the Cash proceeds of such Indebtedness), it being understood and agreed that any indebtedness incurred under this clause (A), together with any permitted refinancing indebtedness (and successive permitted refinancing indebtedness) with respect thereto, shall at all times be included in the calculation of the First Lien Leverage Ratio unless such Indebtedness is separately justified under clause (B) below or (B) if such Indebtedness is secured by a Lien on all or any portion of the Collateral that ranks junior to the Lien securing the Secured Obligations or is unsecured, the Total Leverage Ratio would not exceed 4.50:1.00 (calculated without “netting” the Cash proceeds of such Indebtedness), provided that (1) no Event of Default shall have occurred and be continuing or shall result therefrom, (2) such Indebtedness does not mature or require any scheduled amortization or scheduled payment of principal or require any mandatory redemption, repurchase, repayment or sinking fund obligation (other than (A) payments as part of an “applicable high yield discount obligation” catch-up payment, (B) customary offers to repurchase in connection with any change of control, Disposition or casualty event and (C) customary acceleration rights after an event of default), in each case, prior to the date which is 91 days after the Latest Maturity Date as of the date of incurrence thereof, (3) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing tranche(s) of Term Loans (without giving effect to any prepayments thereof), (4)  one or more of the Borrowers shall be the direct borrower or issuer of such Indebtedness, and such Indebtedness shall not be guaranteed by any Person other than the Guarantors (but need not be guaranteed by all such Persons), (5) to the extent secured, such Indebtedness shall not be secured by any asset that is not Collateral (but need not be secured by all such assets), (6) any such Indebtedness described under clause (A) hereof shall be subject to a Permitted Pari Passu Intercreditor Agreement, (7) any such Indebtedness described under clause (B) hereof shall, to the extent secured, be subject to a Permitted Junior Intercreditor Agreement, (8) any such Indebtedness described under clause (A) hereof shall be in the form of notes and not loans, or shall be subject to the “MFN” provision in Section 2.22(a)(v) (the terms of which are incorporated into this clause (w), mutatis mutandis) and (9) the terms of such Indebtedness shall reflect market terms at the time of incurrence or issuance thereof (as determined in good faith by the Borrower Representative);

(x)                         Indebtedness consisting of Replacement Term Loans or any Replacement Revolving Facility, in each case to the extent permitted under Section 9.02(c);

(y)                         Indebtedness of any Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z)                          secured or unsecured notes and/or loans (and/or commitments in respect thereof) issued or incurred by a Borrower in lieu of Incremental Loans (such notes or loans, “Incremental Equivalent Debt”); provided that (i) the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Loans and Incremental Commitments provided pursuant to Section 2.22, shall not exceed the Incremental Cap, (ii) any Incremental Equivalent Debt shall be subject to clauses (vi), (vii), (ix) and (x) (except, in the case of clause (x), as otherwise agreed by the Persons providing such Incremental Equivalent Debt) and (xvi)(A) of the proviso to Section 2.22(a), (iii) any Incremental Equivalent Debt that is secured shall be secured only by all or a portion of the Collateral and on a pari passu or junior basis with all or a portion of the Collateral securing the Secured Obligations (but need not be secured by all such assets), (iv) any Incremental Equivalent Debt in the form of Loans that rank pari passu with the Initial Term Loans in right of payment and with respect to security shall be subject to the proviso to clause (v) of Section 2.22(a) (the terms of which are incorporated into this clause (z), mutatis mutandis), (v) any Incremental Equivalent Debt that ranks pari passu in right of security with the Secured Obligations shall be subject to a Permitted Pari Passu Intercreditor Agreement; (vi) any Incremental Equivalent Debt that is secured by a lien that ranks junior in right of security to the Secured Obligations shall be subject to a Permitted Junior Intercreditor Agreement, (vii) any Incremental Equivalent Debt that is subordinated in right of payment shall be subject to subordination arrangements reasonably satisfactory to the Administrative Agent and (viii) no Incremental Equivalent Debt may be guaranteed by any Person that is not a Loan Party (but need not be guaranteed by all such Persons);

(aa)                  Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by any Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(bb)                  Indebtedness of any Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to directors, officers, employees, members of management, managers, and consultants of any Parent Company, any Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(cc)                    Indebtedness of any Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank, or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made, hereunder;

(dd)                  Indebtedness of any Borrower or any Restricted Subsidiary supported by any Letter of Credit (in a principal amount not in excess of the stated or face amount of such Letter of Credit);

(ee)                    unfunded pension fund and other employee benefit plan obligations and liabilities incurred by any Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff)                      to the extent constituting Indebtedness and without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of any Borrower and/or any Restricted Subsidiary hereunder; and

(gg)                    customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business.

Section 6.02                     Liens. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)                         Liens securing the Secured Obligations created pursuant to the Loan Documents; (b)                           Liens for Taxes which are (i) for amounts not yet overdue by more than 30 days or (ii) being contested in accordance with Section 5.03(a);

(c)                          statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days or (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions required by GAAP shall have been made for any such contested amounts;

(d)                         Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrowers and their subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)                          Liens consisting of easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrowers and/or their Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f)                           Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)                          Liens solely on any Cash earnest money deposits made by any Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h)                         purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i)                             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                            Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(k)                         Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 6.01(a), (i), (j), (m), (n), (q), (u), (v), (w) and (z), in each case, so long as such Indebtedness is secured by Liens permitted under this Section 6.02 (other than this clause (k)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced, (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be otherwise reasonably acceptable to the Administrative Agent and (iii) any such Liens shall count towards any basket pursuant to which the applicable refinanced Lien was justified when originally incurred;

(l)                             Liens described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m)                     Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n)                         Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o)                         Liens securing Indebtedness incurred pursuant to Section 6.01(q); provided that, with respect to any such Liens on all or any portion of the Collateral, such Liens shall rank pari passu with, or junior to, the Liens securing the Secured Obligations pursuant to a Permitted Pari Passu Intercreditor Agreement or Permitted Junior Intercreditor Agreement, as applicable; provided, further, that with respect to Liens securing Indebtedness of Persons that become, or Indebtedness assumed by, a Restricted Subsidiary, no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p)                         Liens (i) that are contractual rights of set-off or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of any Borrower and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (ii) encumbering reasonable customary initial deposits and margin deposits;

(q)                         Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (other than Capital Stock owned directly by any Loan Party) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r)                            Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of any Borrower and/or its Restricted Subsidiaries;

(s)                           Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12(b) with respect to any Material Real Estate Asset and any replacement, extension or renewal of any such Lien; provided that (i) no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof) and (ii) such Liens do not, in the aggregate, materially interfere with the ordinary conduct of the business of any Borrower and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(t)                            Liens securing Indebtedness incurred pursuant to Section 6.01(z), so long as the conditions described therein are satisfied;

(u)                         other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $75,000,000;

(v)                         Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h);

(w)                       leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrowers and their Restricted Subsidiaries (other than any Immaterial Subsidiary) or (ii) secure any Indebtedness;

(x)                         Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y)                         Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Section 6.01(d), (e), (g)(iii), (aa) and (cc);

(z)                          Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law of any jurisdiction);

(aa)                  Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb)                  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)                    Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)                  Liens on cash collateral securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s) and/or (ii) obligations of the type described in Section 6.01(f), in each case, to the extent such obligations do not constitute Secured Obligations;

(ee)                    (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff)                      Liens on cash or Cash Equivalents arising in connection with the permitted defeasance, discharge or redemption of Indebtedness;

(gg)                    Liens evidenced by the filing of UCC financing statements relating to factoring or similar arrangements entered into in the ordinary course of business;

(hh)                  Liens in respect of Permitted Securitization Financings that extend only to Securitization Assets;

(ii)                          Liens securing Indebtedness in respect of the Replacement ABL Facility, provided that such Liens are subject to a Permitted Pari Passu Intercreditor Agreement which may, for the avoidance of doubt, provide that the holders of such Indebtedness hold a first priority Lien on the inventory and accounts receivable and other customary borrowing base assets (including bank accounts, except to the extent holding solely proceeds of “term priority collateral”) and the proceeds and products thereof (“collectively, the “ABL Assets”) and a second lien on all other assets comprising Collateral (subject to customary exceptions to be mutually agreed); provided that the Secured Parties shall continue to hold a first priority Lien on all assets comprising Collateral other than the ABL Assets, in which they will hold a second lien (subject to customary exceptions to be mutually agreed);

(jj)                        Liens securing Indebtedness incurred in reliance on Section 6.01(w) so long as the condition described in clause (A) or clause (B), as applicable, of Section 6.01(w) has been satisfied.

Section 6.03                     No Further Negative Pledges.  No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations, except with respect to:

(a)                         specific property to be sold pursuant to any Disposition permitted by Section 6.07;

(b)                         restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Restricted Subsidiaries or the property or assets securing such Indebtedness;

(c)                          restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(d)                         Permitted Liens and restrictions in the agreements relating thereto that limit the right of any Borrower or any of its Restricted Subsidiaries to Dispose of, or encumber the assets subject to such Liens;

(e)                          provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(f)                           any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(g)                          restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, in each case, with respect to Restricted Subsidiaries that are not Wholly-Owned Subsidiaries of a Borrower, that restrict the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person;

(h)                         restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(i)                             restrictions set forth in documents which exist on the Closing Date;

(j)                            restrictions set forth in any Loan Document, any Hedge Agreement and/or any agreement relating to any Banking Services Obligation;

(k)                         restrictions contained in documents governing Indebtedness permitted hereunder of any Restricted Subsidiary that is not a Loan Party; and

(l)                             other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower Representative, more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04                             Restricted Payments; Certain Payments of Indebtedness.

(a)                               No Borrower shall pay or make, directly or indirectly, any Restricted Payment, except that:

(i)                                     the Borrowers may make Restricted Payments to the extent necessary to permit any Parent Company (and so long as such amounts are promptly applied by such Parent Company):

(A)                              to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company) and franchise fees and Taxes and similar fees, Taxes and expenses required to enable such Parent Company to maintain its organizational existence or qualification to do business, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and its subsidiaries (but excluding the portion of such amount that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrowers and their subsidiaries)

(B)                              to discharge the consolidated combined, unitary or similar Tax liabilities of such Parent Company and its subsidiaries when and as due determined without taking into account adjustments pursuant to Section 743 of the Code and using an assumed uniform tax rate, and to the extent such liabilities are attributable to the Parent Company’s direct or indirect ownership of the Borrowers and their subsidiaries;

(C)                              to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrowers and/or their subsidiaries), the Borrowers and their subsidiaries;

(D)                              for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), any Borrowers and its subsidiaries;

(E)                               pay (x) fees and expenses related to debt or equity offerings, investments or acquisitions permitted or not restricted by this Agreement (whether or not consummated) relating to any Borrower and its Restricted Subsidiaries and (y) Public Company Costs;

(F)                                to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to a Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into a Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by such Borrower or the relevant Restricted Subsidiary); and

(G)                               to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of the Borrowers and/or their subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

provided, that with respect to Restricted Payments under clauses (A), (B), (C), (D) and (G) above, such Restricted Payments that are attributable to any Unrestricted Subsidiary shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more cash distributions, advances or loans to a Borrower or any of its Restricted Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s proportionate share of such Restricted Payment or (y) the amount of any such Restricted Payment made by a Borrower on behalf of such Unrestricted Subsidiary is treated as an Investment subject to Section 6.06 hereof;

(ii)                                      the Borrowers may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, any Borrower or any subsidiary:

(A)                               in exchange for promissory notes issued pursuant to Section 6.01(o), so long as the aggregate amount of all Cash payments made in respect of such promissory notes, together with the aggregate amount of Restricted Payments made pursuant to sub-clause (D) of this clause (ii) below, does not exceed $10,000,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(B)                               with the proceeds of any sale or issuance of the Capital Stock of any Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to any Borrower or any Restricted Subsidiary);

(C)                               with the net proceeds of any key-man life insurance policies; or

(D)                               with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all cash payments made pursuant to sub-clause (A) of this clause (ii) in respect of promissory notes issued pursuant to Section 6.01(o), $10,000,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(iii)                                   so long as no Event of Default then exists or would result therefrom, the Borrowers may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause

(iii)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that such Borrower elects to apply to this clause (iii)(B); provided that, in the case of clause (A) above, the Total Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 4.50:1.00;

(iv)                                     the Borrowers may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of any Borrower, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(v)                                    the Borrowers may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi)                                 the Borrowers may make Restricted Payments, the proceeds of which are applied on the Closing Date, solely to effect the consummation of the Transactions (including the Transaction Dividend);

(vii)                              any Borrower may make Restricted Payments to any other Borrower;

(viii)                           the Borrowers may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of any Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of any Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of any Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Borrower or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix)                                     to the extent constituting a Restricted Payment, any Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)) and Section 6.07 (other than Section 6.07(g));

(x)                                    [Reserved]; and

(xi)                                 the Borrowers may pay any dividend or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof.

(b)                                Neither Holdings nor any Borrower shall, nor shall they permit any Restricted Subsidiary to, make any payment (whether in Cash, securities or other property) on or in respect of principal of or interest on (x) any Junior Lien Indebtedness or y) any unsecured Indebtedness or Junior Indebtedness (such Indebtedness under clauses (x), (y) and (z), the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt prior to its scheduled maturity (collectively, “Restricted Debt Payments”), except:

(i)                                     any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, the substantially concurrent incurrence of Refinancing Indebtedness permitted by Section 6.01(p);

(ii)                                  payments as part of an “applicable high yield discount obligation” catch-up payment;

(iii)                               payments of regularly scheduled interest as and when due in respect of any Restricted Debt, except for any payments with respect to any Subordinated Indebtedness that are prohibited by the subordination provisions thereof;

(iv)                              [Reserved];

(v)                                 (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of any Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of any Borrower or any Restricted Subsidiary, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of any Borrower and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt to the extent that the incurrence of such additional Restricted Debt is permitted under Section 6.01; and

(vi)                              so long as no Event of Default exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that any Borrower elects to apply to this clause (vi)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that any Borrower elects to apply to this clause (vi)(B); provided that, in the case of clause (A) above, the Total Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 4.50:1.00.

Section 6.05                            Restrictions on Subsidiary Distributions.  Except as provided herein or in any other Loan Document, any document with respect to any Incremental Equivalent Debt and/or in agreements with respect to refinancings, renewals or replacements of such Indebtedness that are permitted by Section 6.01, (so long as such refinancing, renewal or replacement does not expand the scope of such contractual obligation) no Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (i) any subsidiary of a Borrower to pay dividends or other distributions to a Borrower or any Loan Party, (ii) any Restricted Subsidiary to make cash loans or advances to a Borrower or any Loan Party or to repay or prepay any Loans or advances made by any such Person or (iii) transfer any of its property or assets to any Borrower or any other Loan Party, except:

(a)                                 in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the property or assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (m), (n), (p) (as it relates to Indebtedness in respect of clauses (m), (n), (r), (u), (v), (q), (w) and/or (z) of Section 6.01), (q), (r), (u), (v), (w) and/or (z) of Section 6.01; provided that, in the case of Indebtedness permitted pursuant to clauses (r), (u), (v) or (p) (as it relates to Indebtedness permitted pursuant to clauses (r), (u) or (v)) of Section 6.01, such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of incurrence or issuance of such Indebtedness.

(b)                                 by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c)                                  that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d)                                 assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or all or a portion of the property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)                                  in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f)                                   in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)                                  imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, in each case, with respect to Restricted Subsidiaries that are not Wholly-Owned Subsidiaries of a Borrower;

(h)                                 on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i)                                     set forth in documents which exist on the Closing Date and not created in contemplation thereof;

(j)                                    those arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower Representative);

(k)                                 those arising under or as a result of applicable law, rule, regulation or order or the terms of any governmental license, authorization, concession or permit;

(l)                                     those arising in any Hedge Agreement and/or any agreement relating to any Banking Services Obligation;

(m)                             those contained in any Permitted Securitization Document with respect to any Special Purpose Securitization Subsidiary; and

(n)                                 those imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (m) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower Representative, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06                     Investments.  No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a)                                 Cash or Investments that were Cash Equivalents at the time made;

(b)                                 (i) Investments existing on the Closing Date in any subsidiary, (ii) Investments made after the Closing Date among any Borrower and/or one or more Restricted Subsidiaries that are Loan Parties (including pursuant to the Intercompany Proceeds Loan), (iii) Investments made after the Closing Date by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate outstanding amount not to exceed the greater of $50,000,000 and 10% of Consolidated Total Assets as of the last day of the most recently ended Test Period (iv) Investments made by any Loan Party and/or any Restricted Subsidiary that is not a Loan Party in the form of any contribution or Disposition of the Capital Stock of any Person that is not a Loan Party; provided that, prior to such contribution or Disposition or series of transactions resulting in such contribution or Disposition, such Capital Stock was not owned directly by a Loan Party and (v) Investments made by any Restricted Subsidiary that is not a Loan Party in any Loan Party;

(c)                                  Investments (i) constituting deposits, prepayments and/or other credits to suppliers and/or (ii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (ii), to the extent necessary to maintain the ordinary course of supplies to any Borrower or any Restricted Subsidiary;

(d)                                 [Reserved];

(e)                                  (i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Loan Parties in amounts required to permit such Restricted Subsidiaries to consummate Permitted Acquisitions, so long as the consideration for such Investments shall be included for the purpose of calculating any amount available for Permitted Acquisitions pursuant to clause (b) of the proviso to the definition of “Permitted Acquisition”;

(f)                                   Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06 (in which case, such increase shall be required to be justified under one or more other exceptions to this Section 6.06);

(g)                                  Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07;

(h)                                 loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, any Borrower and its subsidiaries to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to a Borrower or a Restricted Subsidiary for the purchase of Qualified Capital Stock thereof;

(i)                                     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)                                    Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04(b) and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k)                                 Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l)                                     Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)                             loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than a Borrower and/or its subsidiaries)), any Borrower and/or any subsidiary in the ordinary course of business;

(n)                                 Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Capital Stock (other than Disqualified Capital Stock) of any Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o)                                 (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, any Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation (it being acknowledged and agreed that the “grandfathering” of Investments pursuant to this clause (o)(i) is not intended to limit the application of clause (b) of the definition of “Permitted Acquisition” to existing Investments in non-Loan Parties acquired pursuant to a Permitted Acquisition)  and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06 (in which case, such increase shall be required to be justified under one or more other exceptions to this Section 6.06);

(p)                                 Investments made in connection with the Transactions;

(q)                                 Investments made after the Closing Date by any Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)                                     the greater of $90,000,000 and 18.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, plus

(ii)                                      in the event that (A) any Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary otherwise permitted hereunder and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100.0% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary, to the extent that such amount is not included in the calculation of the Available Amount;

(r)                                    so long as no Event of Default then exists or would result therefrom, Investments made after the Closing Date by any Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that such Borrower elects to apply to this clause (r)(i) plus (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that such Borrower elects to apply to this clause (r)(ii);

(s)                                   (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of any Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t)                                    Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u)                                 Investments made by any Restricted Subsidiary that is not a Loan Party with the proceeds received by such Restricted Subsidiary from an Investment made by any Loan Party in such Restricted Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to clause (ii) of Section 6.06(e) or Section 6.06(x));

(v)                                 [Reserved];

(w)                               Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x)                                 Investments made in connection with the creation, formation and/or acquisition of any joint venture, or in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any joint venture, in an aggregate outstanding amount not to exceed the greater of $25,000,000 and 5.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(y)                                 Investments made in any joint venture existing on the Closing Date as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date (other than any modification, replacement, renewal or extension of such Investments so long as no such modification, renewal or extension thereof increases the amount of any such Investment except by the terms thereof or as otherwise permitted by this Section 6.06);

(z)                                  unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(aa)                         Investments in any Borrower, any subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)                         Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons in the ordinary of course of business; and

(cc)                           Investments consisting of Securitization Assets or arising as a result of Permitted Securitization Financings.

Section 6.07                             Fundamental Changes; Disposition of Assets.  No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition, in a single transaction or in a series of related transactions, except:

(a)                                 any Restricted Subsidiary may be merged, consolidated or amalgamated with or into any Borrower or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into a Borrower, such Borrower shall be the continuing or surviving Person and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b)                                 Dispositions (including of Capital Stock) among any Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by such Person) with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof); provided, further, that any such Disposition by any Loan Party (whether as a single transaction or any series of transactions) to any Non-Qualified Loan Party of any intellectual property that, individually or in the aggregate, is material to the business of the Borrowers and their Restricted Subsidiaries, taken as a whole, shall be treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clauses (b)(ii) or (j) thereof);

(c)                                  (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower Representative determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers, is not materially disadvantageous to the Lenders and any Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any

Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 (other than in reliance on clause (j) thereof); and (iii) any Restricted Subsidiary (other than a Borrower) may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guaranty or Collateral, if any;

(d)                                 (x) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e)                                 Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower Representative, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of such Borrower) or (B) otherwise economically impracticable to maintain;

(f)                                  Dispositions of Cash Equivalents or other assets that were Cash Equivalents when the relevant original Investment was made;

(g)                                 Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale and Lease- Back Transactions permitted by Section 6.08;

(h)                                Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $10,000,000 at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to any Borrower or any Restricted Subsidiary) of any Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which any Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by any Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $10,000,000 and 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (x) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default shall exist and (y) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i)                                    to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)                                    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)           Dispositions of accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof and any factoring or similar arrangement) or in connection with the collection or compromise thereof (other than in connection with a Permitted Securitization Financing);

(l)            Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), which (i) do not materially interfere with the business of the Borrowers and their Restricted Subsidiaries or (ii) relate to closed facilities or the discontinuation of any product line;

(m)          (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)           Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)           Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)           Dispositions in connection with the Transactions;

(q)           Dispositions of non-core assets acquired in connection with any acquisition permitted hereunder and sales of Real Estate Assets acquired in any acquisition permitted hereunder which, within 90 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrowers or any of their Restricted Subsidiaries or any of their respective businesses; provided that (i) the Net Proceeds received in connection with any such Disposition shall be applied and/or reinvested as (and to the extent required) by Section 2.11(b)(ii) and (ii) no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r)            exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower Representative) for like property or assets; provided that (i) upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped and (ii) any Net Proceeds received as “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent required) by Section 2.11(b)(ii);

(s)            the purchase and Disposition (including by capital contribution) of Securitization Assets including pursuant to Permitted Securitization Financings;

(t)            (i) licensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of any Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Borrower Representative, are not material to the conduct of the business of the Borrowers or their Restricted Subsidiaries, or are no longer economical to maintain in light of its use;

(u)                                 terminations or unwinds of Derivative Transactions;

(v)                                 Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w)                               Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, any Borrower and/or any Restricted Subsidiary;

(x)                                Dispositions made to comply with any order of any agency of the U.S. Federal government, any state, authority or other regulatory body or any applicable Requirement of Law;

(y)                                any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize any Domestic Subsidiary in another jurisdiction in the U.S.;

(z)                                 Dispositions to effectuate the Transactions in accordance with the Steps Plan;

(aa)                         any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(bb)                         [Reserved]; and

(cc)                            Dispositions contemplated on the Closing Date and described on Schedule 6.07. To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article 8.

Section 6.08                     Sale and Lease-Back Transactions. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than any Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by such Borrower or such Restricted Subsidiary to any Person (other than any Borrower or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as the Net Proceeds of such Disposition are applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii) and such Sale and Lease-Back Transaction is (A) permitted by Section 6.01(m) or (B)(1) made in exchange for cash consideration, (2) such Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed the greater of

$50,000,000 and 10.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

Section 6.09                             Transactions with Affiliates.  No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of their respective Affiliates on terms that are less favorable to such Borrower or such Restricted Subsidiary, as the case may be (as reasonably determined by the Borrower Representative), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)                                 any transaction between or among any Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)                                 any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of any Borrower or any Restricted Subsidiary;

(c)           (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by any Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)           (i) transactions permitted by Sections 6.01(d), (o), (bb) and (ee), 6.04 and 6.06(h), (m), (q), (t), (v), (x), (y), (z), (aa) and (cc) and (ii) issuances of Capital Stock not restricted by this Agreement;

(e)           transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f)            [Reserved];

(g)           the Transactions, including the payment of Transaction Costs and the Transaction Dividend;

(h)           customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower Representative in good faith;

(i)                                     Guarantees permitted by Section 6.01 or Section 6.06;

(j)            loans and other transactions among the Loan Parties to the extent permitted under this Article 6;

(k)           the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of any Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of any Borrower or its Restricted Subsidiaries;

(l)            transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to a Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of such Borrower or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m)          the payment of reasonable out-of-pocket costs and expenses related to registration rights;

(n)           [Reserved]; and

(o)           any transaction in respect of which a Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of such Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to such Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

Section 6.10                             Conduct of Business.  From and after the Closing Date, no Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by any Borrower or any Restricted Subsidiary on the Closing Date and similar, complementary, ancillary or related businesses and, in the case of a Special Purpose Securitization Subsidiary, Permitted Securitization Financings and (b) such other lines of business to which the Required Lenders may consent.

Section 6.11                             Amendments or Waivers of Organizational Documents.  No Borrower shall, nor shall it permit any Subsidiary Guarantor to, amend or modify their respective Organizational Documents, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of the Required Lenders; provided that, for purposes of clarity, it is understood and agreed that any Borrower and/or any Subsidiary Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.07.

Section 6.12                             Amendments of or Waivers with Respect to Certain Debt.  No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt or the Intercompany Proceeds Loan (or the documentation governing or evidencing the foregoing) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Junior Indebtedness, in each case, that is permitted under this Agreement in respect thereof.

Section 6.13                             Fiscal Year. The Borrowers shall not change their Fiscal Year-end to a date other than December 31; provided, that, the Borrowers may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Borrowers to another date, in which case the Borrowers and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.14                             [Reserved].

Section 6.15                             Financial Covenant. On the last day of any Test Period (it being understood and agreed that this Section 6.15 shall not apply until the last day of the first full Fiscal Quarter ending after the Closing Date), the Borrowers shall not permit the First Lien Leverage Ratio to be greater than the ratio set forth below opposite the period containing the last day of such Test Period.

Maximum First Lien
Fiscal Quarter Ended:	Leverage Ratio:

Prior to June 30, 2016	3.25:1.00

On and after June 30, 2016	3.00:1.00

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01                             Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)                                 Failure To Make Payments When Due.  Failure by any Borrower to pay (i) any installment of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b)                                 Default in Other Agreements. (i) Failure by any Loan Party or any of its Restricted Subsidiaries or Holdings to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party or any of its Restricted Subsidiaries or Holdings with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary or Holdings), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents governing or evidencing such Indebtedness, and so long as repayments are made as required by the terms of such Indebtedness; provided, further, that any failure described under clause (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article 7 or other exercise of remedies under any Loan Document; or

(c)                                  Breach of Certain Covenants.  Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of Holdings or the Borrowers), Section 5.16, Section 5.19, Section 5.20 or Article 6; or

(d)                                 Breach of Representations, Etc.  Any representation, warranty or certification made or deemed made by any Loan Party or Holdings in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate and any Perfection Certificate Supplement) being untrue in any material respect as of the date made or deemed made; or

(e)                                  Other Defaults Under Loan Documents.  Default by any Loan Party or Holdings in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Borrower Representative of written notice thereof from the Administrative Agent; or

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed (or the declaration of or any procedure or step is taken in relation to a moratorium in respect of the Indebtedness of any English Group Member (other than an Immaterial Subsidiary)); or any other similar relief shall be granted under any applicable federal, state or local law; or (ii) the commencement of an involuntary case against Holdings, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of (or in respect of any English Group Member of, any corporate action, legal proceeding or other procedure or step is taken in relation to the appointment of) a receiver, an administrative receiver, an administrator, a receiver and manager, a compulsory manager, a (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property, or (in respect of an English Group Member (other than an Immaterial Subsidiary) the enforcement of any security over any of its assets); or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Holdings, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by Holdings, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; (ii) the making by Holdings, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; (iii) any English Group Member (other than any Immaterial Subsidiary) is unable to pay its debts as they fall due or is deemed to, or is declared to, be unable to pay its debts under English law or suspends or resolves or declares in writing an intention to suspend making payments on any of its debts; (iv) the admission by Holdings, any Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or (v) a Luxembourg Insolvency Event, shall have occurred with respect to any Lux Loan Party, provided that, in the case of an involuntary filing for bankruptcy (faillite) or judicial liquidation (liquidation forcée), such proceeding shall have been undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(h)                                 Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, any Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self- insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i)                                     Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of Holdings, any Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)                                    Change of Control. The occurrence of a Change of Control; or

(k)                                 Guaranties, Collateral Documents and Other Loan Documents.  At any time after the execution and delivery thereof (i) any material Loan Guaranty for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared to be null and void or the repudiation in writing by any Loan Party of its obligations thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms thereof), (ii) this Agreement, any Intercreditor Agreement or any material Collateral Document ceasing to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or being declared null and void or (iii) the contesting by any Loan Party of the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or Loan Guaranty) in writing or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances or other credit extensions by the Lenders, under any Loan Document to which it is a party; or

(l)                                     Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness in excess of the

Threshold Amount or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or

(m)                             Pensions. The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Parent Company or subsidiary thereof imposing liability on one or more Borrowers in an aggregate amount which has or would reasonably be expected to have a Material Adverse Effect.

then, and in every such event (other than an event with respect to a Borrower (other than the Borrower Representative, to the extent such event does not arise under a Debtor Relief Law of the U.S.) described in clause (f) or (g) of this Article) and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, or any Additional Commitments, and thereupon such Commitments and/or Additional Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require that the Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 102% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided that upon the occurrence of an event with respect to a Borrower (other than the Borrower Representative, to the extent such event does not arise under a Debtor Relief Law of the U.S.) described in clause (f) or (g) of this Article, any such Commitments and/or Additional Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the obligation of the Borrowers to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or any other applicable law.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Administrative Agent shall act as security trustee in relation to the security created or evidenced by the English Security Documents.  Each Lender hereby authorizes the Administrative Agent to enter into the Security Trust Deed on its behalf.  Each Person that becomes a Lender hereunder after the Closing Date hereby confirms that it shall be bound by the terms of the Security Trust Deed on and from the date on which it becomes an Additional Lender as if it were an original Lender party thereto.  In addition, each reference to the Administrative Agent in this Article 8 (including in connection with any indemnification or exculpation provided herein for the benefit of the Administrative Agent) shall be deemed to apply to the Administrative Agent acting in its capacity as security trustee under the Security Trust Deed.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not, except as expressly provided herein, be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing.  Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each Borrower, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by, the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by, the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code or any other applicable law), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with, or otherwise providing, any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a)                                 consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b)                                 credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c)                                  credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)                                 credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)                                  estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party; provided that, in the case of a Secured Hedging Obligation, the Administrative Agent shall be entitled to rely upon (without any further investigation) the termination or mark-to-market value, if any, provided to the Administrative Agent by the relevant counterparty;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition.  In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative

Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii)                                     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and if the Administrative Agent collects or receives any money or other property payable or deliverable on other claims of Secured Parties, to distribute the same to such Secured Parties as their interests may appear hereunder.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders, the Issuing Banks and the Borrower Representative.  If the Administrative Agent becomes subject to an insolvency proceeding, either the Required Lenders or the Borrower Representative may, upon ten days’ notice, remove the Administrative Agent.  Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower Representative (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to Holdings or any Borrower, Section 7.01(f) or (g), no consent of the Borrower Representative shall be required.  If no successor shall have been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Borrower Representative, to the extent required) or (b) in the case of a removal, the Borrower Representative may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower Representative, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower Representative notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with and on the 30th day following delivery of such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrowers to enable the Borrowers to take such actions), until such time as the Required Lenders or the Borrowers, as applicable, appoint a successor Administrative Agent, as provided for above in this Article 8.  Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor Administrative Agent.  After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent).  Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Notwithstanding anything to the contrary contained herein, Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A., as applicable, may, upon ten days’ prior written notice to the Borrower Representative, each Issuing Bank and the Lenders, resign as Issuing Bank or Swingline Lender, as applicable, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time).  In the event of any such resignation as an Issuing Bank or the Swingline Lender, the Borrowers shall, unless an Event of Default under Section 7.01(a) or, with respect to Holdings or the Borrowers, Section 7.01(f) or (g) then exists, be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Issuing Bank or Swingline Lender hereunder. Upon the acceptance of any appointment as Issuing Bank or Swingline Lender hereunder by a successor Issuing Bank or Swingline Lender, as applicable, such successor Issuing Bank or Swingline Lender, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, and the retiring Issuing Bank or Swingline Lender, as applicable, shall be discharged from its duties and obligations in such capacity hereunder.  In the event the successor Swingline Lender resigns, the Borrowers shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing).

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall,

(a)                                 release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not, or is not required to become, a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents or (v) if approved, authorized or ratified in writing by the Required Lenders (or all Lenders, as required) in accordance with Section 9.02;

(b)                                 subject to Section 9.21, release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder; provided that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Event of Default exists, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the applicable Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s equity interest therein as reasonably estimated by the applicable Borrower and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and (3) a Responsible Officer of the applicable Borrower certifies to the Administrative Agent compliance with preceding clauses (1) and (2)); and

(c)                                  subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g), 6.02(m), 6.02(n), 6.02(r), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(ee), and 6.02(ff) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with applicable law or the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d)                                 enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination or collateral trust agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender, and Issuing Bank hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8 and without recourse or warranty of any kind; provided that upon the request of the Administrative Agent, the Borrowers shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

The Administrative Agent is authorized to enter into any Intercreditor Agreement (including any Permitted Pari Passu Intercreditor Agreement or any Permitted Junior Intercreditor Agreement) contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor agreement, an

“Additional Agreement”), and the parties hereto acknowledge that any such Additional Agreement is binding upon them.  Each Lender and Issuing Bank (a) hereby consents to the subordination of the Liens on the Collateral securing the Secured Obligations on the terms set forth in the any such Additional Agreement, to the extent that such subordination is expressly permitted hereunder, (b) hereby agrees that it will be bound by, and will not take any action contrary to any Additional Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrowers pursuant to Section 9.03, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

ARTICLE 9

MISCELLANEOUS

Section 9.01                            Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)                                     if to any Loan Party, to such Loan Party in the care of the Borrower Representative at:

RBP Global Holdings Limited

215 Bath Road Slough Berkshire

SL1 4AA

United Kingdom

Attn:  Andrew Scott

Email:  andrew.scott@indivior.com

with copy to (which shall not constitute notice to any Loan Party):

Covington and Burling LLP The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

ATTN: Peter A. Schwartz

EMAIL: pschwartz@cov.com

(ii)                                 if to the Administrative Agent, at:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Attn: Anil Singh

Email:  AGENCY.BORROWERS@morganstanley.com

(iii)                              if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that received notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower Representative (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Any party hereto may change its address or facsimile number or other notice information hereunder by notice (i) the Administrative Agent, in the case of any Borrower, (ii) the

Administrative Agent and each Borrower, in the case of a Lender and (iii) the parties hereto, in the case of the Administrative Agent.

(d)                                 THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties or any Arranger (collectively, the “Agent Parties”) have any liability to any Parent Company, any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Parent Company’s, any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Parent Company, any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)                                  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including U.S. Federal and state and foreign securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings, the Borrowers or their respective subsidiaries and its or their securities for purposes of U.S. Federal or state and foreign securities laws.

Section 9.02                             Waivers; Amendments.

(a)                                 No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same is permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)                                 Subject to clauses (A), (B), (C) and (D) of this Section 9.02(b) and Sections 9.02(c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)                               except with the consent of each Lender directly and adversely affected thereby (but without the consent of the Required Lenders other than with respect to (i) an increase in the aggregate amount of Commitments or (ii) provision of additional Collateral to support any increase in the aggregate amount of Commitments), no such waiver, amendment or modification shall:

(1)                                 increase the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an increase of any Commitment or Additional Commitment of such Lender;

(2)                                 reduce or forgive the principal amount of any Loan or any reimbursement obligation with respect to any LC Disbursement or any amount due on any Loan Installment Date;

(3)                          (x) extend the scheduled final maturity of any Loan or (y) postpone any Loan Installment Date, any Interest Payment Date or the date of any scheduled payment of any fee or other amount payable hereunder;

(4)                                 reduce the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrowers to pay interest at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender; it being understood that no change in the definition of “First Lien Leverage Ratio”, “Total Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5)                                 extend the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an extension of any Commitment or Additional Commitment of any Lender; and

(6)                                 waive, amend or modify the provisions of (i) Section 2.18(b) or (ii) 2.18(c) of this Agreement, in the case of this clause (ii), in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02); and

(B)                               no such waiver, amendment or modification shall:

(1)                                 change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that the consent of the Required Lenders shall not be required in connection with any change to the definition of “Required Revolving Lenders”);

(2)                                 release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21), without the prior written consent of each Lender; or

(3)                                 release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.21 hereof), without the prior written consent of each Lender;

(C)                               [Reserved]; and

(D)                               solely with the consent of the relevant Issuing Bank, the Administrative Agent and the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may waive, amend or modify the definition of “Letter of Credit Sublimit”.

provided, further, that no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments made pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, incurrences of Additional Commitments, Additional Loans, Replacement Term Loans or Replacement Revolving Facilities pursuant to Section 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)).  Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c)                                  Notwithstanding the foregoing, this Agreement may be amended:

(i)                                     with the written consent of the Borrowers and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Initial Term Loans or any then-existing Additional Term Loans under the applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that:

(A)                              the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus (1) any additional amounts permitted to be incurred under Section 6.01(a), (q), (u), (w) and/or (z) and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02(k) (with respect to Liens securing Indebtedness permitted by Section 6.01(a), (q), (u), (w) or (z)), (o), (u) and/or (ii), in each case, so long as such additional amounts, and any indebtedness, are incurred in accordance with, and justified under, such provisions and plus (2) the amount of accrued interest and premium (including tender premium) thereon and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)                               any Replacement Term Loans must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing,

(C)                               any Replacement Term Loans may rank pari passu or junior in right of payment and pari passu or junior with respect to all or a portion of the Collateral with the remaining portion of the Initial Term Loans or Additional Term Loans (provided that if such Indebtedness ranks pari passu with or junior as to payment or Collateral, such Replacement Term Loans shall be subject to a Permitted Pari Passu Intercreditor Agreement, a Permitted Junior Intercreditor Agreement and/or subordination provisions reasonably satisfactory to the Administrative Agent, as applicable, and may be, at the option of the Administrative Agent and the Borrower Representative, documented in a separate agreement or agreements), or be unsecured,

(D)                              if any Replacement Term Loans are secured, such Replacement Term Loans may not be secured by any assets other than the Collateral (but need not be secured by all such assets),

(E)                               if any Replacement Term Loans are guaranteed, such Replacement Term Loans may not be guaranteed by any Person other than one or more Loan Parties (but need not be guaranteed by all such Persons),

(F)                                any Replacement Term Loans that rank pari passu in right of payment and pari passu in right of security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) (or, if ranking junior in right of payment or security, shall be on a junior basis with respect thereto) in any voluntary or mandatory repayment or prepayment in respect of the Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as agreed by the Borrowers and the Lenders providing the relevant Replacement Term Loans,

(G)                               any Replacement Term Loans shall have pricing (including interest, fees and premiums, and as to which the proviso in Section 2.22(a)(v) shall not apply, except to the extent additional amounts are utilized pursuant to clause (c)(i)(A)(1) above and Section 2.22(a)(v) applies to any of the relevant debt baskets that are utilized) and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrowers and the lenders providing such Replacement Term Loans may agree,

(H)                              no Default under Section 7.01(a), 7.01(f) or 7.01(g) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Term Loans, and

(I)                                   either (i) the other terms and conditions of any Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower Representative) to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of incurrence of such Replacement Term Loans)) or (ii) such Replacement Term Loans shall be provided on then-current market terms for the applicable type of Indebtedness,

(J)                                   one or more of the Borrowers shall be the direct borrower or issuer of such Indebtedness,

(K)                               the commitments in respect of the Replaced Term Loans are terminated, and all outstanding Replaced Term Loans and fees in connection therewith shall be paid in full, in each case on the date such Replacement Term Loans are made, and

(ii)                                      with the written consent of the Borrowers and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of the Revolving Credit Commitment or any Additional Revolving Commitment under the applicable Class (any such Revolving Credit Commitment or Additional Revolving Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)                               the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus (x) any additional amounts permitted to be incurred under Section 6.01(a), (q), (u), (w) and/or (z) and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02(k) (with respect to Liens securing Indebtedness permitted by Section 6.01(a), (q), (u), (w) or (z)), (o), (u) and/or (ii), in each case, so long as such additional amounts, and any indebtedness, are incurred in accordance with, and justified under, such provisions and plus (y) the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)                              no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C)                               any Replacement Revolving Facility may rank pari passu or junior in right of payment and pari passu or junior with respect to all or a portion of the Collateral with the remaining portion of the Revolving Credit Commitments or Additional Revolving Commitments (and shall be subject to a Permitted Pari Passu Intercreditor Agreement, Permitted Junior Intercreditor Agreement and/or subordination provisions reasonably satisfactory to the Administrative Agent, as applicable, and may be, at the option of the Administrative Agent and the Borrower Representative, documented in a separate agreement or agreements), or be unsecured,

(D)                               if any Replacement Revolving Facility is secured, it may not be secured by any assets other than the Collateral (but need not be secured by all such assets),

(E)                                if any Replacement Revolving Facility is guaranteed, it may not be guaranteed by any Person other than one or more Loan Parties (but need not be guaranteed by all such Persons),

(F)                                any Replacement Revolving Facility that ranks pari passu in right of payment and pari passu in right of security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) (or, if ranking junior in right of payment or security, shall be on a junior basis with respect thereto) in any voluntary or mandatory repayment or prepayment in respect of the Replaced Revolving Facility (and any Additional Revolving Loans then subject to ratable repayment requirements), in each case as agreed by the Borrowers and the Lenders providing the relevant Replacement Revolving Facility,

(G)                              any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to clause (ii) of Section 2.23(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(H)                              any Replacement Revolving Facility shall have pricing (including interest, fees and premiums, and as to which the proviso in Section 2.22(a)(v)) shall not apply, except to the extent that additional amounts are utilized pursuant to clause (c)(ii)(A)(x) above and Section 2.22(a)(v) applies to any of the relevant debt baskets that are utilized) and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrowers and the lenders providing such Replacement Revolving Facility may agree,

(I)                                   no Default under Section 7.01(a), 7.01(f) or 7.01(g) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Revolving Facility, and

(J)                                   either (i) the other terms and conditions of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be substantially identical to, or (taken as a whole) no more favorable

(as reasonably determined by the Borrower) to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)) or (ii) such Replacement Revolving Facility shall be provided on then-current market terms for the applicable type of Indebtedness, and

(K)                              the commitments in respect of the Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented;

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrowers, the Administrative Agent and the lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder).  It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

(d)                                 Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Borrowers and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with Requirements of Law or the advice of counsel or (y) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents, (ii) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Section 2.22, 2.23, 5.12, 6.13 or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and (iii) if the Administrative Agent and the Borrowers have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(e)                                  Notwithstanding the foregoing, this Agreement may be amended, with the written consent of each Revolving Lender, the Administrative Agent and the Borrowers to the extent necessary to integrate any Alternative Currency (other than any Alternative Currency permitted as of the Closing Date) in accordance with Section 1.08.

(f)                           Notwithstanding the foregoing, this Agreement may be amended pursuant to a joinder agreement executed by the Administrative Agent and Intermediate Holdings in accordance with Section 5.20.

Section 9.03                             Expenses; Indemnity.

(a)                                 The Borrowers shall jointly and severally pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in each relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks or SyndTrak) of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrowers and except as otherwise provided in a separate writing between the Borrowers, the relevant Arranger and/or the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in each relevant jurisdiction to all such Persons, taken as a whole, and solely in the case of an actual or perceived conflict of interest, (x) one additional counsel to all affected Persons, taken as a whole and (y) one additional local counsel in each appropriate jurisdiction to all such affected Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section 9.03, or in connection with the Loans made and/or Letters of Credit issued hereunder.  Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)                                 The Borrowers shall jointly and severally indemnify each of the Administrative Agent, Arrangers, Lenders, each Issuing Bank, Swingline Lender, their respective affiliates and the officers, directors, employees, advisors, agents, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) for losses, claims, damages, liabilities or expenses arising out of or in connection with or as a result of (i) the Transactions or the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby and/or the enforcement of the Loan Documents, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by Holdings, any Borrower, any of their Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to Holdings, any Borrower, any of their Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or other proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the equity holders or creditors of Holdings or any Borrower or any other third party or by Holdings, any Borrower, any other Loan Party or any of their respective Affiliates), or to the actual or alleged Release or presence of Hazardous Materials on, at, under, or from any property currently or formerly owned or operated by Holdings, any Borrower or any Restricted Subsidiary; provided that no Indemnified Person will be indemnified for (A) any cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s Related Parties, (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Parties’) obligations under any Loan Document, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of Holdings, any Borrower or any of their Affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Administrative Agent, any Arranger, any Issuing Bank or any Swingline Lender in its capacity as such), or (B) any settlement entered into by such Indemnified Person (or any of its affiliates, successors, assigns or Related Parties) without the Borrower Representative’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), but if settled with the Borrower Representative’s written consent, or if there is a final judgment against an Indemnified Person in any such proceeding, the Borrowers shall jointly and severally indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above; provided, however, that the foregoing indemnity will apply to any such settlement in the event that the Borrowers were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense.

Section 9.04                             Waiver of Claim.  To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby (including any other Loan Document), the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnified Person against any of the Borrowers, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05                             Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section 9.05) and, to the extent expressly contemplated hereby, Indemnified Persons and the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Section 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A)                               the Borrower Representative; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days (or, with respect to an assignment in connection with the primary syndication of the Facilities, 5 Business Days) after receiving written notice thereof (such notice to be provided irrespective of whether an Event of Default under Section 7.01(a) or 7.01(f) or (g) has occurred and is continuing); provided, further, that no consent of the Borrower Representative shall be required (x) for any assignment of (1) Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or Additional Revolving Commitments to another Revolving Lender, an Affiliate of any Revolving Lender or an Approved Fund of any Revolving Lender or (2) Initial Term Loans, Additional Term Loans, Initial Term Loan Commitments or Additional Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, or (y) if an Event of Default under Section 7.01(a) or Section 7.01(f) or (g) (solely with respect to Holdings or a Borrower) exists;

(B)                               the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund; and

(C)                               in the case of the Revolving Facility or any Additional Revolving Facility, each Issuing Bank and the Swingline Lender.

(ii)                     Assignments shall be subject to the following additional conditions:

(A)                              except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Initial Term Loans, Additional Term Loans, Initial Term Loan Commitments and Additional Term Commitments and (y) $5,000,000 in the case of Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or Additional Revolving Commitments unless the Borrower Representative and the Administrative Agent otherwise consent;

(B)                               any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lenders’ rights and obligations in respect of one Class of Commitments or Loans;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)                               the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form required under Section 2.17.

(iii)                      Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13).  If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrowers shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)                    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v)                   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                    By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Restricted Subsidiary or the performance or observance by any Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                  (i) Any Lender may, without the consent of the Borrower Representative, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or any Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clause (B)(1), (2) or (3) of the first proviso to Section 9.02(b).  Subject to paragraph (c)(ii) of this Section 9.05, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05 (it being understood that the documentation required under Section 2.17(k) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)                                  No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the applicable Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.13, 2.14 or 2.15 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)                                   Disqualified Institutions.

(i)                                     No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Representative has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower Representative of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii)                                      If any assignment or participation is made to any Disqualified Institution without the Borrower Representative’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Term Loans and (z) the market price of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)                                       Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by any Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)                                     The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(v)                                    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(g)                                  Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Initial Term Loans or Additional Term Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the relevant Initial Term Loans or such Additional Term Loans, as applicable, on a pro rata basis or (B) through open market purchases, in each case with respect to clauses  (A) and (B), without the consent of the Administrative Agent; provided that:

(i)                                     any Initial Term Loans or Additional Term Loans acquired by an Affiliated Lender shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans, as applicable, shall be deemed reduced by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii)                                      the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iii)                                       the aggregate amount of Term Loans that may be purchased through open market repurchases pursuant to this Section 9.05(g) shall not exceed 20% of the aggregate principal amount of the Term Loans then outstanding;

(iv)                                     in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, any Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans or Additional Revolving Loans to fund such assignment and (B) no Default or Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable;

(v)                                    the Affiliated Lender shall either (i) make a customary representation to the seller at the time of the assignment that it does not possess material non-public information (or, if any Parent Company or the applicable Borrower is not at the time a public-reporting company, material information of a type that would not be reasonably expected to be publicly available if the Borrower Representative were a public reporting company) with respect to any Parent Company, the Borrowers and/or any subsidiary thereof and/or their respective securities that has not been disclosed to the seller or the Lenders generally (other than Lenders that have elected not to receive such information) in connection with any assignment permitted by this Section 9.05(g) or (ii) the related assignment agreement shall contain a customary “big boy” representation (but no requirement to make a representation as to the absence of any material non-public information); and

(vi)                                     at the time such assignment is consummated, the Borrowers and their Restricted Subsidiaries shall have Liquidity of not less than $80,000,000.  For purposes of this paragraph, “Liquidity” is defined as the aggregate of (x) (i) unrestricted Cash and Cash Equivalents and (ii) Cash and Cash Equivalents restricted in favor of the Secured Parties (including any such Cash and Cash Equivalents securing other Indebtedness secured by a Permitted Lien on all or a portion of the Collateral) and (y) the amount of Unused Revolving Credit Commitments at such time.

(h)                                 The Lux Borrower hereby expressly accepts, agrees and confirms, and each other party hereby expressly reserves, for the purposes of articles 1278 et s. and 1281 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of, this Agreement, any security created or guarantee given in relation to this Agreement or any other Loan Document shall be preserved for the benefit of any assignee.

Section 9.06                             Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and (subject to the immediately following sentence) shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment or any Additional Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07                             Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Borrowers and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08                             Severability.  To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09                             Right of Setoff.  At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Issuing Bank, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender or Affiliate (including by branches and agencies of the Administrative Agent, such Issuing Bank or such Lender, wherever located) to or for the credit or the account of the Borrowers or any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender or Affiliate, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender or Affiliate shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness.  Any applicable Lender, Issuing Bank or Affiliate shall promptly notify the Borrowers and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender, each Issuing Bank, the Administrative Agent and each Affiliate under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, the Administrative Agent or such Affiliate may have.

Section 9.10                             Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                                 EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS OR THE TRANSACTIONS RELATING HERETO OR THERETO AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT.  EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.  EACH PARTY HERETO AGREES THAT, SUBJECT TO CLAUSE (e) BELOW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE

COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)                                  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 9.10.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)                                 TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01.  EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)                                  Each of the Borrower Representative and the Lux Borrower hereby irrevocably and unconditionally appoints RBP US Holdings Inc., with an office on the date hereof at 10710 Midlothian Turnpike, Suite 430, Richmond, Virginia 23235, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of the Borrower Representative and the Lux Borrower (as applicable) and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York.  Such service may be made by mailing or delivering a copy of such process to the Borrower Representative or the Lux Borrower (as applicable) in care of the Process Agent at the address specified above for the Process Agent, and each of the Borrower Representative and the Lux Borrower irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Borrower Representative or the Lux Borrower (as applicable) or failure of the Borrower Representative or the Lux Borrower to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or the Borrower Representative or the Lux Borrower (as applicable), or of any judgment based thereon. The Borrower Representative and the Lux Borrower each covenant and agree that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such.  The Borrower Representative and the Lux Borrower hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent.  Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 9.11                             Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY

OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13                            Confidentiality.  Each of the Administrative Agent, each Lender and each Issuing Bank agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower Representative otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that (i) is engaged as a principal primarily in private equity, mezzanine financing or venture capital or (ii) is a Disqualified Institution, (b) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent practicable and permitted by law, (i) inform the Borrower Representative promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent practicable and permitted by law, inform the Borrower Representative promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower Representative and the Administrative Agent) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party and (iv) subject to the Borrower’s prior approval of the information to be disclosed

(not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Borrower Representative and (g) to the extent (1) the Confidential Information becomes publicly available other than as a result of a breach of this Section 9.13 by such Person, its Affiliates or their respective Representatives or (2) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Arranger or any of their respective Affiliates from a third-party source that is not known to be subject to a confidentiality obligation to the Borrowers and/or any of its subsidiaries.  For purposes of this Section 9.13, “Confidential Information” means all information relating to the Borrowers and/or any of their subsidiaries and their respective businesses, or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to the Borrowers and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by the Borrowers or any of its subsidiaries.  For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14                             No Fiduciary Duty.  Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, each Parent Company, their respective stockholders or their respective affiliates, on the other. Each Loan Party acknowledges and agrees that:  (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties and each Parent Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, any Parent Company, their respective stockholders or their respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.15                             Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16                             USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.17                             Disclosure.  Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18                             Appointment for Perfection.  Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks, the Lenders and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender, Issuing Bank shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19                             Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section 9.19 shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

Section 9.20                             Conflicts.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 9.21                             Release of Guarantors.  Notwithstanding anything in Section 9.02(b) to the contrary, any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (a) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder; provided, that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (i) no Event of Default exists, (ii) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the applicable Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s equity interest therein as reasonably estimated by the applicable Borrower and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and (iii) a Responsible Officer of the

Borrower certifies to the Administrative Agent compliance with preceding clauses (i) and (ii)) and/or (b) upon the occurrence of the Termination Date.  In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower Representative shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of documents pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.22                             Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Issuing Bank or such Lender (as applicable) of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Issuing Bank or such Lender (as applicable) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, such Issuing Bank or such Lender (as applicable) from any Loan Party in the Agreement Currency, the Borrowers agree jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Issuing Bank or such Lender (as applicable) or such other person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, such Issuing Bank or such Lender (as applicable) in such currency, the Administrative Agent, such Issuing Bank or such Lender (as applicable) agrees to return the amount of any excess to such Loan Party (or to any other person who may be entitled thereto under applicable law).

Section 9.23                             Waiver of Sovereign Immunity.  Each Loan Party that is organized under the laws of any jurisdiction other than the United States of America or any state thereof (each, a “Foreign Loan Party”), in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Foreign Loan Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any other Secured Obligations or any Loan Document or any other liability or obligation of such Foreign Loan Party, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Foreign Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.  Without limiting the generality of the foregoing, each Foreign Loan Party, as the case may be, further agrees that the waivers set forth in this Section 9.23 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INDIVIOR FINANCE S.À.R.L.,
as a Term Borrower

By:	/s/ Patrick Norris Clements
	Name:	Patrick Norris Clements
	Title:	Manager

INDIVIOR FINANCE (2014) LLC,
as a Term Borrower

By:	/s/ Richard Simkin
	Name:	Richard Simkin
	Title:	Vice President

RBP GLOBAL HOLDINGS LIMITED,
as the Revolver Borrower

By:	/s/ Mark Wesley Crossley
	Name:	Mark Wesley Crossley
	Title:	Director

MORGAN STAN LEY SENIOR FUNDING, INC., as Administrative Agent and Swingline Lender

By:	/s/ Pramod Raju
	Name:	Pramod Raju
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as
Issuing Bank and Revolving Lender

By:	/s/ Pramod Raju
	Name:	Pramod Raju
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Term Lender

By:	/s/ Pramod Raju
	Name:	Pramod Raju
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH
as a Lender

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Vice President

Schedule 1.01(a)

Commitment Schedule

INITIAL TERM LOAN COMMITMENT

LENDER	INITIAL TERM LOAN COMMITMENT
Morgan Stanley Senior Funding, Inc.	$375,000,000
Deutsche Bank AG New York Branch	$375,000,000
AGGREGATE	$750,000,000

REVOLVING CREDIT COMMITMENT

LENDER	REVOLVING CREDIT COMMITMENT
Morgan Stanley Bank, N.A.	$25,000,000
Deutsche Bank AG New York Branch	$25,000,000
AGGREGATE	$50,000,000

Schedule 1.01(b)

Mortgages

None.

Schedule 1.01(c)

Agreed Guarantee and Security Principles

1. Security Principles

(a)                                          The guarantees and security required to be given by any Loan Party not incorporated or organized in the U.S. or the U.K. (any such Person, a “Non- U.S./U.K. Loan Party”) under any Loan Documents will be given in accordance with the principles set out in this Schedule 1.01(c).

(b)                                          These Agreed Guarantee and Security Principles reflect the parties’ acknowledgement that legal and practical considerations may limit the scope and extent of the guarantees and security to be granted in support of the Secured Obligations. In particular:

(i)                                     general statutory limitations, laws relating to financial assistance, corporate benefit, capital maintenance, fraudulent preference, “thin capitalization” rules, exchange control restrictions, retention of title, joint liabilities or other similar principles of law or regulations (or analogous restrictions) of any applicable jurisdiction may prohibit the creation of any guarantee or security or may limit the ability of a Non-U.S./U.K. Loan Party to provide a guarantee or security or may require that a guarantee or security is limited in amount or otherwise. If any such limit or prohibition applies, the guarantee or security provided will be limited accordingly.

(ii)                                      a key factor in determining whether or not a guarantee or security (or any perfection action) should be taken is the cost involved (including, without limitation, legal fees, registration fees, stamp duty, taxes and adverse effects on interest deductibility) which shall not be disproportionate to the benefit obtained by the Secured Parties. Non-U.S./U.K. Loan Parties will not be required to give guarantees or security to the extent that to do so would result in costs that are disproportionate to the benefit obtained by the beneficiaries of such guarantees or security, as reasonably determined by the Administrative Agent and the Borrower Representative. Accordingly, inter alia:

(A)                              the maximum guaranteed or secured amount may be limited to minimize any applicable stamp duty, notarization, registration or other applicable fees, taxes and duties;

(B)                              where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security (as reasonably determined by the Administrative Agent and the Borrower Representative), security will be granted over the material assets only;

(C)                              Non-U.S./U.K. Loan Parties will not be required to give guarantees or enter into security where there would be a significant tax disadvantage in doing so;

(iii)                                      in certain jurisdictions it may be impossible or impractical to create security over certain categories of assets, in which event security will not be taken over the relevant assets;

(iv)                                     any assets subject to third party arrangements (other than with any Parent Company or any subsidiary thereof) which may prevent those assets from being charged will (to the extent such arrangements are legally effective and not entered into in contemplation of this provision) be excluded from any relevant security;

(v)                                    no Non-U.S./U.K. Loan Parties will be required to grant security or guarantees to the extent that to do so is not legally possible, which for these purposes will include not being within their legal capacity or where to do so would be reasonably likely to conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any director or officer;

(vi)                                      the giving of a guarantee, the granting of security or the perfection of any security will not be required if it could reasonably be expected to have a significant and adverse effect on the ability of the relevant Non- U.S./U.K. Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents;

(vii)                                       perfection of security, when required, and other legal formalities will be completed as soon as practicable, and in respect of the Luxembourg Share Pledge Agreement, simultaneously with the execution of such Luxembourg Share Pledge Agreement, and, in any event, within the time periods specified in the Loan Documents therefor or (to the extent that no such time periods are specified in the Loan Documents) within the time periods specified by applicable law in order to ensure due perfection; and

(viii)                                local law restrictions may mean that all Secured Parties may not be able to benefit from the same guarantees or security (but subject to Section 2.18 of this Agreement).

2.  Scope of Guarantees and Security

(a)                                Each guarantee and security provided under the Loan Documents will be an upstream, cross-stream and downstream guarantee and security for all Secured Obligations in accordance with, and subject to, the requirements of these Agreed Guarantee and Security Principles in each relevant jurisdiction.

(b)                                The security package contemplated by the Loan Documents will comprise security over, inter alia, all Material Real Estate Assets, fixed assets, Capital

Stock, receivables, proceeds of material contracts and material insurance policies, intellectual property and bank accounts of each Non-U.S./U.K. Loan Party (other than an Excluded Subsidiary) in accordance with, and subject to, the requirements of these Agreed Guarantee and Security Principles in each relevant jurisdiction. In addition a floating charge (or its equivalent) will be provided by each Non-U.S./U.K. Loan Party incorporated in or constituted under the laws of any jurisdiction in which such concept (or an equivalent concept) exists; and

(c)                                 Where a Non-U.S./U.K. Loan Party acquires assets after the date on which it initially grants security, such Loan Party will provide security over such assets in accordance with these Agreed Guarantee and Security Principles in respect of such assets if they are of a type which, if owned at or around date on which such Loan Party initially provided security, security would have been created in accordance with these Agreed Guarantee and Security Principles and to the extent that such assets are not subject to the existing security created by such Loan Party.

3.  Terms of Security Documents

The following principles will be reflected in the terms of any security taken from any Non-U.S./U.K. Loan Party in connection with the Secured Obligations:

(a)                                Save where it is inappropriate under applicable law, security will not be enforceable until an Event of Default has occurred which is continuing and notice of such Event of Default has been given by the Administrative Agent (a “Declared Default”).

(b)                               The security documents should operate to create security rather than to create new or parallel obligations. Accordingly, representations will not be included and undertakings will be strictly limited to those necessary for the creation or the perfection of the security.

(c)                       Powers of attorney will only be exercised following a Declared Default.

(d)                                Notification of pledges over bank accounts will be given to the bank at which such accounts are held (other than in the case of accounts held in the United States) provided that this is not inconsistent with the applicable Non-U.S./U.K. Loan Parties retaining control over and access to the balance on the accounts (it being agreed that no account control agreements (or similar agreement) will be required with respect to bank accounts). Furthermore, in respect of the Luxembourg Account Pledge Agreement, the Lux Borrower agrees to use its commercially reasonable efforts to obtain an acknowledgement of the Luxembourg Account Pledge Agreement from the bank at which the pledged account(s) is held no later than 2 (two) Business Days following the date of the execution of the Luxembourg Account Pledge Agreement.

(e)                                 Notification of receivables security to debtors will only be given if a Declared Default has occurred and is continuing.

(f)                                  in respect of any share pledges of Capital Stock and pledges of intra-group receivables, unless a Declared Default has occurred and is continuing, (i) the pledgors will be permitted to retain and to exercise voting rights to any Capital Stock pledged by them in a manner which (other than pursuant to a step or matter permitted under this Agreement) does not adversely affect the validity or enforceability of the security, cause an Event of Default to occur or materially impair the value of the pledged Capital Stock, (ii) the pledgors will be permitted to receive dividends on pledged Capital Stock and payment of intra-group receivables and retain the proceeds and/or use the proceeds for any other purpose not prohibited under the terms of the Loan Documents and (iii) Liens over pledged Capital Stock will, where possible, automatically charge further Capital Stock issued or otherwise contemplate a procedure for the extension (at the cost of the relevant Non-U.S./U.K. Loan Party) of Liens over newly issued Capital Stock;

(g)                                 The security documents will state that the proceeds of enforcement of such security documents will be applied, subject to any Intercreditor Agreement, as specified in Section 2.18(b) of this Agreement; and

(h)                                For ease of reference, the definitions of the “Secured Obligations” and “Secured Parties” set forth in this Agreement should, where relevant and to the extent legally possible, be incorporated into each Collateral Document (with the capitalized terms used in them having the meaning given to them in this Agreement). In addition, where appropriate, defined terms in the security documents should mirror those in this Agreement and the U.S. Security Agreement, as applicable.

Schedule 3.05

Fee Owned Real Estate Assets

None.

Schedule 3.13

Subsidiaries

SUBSIDIARY	Ownership Interest	Type of Entity
RBP Global Holdings Limited	100% by Indivior plc	Limited company
Indivior Finance S.à r.l.	100% by RBP Global Holdings Limited	Société à responsabilité limitée
Indivior Finance (2014) LLC	100% by RBP Global Holdings Limited	Limited liability company
RB Pharmaceuticals Limited	100% by RBP Global Holdings Limited	Limited company
RB Pharmaceuticals Pty Limited	100% by RBP Global Holdings Limited.	Limited company
Reckitt Benckiser Healthcare (South Africa) (Proprietary) Limited	100% by RBP Global Holdings Limited.	Limited company
RBP US Holdings Inc.	100% by RBP Global Holdings Limited	Corporation
RB Pharmaceuticals (EU) Limited	100% by RB Pharmaceuticals Limited	Limited company
RBP Canada Ltd.	100% by RB Pharmaceuticals Limited	Limited company
RB Pharmaceuticals (France) SAS	100% by RB Pharmaceuticals Limited	Société par actions
RB Pharmaceuticals (Deutschland) GmbH	100% by RB Pharmaceuticals Limited	Gesellschaft mit beschränkter Haftung

RB Pharmaceuticals (Italia) S.r.l.	100% by RB Pharmaceuticals Limited	Società a responsabilità limitata
RBP Finance LLC	100% by RBP US Holdings Inc	Limited Liability Company
Reckitt Benckiser Pharmaceuticals Inc.	100% by RBP Finance LLC	Corporation
Reckitt Benckiser Pharmaceuticals Solutions Inc.	100% by Reckitt Benckiser Pharmaceuticals Inc.	Corporation

Schedule 5.16

Closing Date Post-Closing Deliverables

None.

Schedule 6.01

Existing Indebtedness

Letters of credit issued for RB Pharmaceuticals (Italia) Srl in an amount of approximately €3,000,000.

Schedule 6.02

Existing Liens

Liens of the applicable account bank on the bank account of the Lux Borrower, until such bank has executed acknowledgment of the Luxembourg Account Pledge.

Schedule 6.06

Existing Investments

None.

Schedule 6.07

Certain Dispositions

None.

Schedule 9.01

Holding’s Website Address for Electronic Delivery

None.